    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 27, 2000



                                                      REGISTRATION NO. 333-94565

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                           --------------------------

                              WHITTMAN-HART, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                      8742                 36-3797833
 (State or other jurisdiction      (Primary Standard       (I.R.S. Employer
              of                Industrial Code Number)  Identification No.)
incorporation or organization)

       311 SOUTH WACKER DRIVE, SUITE 3500, CHICAGO, ILLINOIS 60606-6618,
                                 (312) 922-9200
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ROBERT F. BERNARD
                            CHIEF EXECUTIVE OFFICER
                              WHITTMAN-HART, INC.
                       311 SOUTH WACKER DRIVE, SUITE 3500
                          CHICAGO, ILLINOIS 60606-6618
                                 (312) 922-9200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

     MATTHEW S. BROWN, ESQ.                 CAROLYN AVER                   MARK BONHAM, ESQ.
      KATTEN MUCHIN ZAVIS           EXECUTIVE VICE PRESIDENT AND        STEVE L. CAMAHORT, ESQ.
     525 WEST MONROE STREET           CHIEF FINANCIAL OFFICER            ROBERT T. ISHII, ESQ.
          SUITE 1600                     USWEB CORPORATION             WILSON SONSINI GOODRICH &
    CHICAGO, ILLINOIS 60661             410 TOWNSEND STREET                  ROSATI, P.C.
         (312) 902-5200           SAN FRANCISCO, CALIFORNIA 94107          650 PAGE MILL ROAD
                                           (415) 284-7070                PALO ALTO, CALIFORNIA
                                                                             (650) 493-9300

                            ------------------------

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective date registration statement for the same offering: / /

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]

                              WHITTMAN-HART, INC.
                      311 SOUTH WACKER DRIVE, SUITE 3500,
                          CHICAGO, ILLINOIS 60606-6618

                            ------------------------


           NOTICE OF SPECIAL MEETING TO BE HELD ON FEBRUARY 28, 2000


                             ---------------------

To our Stockholders:


    We will hold a special meeting of the stockholders of Whittman-Hart, Inc. at 11:00 a.m. local time, on Monday, February 28, 2000 at The Whittman-Hart Institute for Strategic Education, 320 North Elizabeth Street, Chicago, Illinois 60607. At the Whittman-Hart special meeting, we will ask you to vote on:


    - A proposal to approve the issuance of shares of common stock to the stockholders of USWeb Corporation ("USWeb/CKS") pursuant to the Agreement and Plan of Merger, dated as of December 12, 1999, by and among Whittman-Hart, Uniwhale, Inc., a wholly owned subsidiary of Whittman-Hart, and USWeb/CKS, providing for the merger of USWeb/CKS and Uniwhale, after which USWeb/CKS will become a wholly owned subsidiary of Whittman-Hart;


    - A proposal to amend the Whittman-Hart charter to increase the number of authorized common shares from 75,000,000 shares to 500,000,000 shares.


    - A proposal to increase the number of authorized shares of common stock available for issuance under the Whittman-Hart 1995 Incentive Stock Plan from 24,000,000 shares to 48,000,000 shares; and

    - Any other business that may properly come before the special meeting, including any adjournment or postponement thereof.


    We have fixed the close of business on January 25, 2000, as the record date for the determination of our stockholders entitled to vote at this special meeting (including any adjournment or postponement). A list of such stockholders will be available at the special meeting and will also be available for inspection by stockholders of record during normal business hours at our corporate headquarters located at 311 South Wacker Drive, Suite 3500, Chicago, Illinois, 60606 for 10 days prior to the special meeting.


    After careful consideration, the board of directors has determined that the merger is fair to and in the best interests of Whittman-Hart. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THESE PROPOSALS SO THAT WE MAY COMPLETE THE MERGER AND TAKE RELATED ACTIONS.


    Approval of the proposal to amend the Whittman-Hart charter requires the affirmative vote of a majority of the shares of Whittman-Hart common stock outstanding on the record date. Approval of the other proposals requires the affirmative vote of a majority of the total votes cast at the special meeting in person or by proxy. Please sign and promptly return the proxy card in the enclosed prepaid envelope WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING. You can revoke your proxy at any time before it is voted. Returning your proxy card will not affect your right to vote in person if you choose to attend the special meeting. Failure to return a properly executed proxy card or to vote at the special meeting will have the same effect as a vote against the proposal to amend the Whittman-Hart charter.


                                          FOR THE BOARD OF DIRECTORS

                                          [LOGO]

                                          ROBERT F. BERNARD
                                          CHAIRMAN OF THE BOARD AND CHIEF
                                          EXECUTIVE OFFICER

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SHARES OF WHITTMAN-HART COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED WHETHER THIS JOINT PROXY STATEMENT/PROSPECTUS IS ADEQUATE OR ACCURATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


This joint proxy statement/prospectus was first mailed to stockholders on or about January 28, 2000.



Chicago, Illinois
January 26, 2000

                                     [LOGO]

                               USWEB CORPORATION
                              410 TOWNSEND STREET
                        SAN FRANCISCO, CALIFORNIA 94107
                            ------------------------

           NOTICE OF SPECIAL MEETING TO BE HELD ON FEBRUARY 28, 2000

                             ---------------------

To our Stockholders:

    We will hold a special meeting of the stockholders of USWeb Corporation ("USWeb/CKS") at 9:00 a.m., local time, on Monday, February 28, 2000 at the offices of USWeb Corporation, 2880 Lakeside Drive, Suite 300, Santa Clara, California 95054. At the USWeb/CKS special meeting, we will ask you to vote on:

    - A proposal to approve and adopt the Agreement and Plan of Merger, dated as of December 12, 1999, by and among Whittman-Hart, Inc., Uniwhale, Inc., a wholly owned subsidiary of Whittman-Hart, and USWeb/CKS, and the merger of USWeb/CKS and Uniwhale, after which USWeb/CKS will become a wholly owned subsidiary of Whittman-Hart;

    - Any other business that may properly come before the special meeting, including any adjournment or postponement thereof.

    We have fixed the close of business on January 25, 2000, as the record date for the determination of our stockholders entitled to vote at this special meeting (including any adjournment or postponement). A list of such stockholders will be available at the special meeting and will also be available for inspection by stockholders of record during normal business hours at our corporate headquarters located at 410 Townsend Street, San Francisco, California 94107 for 10 days prior to the date of the special meeting.

    After careful consideration, the board of directors has determined that the merger is fair to and in the best interests of USWeb/CKS's stockholders. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THIS PROPOSAL SO THAT WE MAY COMPLETE THE MERGER.

    Approval of the proposal to approve and adopt the merger agreement and the merger with a subsidiary of Whittman-Hart requires the affirmative vote of a majority of the shares of USWeb/CKS common stock outstanding on the record date. Please sign and promptly return the proxy card in the enclosed prepaid envelope WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING. You can revoke your proxy at any time before it is voted. Returning your proxy card will not affect your right to vote in person if you choose to attend the special meeting. Failure to return a properly executed proxy card or to vote at the special meeting will have the same effect as a vote against the merger agreement and the merger proposal.

                                          FOR THE BOARD OF DIRECTORS

                                          [LOGO]

                                          ROBERT SHAW
                                          CHIEF EXECUTIVE OFFICER

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SHARES OF WHITTMAN-HART COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED WHETHER THIS JOINT PROXY STATEMENT/PROSPECTUS IS ADEQUATE OR ACCURATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This joint proxy statement/prospectus was first mailed to stockholders on or about January 28, 2000.

San Francisco, California
January 26, 2000

JOINT PROXY STATEMENT/PROSPECTUS                                JANUARY 26, 2000


                   [LOGO]                                         [LOGO]

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

The Boards of Directors of Whittman-Hart and USWeb/CKS have approved a merger agreement that provides for the merger of the two companies.

We are currently deciding on a new name for our combined company, which will have its headquarters in Chicago and additional executive offices in San Francisco and New York.

Upon completion of the merger, holders of USWeb/CKS common stock will receive
0.865 of a share of Whittman-Hart common stock for each USWeb/CKS share they own. Whittman-Hart stockholders will continue to own their existing shares after the merger.


We estimate that Whittman-Hart will issue approximately 81,482,000 shares of Whittman-Hart common stock to USWeb/CKS stockholders in the merger. These shares will represent approximately 57% of the outstanding shares of the combined company's common stock after the merger. Existing Whittman-Hart stockholders will hold approximately 43% of the outstanding shares of the combined company's common stock after the merger. In addition, Whittman-Hart will issue shares in the future to satisfy option, warrant, bonus and earn-out obligations of USWeb/CKS.


We are asking stockholders of USWeb/CKS to approve the merger agreement and the merger.

We are asking stockholders of Whittman-Hart to approve:

    - the issuance of Whittman-Hart common stock to the stockholders of USWeb/CKS in the merger,

    - an amendment to Whittman-Hart's charter to increase the number of authorized shares, and

    - an amendment to Whittman-Hart's 1995 Incentive Stock Plan to increase the number of shares of common stock authorized for issuance under the plan.

We cannot complete the merger unless the stockholders of USWeb/CKS approve the merger proposal and the stockholders of Whittman-Hart approve the issuance of shares in the merger and the increase in the number of authorized Whittman-Hart shares. We can complete the merger whether or not the amendment to the Whittman-Hart 1995 Incentive Stock Plan is approved. PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 22 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN EVALUATING THE MERGER AND THE OTHER PROPOSALS.

                            ------------------------

The dates, times and places of the meetings are:


For Whittman-Hart stockholders:                For USWeb/CKS stockholders:

    Monday, February 28, 2000                      Monday, February 28, 2000
    11:00 a.m., Central Standard Time              9:00 a.m., Pacific Standard Time

    The Whittman-Hart Institute for                USWeb Corporation
      Strategic Education                          2880 Lakeside Drive
      320 North Elizabeth Street                   Suite 300
      Chicago, Illinois 60607                      Santa Clara, California 95054

[LOGO]                                         [LOGO]
Robert F. Bernard                              Robert Shaw
Chairman and Chief Executive Officer           Chief Executive Officer

                      REFERENCES TO ADDITIONAL INFORMATION


    This joint proxy statement/prospectus incorporates important business and financial information about Whittman-Hart and USWeb/CKS from documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:



          USWeb Corporation                     Whittman-Hart, Inc.
         410 Townsend Street                  311 South Wacker Drive
   San Francisco, California 94107                  Suite 3500
    Attention: Investor Relations          Chicago, Illinois 60606-6618
           (415) 284-7070                  Attention: Investor Relations
                                                  (312) 922-9200


    IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY FEBRUARY 21, 2000 IN ORDER TO RECEIVE THEM BEFORE THE SPECIAL MEETINGS OF THE STOCKHOLDERS WHITTMAN-HART AND USWEB/CKS.


             See "Where You Can Find More Information" on page 72.

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
QUESTIONS AND ANSWERS ABOUT THE WHITTMAN-HART/USWEB/CKS
  MERGER....................................................      1

SUMMARY.....................................................      4
    The Companies...........................................      4
    Our Recommendations to Stockholders.....................      4
    The Merger..............................................      5
    The USWeb/CKS Special Meeting...........................      7
    The Whittman-Hart Special Meeting.......................      8
    USWeb/CKS Summary Historical Consolidated Financial
     Information............................................      9
    Whittman-Hart Summary Historical Consolidated Financial
     Information............................................     11
    Whittman-Hart and USWeb/CKS Unaudited Pro Forma Combined
     Financial Statements -- Overview.......................     13
    Whittman-Hart and USWeb/CKS Unaudited Pro Forma Combined
     Balance Sheet -- September 30, 1999....................     15
    Whittman-Hart and USWeb/CKS Unaudited Pro Forma Combined
     Statement of Operations -- Nine Months Ended
     September 30, 1999.....................................     16
    Whittman-Hart and USWeb/CKS Unaudited Pro Forma Combined
     Statement of Operations -- Year Ended December 31,
     1998...................................................     17
    Whittman-Hart and USWeb/CKS Notes to Unaudited Pro Forma
     Combined Financial Statements..........................     18
    Comparative Per Share Data..............................     20
    Comparative Market Price Data...........................     21
    Recent Developments.....................................     21

RISK FACTORS................................................     22
    Risks Relating to the Merger............................     22
        Integrating Whittman-Hart and USWeb/CKS may be
        difficult...........................................     22
        The market prices of our companies' stock prices may
        fluctuate, but the exchange ratio is fixed..........     22
        We must retain key personnel and they must work
        together effectively................................     22
        We could lose clients as a result of uncertainty
        regarding the merger................................     23
        We must build recognition and customer acceptance of
        new brands..........................................     23
        The merger will result in substantial costs whether
        or not completed....................................     23
        If the merger is not completed the companies' stock
        prices could decline................................     23
    Risks Relating to the Combined Company..................     24
        Our quarterly results may fluctuate, which may lead
        to reduced prices for our stock.....................     24
        Our stock prices are volatile and the combined
        company's stock could decline in value..............     25
        The merger will dilute your percentage ownership....     25
        To succeed, we must recruit and retain skilled
        professionals, who are in short supply..............     25
        Our success depends on our ability to manage
        growth..............................................     25
        Our international operations are difficult to
        manage..............................................     25
        The market in which we compete is highly competitive
        and has low barriers to entry.......................     26
        We rely on strategic relationships that could be
        terminated easily...................................     27
        The Internet economy and the market for e-commerce
        solutions is still developing.......................     27
        The infringement or misuse of intellectual property
        rights could harm our business......................     28
        If we do not perform to our clients' expectations,
        we face potential liability.........................     28
        One stockholder will have significant influence over
        the combined company................................     28
        The organizational documents of the combined company
        and current Delaware law may deter potentially
        beneficial takeover attempts........................     29

                                                                PAGE
                                                              --------
UNCERTAINTIES RELATING TO FORWARD-LOOKING STATEMENTS........     30

THE USWEB/CKS SPECIAL MEETING...............................     31
    Purpose of the USWeb/CKS Special Meeting................     31
    Proxies.................................................     31
    Date, Time and Place of Meeting.........................     31
    Record Date and Outstanding Shares......................     31
    Vote Required...........................................     31
    Revocability of Proxies.................................     32
    Proxy Solicitation......................................     32

THE WHITTMAN-HART SPECIAL MEETING...........................     33
    Purpose of the Whittman-Hart Special Meeting............     33
    Proxies.................................................     33
    Date, Time and Place of Meeting.........................     33
    Record Date and Outstanding Shares......................     33
    Vote Required...........................................     34
    Revocability of Proxies.................................     34
    Proxy Solicitation......................................     34

APPROVAL OF THE MERGER......................................     35
    Background of the Merger................................     35
    Joint Reasons for the Merger............................     36
    USWeb/CKS's Reasons for the Merger......................     37
    Whittman-Hart's Reasons for the Merger..................     38
    Board Recommendations...................................     40
    Opinion of Morgan Stanley & Co. Incorporated, Financial
     Advisor to USWeb/CKS...................................     40
    Opinion of Credit Suisse First Boston Corporation,
     Financial Advisor to Whittman-Hart.....................     46
    Interests of Certain Persons in the Merger..............     51
    Accounting Treatment....................................     51
    Regulatory Matters......................................     52
    Rights of Dissenting USWeb/CKS and Whittman-Hart
     Stockholders...........................................     52
    Certain Federal Income Tax Consequences.................     52
    USWeb/CKS Voting Agreements.............................     54
    Whittman-Hart Voting Agreement..........................     54
    USWeb/CKS Affiliate Letters; Restrictions on Sales by
     USWeb/CKS Affiliates...................................     54

THE MERGER AGREEMENT........................................     55
    Structure of the Merger.................................     55
    Timing of Closing.......................................     55
    Consideration to be Received in the Merger..............     55
    Conversion of USWeb/CKS Options and Warrants............     55
    No Fractional Shares....................................     55
    Conversion of USWeb/CKS Common Stock; Procedures for
     Exchange of Certificates...............................     55
    Certain Conditions......................................     56
    Certain Representations and Warranties..................     56
    Certain Covenants.......................................     57
    Termination.............................................     58
    Termination Fee.........................................     58
    Expenses................................................     59

AMENDMENT TO THE WHITTMAN-HART CERTIFICATE OF
  INCORPORATION.............................................  60

                                                                PAGE
                                                              --------
AMENDMENT TO THE WHITTMAN-HART 1995 INCENTIVE STOCK PLAN....     61
    Summary of the Plan.....................................     61

    Federal Tax Treatment...................................     63

POST-MERGER DIRECTORS AND OFFICERS OF WHITTMAN-HART.........     65
INFORMATION REGARDING THE COMPANIES.........................     67
    USWeb/CKS's Business....................................     67
    Whittman-Hart's Business................................     68

COMPARISON OF STOCKHOLDERS' RIGHTS..........................     69

STOCKHOLDER PROPOSALS.......................................     71

EXPERTS.....................................................     72

LEGAL MATTERS...............................................     72

WHERE YOU CAN FIND MORE INFORMATION.........................     72


ANNEXES


    Annex A            Agreement and Plan of Merger
    Annex B            Opinion of Morgan Stanley & Co. Incorporated
    Annex C            Opinion of Credit Suisse First Boston Corporation
    Annex D            Form of USWeb/CKS Stockholder Agreement
    Annex E            Whittman-Hart Stockholder Agreement
    Annex F            Whittman-Hart 1995 Incentive Stock Plan

                             QUESTIONS AND ANSWERS
                    ABOUT THE WHITTMAN-HART/USWEB/CKS MERGER

Q: WHY ARE THE TWO COMPANIES PROPOSING TO MERGE?

A: USWeb/CKS and Whittman-Hart both provide professional services that enable their customers to engage in e-business. We believe that market forces are driving our customers to require a comprehensive professional services solution that can satisfy their e-business needs for technology, strategy, marketing and creative work. The combined company will have a breadth of services and scale that can make it the leading provider of professional services to companies' e-business initiatives. We believe that this merger will allow us to accelerate long-term growth and provide added stockholder value. We note that achieving these anticipated benefits is subject to certain risks discussed on pages 22 to 29. To review the reasons for the merger and related uncertainties in greater detail, see pages 36 to 40.

Q: WHAT WILL I RECEIVE IN THE MERGER?

A: USWEB/CKS STOCKHOLDERS: You will be entitled to receive 0.865 of a share of Whittman-Hart common stock in exchange for each share of USWeb/CKS common stock you own. Whittman-Hart will not issue fractional shares. Instead, you will receive a payment equal to the market value of any fractional share. For example, if you currently own 100 shares of USWeb/CKS common stock, then after the merger you will be entitled to receive 86 shares of Whittman-Hart common stock and a check for the market value of the 0.5 fractional share of Whittman-Hart common stock.

    WHITTMAN-HART STOCKHOLDERS: You will retain the shares of Whittman-Hart common stock you currently own.


    On January 25, 2000, the closing price per share on the Nasdaq National Market of USWeb/CKS common stock was $45.56 and of Whittman-Hart common stock was $53.69.


Q: AS A STOCKHOLDER, HOW WILL THE MERGER AFFECT ME?

A: After the merger, you will own shares of a company that will own the combined businesses of both USWeb/CKS and Whittman-Hart. Each share of stock that you own will represent a smaller ownership percentage of a significantly larger company.

Q: WHAT ABOUT FUTURE DIVIDENDS?

A: Historically, neither USWeb/CKS nor Whittman-Hart has paid dividends. We do not expect that the combined company will pay any dividends in the foreseeable future.

Q: WHO WILL MANAGE THE COMBINED COMPANY AFTER THE MERGER?


A: Following the merger, the board of directors of the combined company will consist of nine directors: Robert Bernard, Chairman and Chief Executive Officer of Whittman-Hart; Robert Shaw, Chief Executive Officer of USWeb/CKS; four additional directors named by Whittman-Hart, all of whom are currently directors of Whittman-Hart: Paul D. Carbery, a general partner of Frontenac Company, W. Barry Moore, Vice Chairman of Kurt Salmon Associates, David P. Storch, Chief Executive Officer of AAR Corp., and Edward V. Szofer, President of Whittman-Hart; and three additional directors to be named by USWeb/CKS. Mr. Bernard will serve as the Chief Executive Officer and President of the combined company and Mr. Shaw will serve as the Chairman of the board of directors of the combined company.

Q: WHAT DO I NEED TO DO NOW?

A: After carefully reading and considering the information contained in this joint proxy statement/ prospectus, indicate on the enclosed proxy card how you want to vote, and sign and submit your proxy card in the enclosed return envelope as soon as possible so that your shares may be voted at the special meetings. If you sign and submit your proxy card but do not indicate how you want to vote, your shares will be voted in favor of the proposals shown on the card. IF YOU ABSTAIN OR DO NOT VOTE, IT WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT AND MERGER IN THE CASE OF USWEB/CKS AND THE CHARTER AMENDMENT IN THE CASE OF WHITTMAN-HART. The boards of directors of USWeb/CKS and Whittman-Hart are not aware of any matters other than those set forth in this joint proxy statement/ prospectus that will be brought before their special meetings. If, however, other matters are properly presented at either special meeting, proxies will be voted in accordance with the discretion of the holders of such proxies.

Q: IF MY SHARES ARE HELD IN THE NAME OF MY BROKER, WILL MY BROKER VOTE MY SHARES
   FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares according to your directions. Without instructions, your shares will not be voted.

Q: CAN I CHANGE MY VOTE AFTER I HAVE SUBMITTED MY PROXY CARD?

A: You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of the following three ways:

    - You can send a written notice stating that you would like to revoke your proxy. Any such notice should be sent to the appropriate company at the address indicated below in time to be received before the special meeting.

    - You can complete and submit a new proxy card prior to or at the special meeting.

    - You can attend the special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy; you must vote at the special meeting.

    If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q: SHOULD I SEND IN MY STOCK CERTIFICATE NOW?

A: No. After the merger is completed, we will send USWeb/CKS stockholders written instructions for exchanging their stock certificates. Whittman-Hart stockholders will keep their current certificates.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working towards completing the merger as quickly as possible. In addition to stockholder approvals, other conditions as described in the merger agreement, including the expiration or termination of the waiting periods under U.S. or foreign antitrust laws, must be satisfied or waived. We hope to complete the merger within a few days after the special meetings.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER?

A: The exchange of shares by USWeb/CKS stockholders will be tax-free to USWeb/CKS stockholders for federal income tax purposes, except for taxes on cash received for a fractional share. The merger will be tax-free to Whittman-Hart stockholders for federal income tax purposes. To review the tax consequences to stockholders in greater detail, see pages 52 to 53.

Q: WHO CAN HELP ANSWER MY QUESTIONS?

A: If you would like additional copies of this joint proxy statement/prospectus, or if you have questions about the merger, you should contact:


           USWEB/CKS STOCKHOLDERS:                      WHITTMAN-HART STOCKHOLDERS:

              USWeb Corporation                            Whittman-Hart, Inc.
             410 Townsend Street                          311 South Wacker Drive
       San Francisco, California 94107                          Suite 3500
        Attention: Investor Relations                  Chicago, Illinois 60606-6618
               (415) 284-7070                          Attention: Investor Relations
                                                              (312) 922-9200

                                    SUMMARY


    FOR YOUR CONVENIENCE, WE HAVE PROVIDED A BRIEF SUMMARY OF INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE DOCUMENTS TO WHICH WE HAVE REFERRED. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 72.


    THIS JOINT PROXY STATEMENT/PROSPECTUS CONTAINS OR INCORPORATES BY REFERENCE "FORWARD-LOOKING STATEMENTS" WITHIN THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 ABOUT EACH OF WHITTMAN-HART'S AND USWEB/CKS'S BUSINESSES. THESE STATEMENTS MAY BE MADE EXPRESSLY IN THIS DOCUMENT, OR MAY BE INCORPORATED BY REFERENCE TO OTHER DOCUMENTS WHITTMAN-HART AND USWEB/CKS HAVE FILED WITH THE SEC. YOU CAN FIND MANY OF THESE STATEMENTS BY LOOKING FOR WORDS SUCH AS "BELIEVES," "EXPECTS," "ANTICIPATES," "ESTIMATES," OR SIMILAR EXPRESSIONS USED IN THIS REPORT OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/ PROSPECTUS. ACTUAL RESULTS FOR THE COMPANIES MAY VARY SIGNIFICANTLY AND ADVERSELY FROM THOSE ANTICIPATED IN SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD AFFECT RESULTS FOR THE TWO BUSINESSES ARE DISCUSSED IN THE SECTIONS OF THIS JOINT PROXY STATEMENT/PROSPECTUS ENTITLED "RISK FACTORS" ON PAGE 22 AND "UNCERTAINTIES RELATING TO FORWARD-LOOKING STATEMENTS" ON PAGE 30.

                                 THE COMPANIES

USWEB CORPORATION
410 Townsend Street
San Francisco, California 94107
(415) 284-7070

    USWeb/CKS is a leading Internet professional services firm. USWeb/CKS provides a comprehensive range of business strategy consulting services, Internet technology solutions and services, and creative consulting services such as advanced marketing communications programs. USWeb/CKS professionals combine their expertise with industry-specific knowledge to help clients build their businesses in innovative ways.

WHITTMAN-HART, INC.
311 South Wacker Drive, Suite 3500
Chicago, Illinois 60606-6618
(312) 922-9200

    Whittman-Hart provides strategic information technology business solutions designed to improve its clients' productivity and competitive position. Whittman-Hart offers its clients a single source for a range of services required to successfully design, develop and implement integrated solutions in the client/server, open systems, midrange and mainframe computing environments.

                      OUR RECOMMENDATIONS TO STOCKHOLDERS

TO USWEB/CKS STOCKHOLDERS:

    The USWeb/CKS board of directors believes that the merger is in your best interests and unanimously recommends that you vote "FOR" the proposal to approve and adopt the merger agreement and the merger.

TO WHITTMAN-HART STOCKHOLDERS:

    The board of directors believes that the merger is in Whittman-Hart's best interests and unanimously recommends that you vote "FOR" the proposals to:

    - approve the issuance of shares of common stock to the stockholders of USWeb/CKS pursuant to the merger agreement;

    - approve the proposed amendment of the Whittman-Hart charter to increase the number of authorized common shares; and

    - approve the proposed amendment of the Whittman-Hart 1995 Incentive Stock Plan to increase the number of shares of common stock available for award under the plan.

                                   THE MERGER

    The merger agreement is attached as Annex A to this joint proxy statement/prospectus. We encourage you to read the merger agreement because it is the legal document that governs the merger.

    CONSIDERATION TO BE RECEIVED IN THE MERGER (see page 55)--Each share of USWeb/CKS common stock outstanding before the merger will automatically be converted into the right to receive 0.865 of a share of Whittman-Hart common stock in the merger, subject to the payment of cash for fractional shares.

    CONVERSION OF USWEB/CKS STOCK OPTIONS AND WARRANTS (see page 55)--All outstanding options and warrants to purchase USWeb/CKS common stock will be assumed by Whittman-Hart and converted into options or warrants to purchase Whittman-Hart common stock based on the exchange ratio of 0.865 of a share of Whittman-Hart common stock for each share of USWeb/ CKS common stock.


    STOCK OWNERSHIP FOLLOWING THE MERGER--Based upon approximately 94,199,000 shares of USWeb/ CKS common stock issued and outstanding as of the record date, approximately 81,482,000 shares of Whittman-Hart common stock will be issued to holders of USWeb/CKS common stock in the merger.



    The existing holders of USWeb/CKS common stock will hold approximately 57% of the combined company's common stock issued and outstanding after the merger. The existing holders of Whittman-Hart common stock will hold approximately 43% of the combined company's common stock issued and outstanding after the merger.


    OPINION OF FINANCIAL ADVISOR TO USWEB/CKS (see page 40)--USWeb/CKS's financial advisor, Morgan Stanley & Co. Incorporated, delivered a written opinion to the USWeb/CKS board of directors to the effect that, as of the date of the opinion and based upon and subject to the matters stated in the opinion, the exchange ratio was fair from a financial point of view to USWeb/CKS stockholders. The full text of Morgan Stanley's written opinion is attached to this joint proxy statement/prospectus as Annex B. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken.

    Morgan Stanley's opinion is directed to the USWeb/CKS board of directors and does not constitute a recommendation to any stockholder as to how to vote on the merger.


    OPINION OF FINANCIAL ADVISOR TO WHITTMAN-HART (see page 46)--Whittman-Hart's financial advisor, Credit Suisse First Boston Corporation, delivered a written opinion to the Whittman-Hart board of directors to the effect that, as of the date of the opinion and based upon and subject to the matters stated in the opinion, the exchange ratio was fair from a financial point of view to Whittman-Hart. The full text of Credit Suisse First Boston's written opinion is attached to this joint proxy statement/prospectus as Annex C. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken.


    Credit Suisse First Boston's opinion is directed to the Whittman-Hart board of directors and does not constitute a recommendation to any stockholder as to how to vote in connection with the issuance of shares in the merger.

    EFFECTIVE TIME OF THE MERGER (see page 55)--The merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is specified in the Certificate of Merger. Assuming all conditions to the merger are met or waived, we anticipate that the effective time of the merger will be within a few days after the special meetings.

    CONDITIONS TO THE MERGER (see page 56)--The completion of the merger depends upon the satisfaction or waiver of a number of conditions, including:

    - the continued effectiveness of the registration statement that includes this joint proxy statement/prospectus;

    - the approval by USWeb/CKS stockholders of the merger and the merger agreement;

    - the approval by Whittman-Hart stockholders of the issuance of shares of Whittman-

      Hart common stock to USWeb/CKS stockholders in connection with the merger;

    - the absence of any injunction or order preventing the completion of the merger;

    - the expiration or termination of any waiting period under U.S. or foreign antitrust laws; and

    - the receipt by each party of an opinion of tax counsel that the merger will qualify as a tax-free reorganization.

The obligation of USWeb/CKS to complete the merger is also subject to the following:

    - the representations and warranties of Whittman-Hart are true and correct in all material respects;

    - Whittman-Hart has performed in all material respects all obligations required to be performed by it under the merger agreement at or before the closing of the merger; and

    - there has not been any event or development which has resulted or could reasonably be likely to result in a material adverse effect on Whittman-Hart.

The obligation of Whittman-Hart to complete the merger is also subject to the following:

    - the representations and warranties of USWeb/CKS are true and correct in all material respects;

    - USWeb/CKS has performed in all material respects all obligations required to be performed by it under the merger agreement at or before the closing of the merger; and

    - there has not been any event or development which has resulted or could reasonably be likely to result in a material adverse effect on USWeb/CKS.

    TERMINATION (see page 58)--The merger agreement may be terminated before the effective time by USWeb/CKS and Whittman-Hart by mutual consent, or by either USWeb/CKS or Whittman-Hart if:

    - the merger has not been consummated on or before May 31, 2000;

    - an injunction or order preventing the completion of the merger shall be in effect and shall have become final and non-appealable;

    - the approval of either party's stockholders has not been obtained, subject to certain exceptions; or

    - a material breach of the other party's representations, warranties or obligations under the merger agreement has occurred and such breach is not cured within 20 business days of notice of such breach.

The merger agreement may also be terminated by USWeb/CKS or Whittman-Hart if the other party's board of directors withdraws or adversely modifies its approval or recommendation of the merger or the merger agreement, or approves or recommends any other acquisition proposal, or a tender offer or exchange offer for such party's outstanding common stock is commenced and such party's board of directors fails to oppose such offer.

    TERMINATION FEE (see page 58)--If the merger agreement is terminated under certain circumstances, the terminating party will pay to the other party a $150 million non-refundable fee.


    MANAGEMENT OF THE COMBINED COMPANY (see page 65)--Following the merger, the board of directors of the combined company will consist of nine directors: Robert Bernard, Chairman and Chief Executive Officer of Whittman-Hart; Robert Shaw, Chief Executive Officer of USWeb/CKS; four additional directors named by Whittman-Hart, all of whom are currently directors of Whittman-Hart: Paul D. Carbery, a general partner of Frontenac Company, W. Barry Moore, Vice Chairman of Kurt Salmon Associates, David P. Storch, Chief Executive Officer of AAR Corp., and Edward V. Szofer, President of Whittman-Hart; and three additional directors to be named by USWeb/CKS.



    Mr. Bernard will be Chief Executive Officer and President of the combined company and Mr. Shaw will be the Chairman of the board of directors of the combined company.


    Robert Clarkson, Chief Operating Officer of USWeb/CKS, and Bert Young, Chief Financial

Officer of Whittman-Hart, will continue in the same position with the combined company.

    INTERESTS OF CERTAIN PERSONS IN THE MERGER (see page 51)--Some members of USWeb/CKS's management and board of directors have interests in the merger that are in addition to their interests as stockholders of USWeb/CKS generally. For example, several directors and officers of USWeb/CKS will hold positions in the combined company as described in the previous section.

    Upon the completion of the merger, certain unvested stock options held by Robert Shaw and Carolyn Aver, the Chief Executive Officer and the Chief Financial Officer of USWeb/CKS, will become exercisable.

    In addition, Whittman-Hart will indemnify present and former directors and officers of USWeb/CKS against all claims arising out of actions and omissions occuring on or prior to the effective time of the merger to the fullest extent permitted by law, subject to certain limitations. Whittman-Hart has also agreed to maintain the current policy of directors' and officers' liability insurance with respect to these matters for the benefit of USWeb/CKS's directors and officers. There are limitations on the amount Whittman-Hart is required to spend to maintain such insurance.

    CONDUCT OF BUSINESS--Whittman-Hart and USWeb/CKS are required to conduct their business in the ordinary course consistent with past practice until the effective time of the merger and, subject to certain exceptions, may not engage in material transactions during this period.

    CERTAIN FEDERAL INCOME TAX CONSEQUENCES (see page 52)--We have structured the merger to be a tax-free reorganization for federal income tax purposes. We have conditioned the merger on receiving legal opinions that no gain or loss will be recognized by USWeb/CKS stockholders on the exchange of USWeb/CKS common stock for Whittman-Hart common stock, except to the extent that USWeb/CKS stockholders receive cash in lieu of fractional shares.

    ACCOUNTING TREATMENT (see page 51)--The merger will be accounted for under the purchase method of accounting.

    RIGHTS OF DISSENTING STOCKHOLDERS (see page 52)--Neither USWeb/CKS's nor Whittman-Hart's stockholders are entitled to exercise dissenters' or appraisal rights as a result of the merger or to demand payment for their shares under the Delaware General Corporation Law.

    REGISTRATION STATEMENT ON FORM S-8--Promptly following the closing date, Whittman-Hart will file a Registration Statement on Form S-8 under the Securities Act covering the shares of Whittman-Hart common stock issuable with respect to options to purchase USWeb/CKS common stock assumed by Whittman-Hart.

                         THE USWEB/CKS SPECIAL MEETING

    PURPOSE--The purpose of the USWeb/CKS special meeting is to vote on a proposal to approve the merger agreement and the merger.
USWeb/CKS stockholders may also vote on any other matters that may be properly brought before the USWeb/CKS special meeting.


    RECORD DATE AND VOTE REQUIRED--Only
USWeb/CKS stockholders of record at the close of business on January 25, 2000 are entitled to vote at the USWeb/CKS special meeting. The affirmative vote of a majority of the outstanding shares of USWeb/CKS common stock is required to approve the merger proposal. At the close of business on the USWeb/CKS record date, there were approximately 94,199,000 shares of USWeb/CKS common stock outstanding.


    USWEB/CKS VOTING AGREEMENTS (see page 54)--Whittman-Hart has entered into agreements with three stockholders of USWeb/CKS requiring them to vote all shares of USWeb/CKS common stock they beneficially own in favor of the merger. A form of these agreements is attached as Annex D. In total, these shares represent approximately 2% of the outstanding USWeb/CKS common stock.

    This joint proxy statement/prospectus and the accompanying notice of special meeting of stockholders was mailed to all USWeb/CKS stockholders of record as of the USWeb/CKS record date and constitutes notice of the USWeb/CKS special meeting in conformity with the requirements of the Delaware General Corporation Law.

                       THE WHITTMAN-HART SPECIAL MEETING

    PURPOSE--The purpose of the Whittman-Hart special meeting is to vote upon proposals to:

    - issue shares of common stock to the stockholders of USWeb/CKS pursuant to the merger agreement;

    - amend the Whittman-Hart charter to increase the number of authorized common shares from 75,000,000 shares to 500,000,000 shares; and

    - amend the Whittman-Hart 1995 Incentive Stock Plan to increase the number of shares of common stock available for award under the plan from 24,000,000 shares to 48,000,000 shares.

    Holders of Whittman-Hart common stock may also vote upon any other matters that may be properly brought before the Whittman-Hart special meeting.


    RECORD DATE AND VOTE REQUIRED--Only Whittman-Hart stockholders of record at the close of business on January 25, 2000 are entitled to vote at the Whittman-Hart special meeting. Approval of the proposals to amend the charter of Whittman-Hart requires the affirmative vote of a majority of the outstanding shares of Whittman-Hart common stock. Approval of the other proposals requires the affirmative vote of a majority of the total votes cast at the special meeting in person or by proxy. Approval of the amendment of Whittman-Hart's 1995 Incentive Stock Plan is not necessary to complete the merger. At the close of business on the Whittman-Hart record date, there were 62,146,544 shares of common stock outstanding.


    WHITTMAN-HART VOTING AGREEMENT (see page 54)--USWeb/CKS has entered into an agreement with Robert Bernard, Chairman of the Board and Chief Executive Officer of Whittman-Hart, which requires Mr. Bernard to vote all shares of Whittman-Hart common stock he beneficially owns in favor of the proposals. This agreement is attached as Annex E. These shares represent approximately 21% of the outstanding Whittman-Hart common stock.

    This joint proxy statement/prospectus and the accompanying notice of special meeting of stockholders was mailed to all Whittman-Hart stockholders of record as of the Whittman-Hart record date and constitutes notice of the Whittman-Hart special meeting in conformity with the requirements of the Delaware General Corporation Law.

                            ------------------------


  THIS JOINT PROXY STATEMENT/PROSPECTUS IS FIRST BEING MAILED TO WHITTMAN-HART
     STOCKHOLDERS AND USWEB/CKS STOCKHOLDERS ON OR ABOUT JANUARY 28, 2000.

        USWEB/CKS SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


    We are providing the following financial information to aid in your analysis of the financial aspects of the merger. We derived this summary historical consolidated financial information of USWeb/CKS as of and for its five years ended December 31, 1998 from USWeb/CKS's historical audited consolidated financial statements. The financial data for the nine-month periods ended September 30, 1998 and 1999 and as of September 30, 1999 is derived from unaudited consolidated financial statements of USWeb/CKS and includes, in the opinion of management of USWeb/CKS, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the data for the periods presented. The following information is only a summary and you should read it in conjunction with USWeb/CKS's consolidated financial statements and related notes included in USWeb/CKS's annual reports and other financial information included in USWeb/CKS's filings with the SEC. See "Where You Can Find More Information" on page 72.


                                                      NINE MONTHS ENDED
                                                        SEPTEMBER 30,                     YEARS ENDED DECEMBER 31,
                                                    ---------------------   -----------------------------------------------------
                                                      1999        1998        1998        1997       1996       1995       1994
                                                    ---------   ---------   ---------   --------   --------   --------   --------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues..........................................  $ 324,012   $ 155,952   $ 228,600   $114,302   $66,389    $43,656    $28,992
                                                    ---------   ---------   ---------   --------   -------    -------    -------
Cost of revenues:
  Services........................................    199,557     100,353     146,251     74,695    41,323     28,842     18,440
  Provision for loss on contract..................      4,071       2,094       9,994         --        --         --         --
  Stock compensation(1)...........................     13,934       9,415      13,037      2,420        --         --         --
                                                    ---------   ---------   ---------   --------   -------    -------    -------
    Total cost of revenues........................    217,562     111,862     169,282     77,115    41,323     28,842     18,440
                                                    ---------   ---------   ---------   --------   -------    -------    -------
Gross profit......................................    106,450      44,090      59,318     37,187    25,066     14,814     10,552
                                                    ---------   ---------   ---------   --------   -------    -------    -------
Operating expenses:
  Marketing, sales and support....................     29,843      19,600      27,761     23,374    14,963        932        608
  General and administrative......................     56,047      31,223      44,694     27,739    12,633      7,304      4,957
  Acquired in-process technology(1)...............      2,212      25,508      25,508      9,472        --         --         --
  Stock compensation(1)...........................     27,983      23,962      31,760      6,698        --         --         --
  Amortization of intangible assets(1)............    103,793      45,776      74,538     12,963        74         --         --
  Merger and integration costs(2).................      5,316          --      28,822         --        --         --         --
  Impairment of goodwill..........................         --          --      11,079         --        --         --         --
                                                    ---------   ---------   ---------   --------   -------    -------    -------
Total operating expenses..........................    225,194     146,069     244,162     80,246    27,670      8,236      5,565
                                                    ---------   ---------   ---------   --------   -------    -------    -------
Income (loss) from operations.....................   (118,744)   (101,979)   (184,844)   (43,059)   (2,604)     6,578      4,987
Interest income, net..............................      2,732       3,057       4,302      1,706     2,271        296        121
Impairment of investee carried at cost............         --          --          --     (4,000)       --         --         --
                                                    ---------   ---------   ---------   --------   -------    -------    -------
Income (loss) before income taxes.................   (116,012)    (98,922)   (180,542)   (45,353)     (333)     6,874      5,108
Provision for income taxes........................      2,245       5,210       7,739      5,317     3,026      1,065        192
                                                    ---------   ---------   ---------   --------   -------    -------    -------
Net income (loss).................................  $(118,257)  $(104,132)  $(188,281)  $(50,670)  $(3,359)   $ 5,809    $ 4,916
                                                    =========   =========   =========   ========   =======    =======    =======
Net income (loss) per share(3):
  Basic...........................................  $   (1.56)  $   (1.81)  $   (3.07)  $  (1.73)  $ (0.15)   $  0.42    $  0.69
                                                    =========   =========   =========   ========   =======    =======    =======
  Diluted.........................................  $   (1.56)  $   (1.81)  $   (3.07)  $  (1.73)  $ (0.15)   $  0.34    $  0.51
                                                    =========   =========   =========   ========   =======    =======    =======
Weighted average shares outstanding(3):
  Basic...........................................     75,806      57,531      61,329     29,262    21,803     13,764      7,112
                                                    =========   =========   =========   ========   =======    =======    =======
  Diluted.........................................     75,806      57,531      61,329     29,262    21,803     16,898      9,639
                                                    =========   =========   =========   ========   =======    =======    =======

                                                                                              AS OF DECEMBER 31,
                                                            AS OF            ----------------------------------------------------
                                                    SEPTEMBER 30, 1999(4)      1998       1997       1996       1995       1994
                                                    ----------------------   --------   --------   --------   --------   --------
CONSOLIDATED BALANCE SHEET DATA:
Cash equivalents and short-term investments.......         $116,636          $101,186   $ 86,397   $ 60,565   $ 4,817    $ 4,314
Total assets......................................          824,385           403,174    225,711    103,023    23,659     20,596
Working capital...................................          111,357            98,882     89,680     50,919     3,626      3,056
Debt and lease obligations, long-term portion.....            2,633             1,377      1,111      1,161       496        446
Mandatorily redeemable convertible preferred
  stock...........................................               --                --         --     16,200        --         --
Stockholders' equity..............................          575,501           299,872    161,331     48,437     6,350      5,244

------------------------------


(1) Non-cash acquisition-related charges incurred as a result of US Web/CKS's acquisition program. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Notes 1, 2 and 9 of Notes to Consolidated Financial Statements which are included in USWeb/CKS's annual report on Form 10-K for the year ended December 31, 1998. See "Where You Can Find More Information" on page 72.


(2) Merger and integration charges include direct transaction costs, primarily for financial advisory and professional fees, and other costs associated with combining operations of USWeb Corporation and CKS Group.


(3) See Note 1 of Notes to Consolidated Financial Statements, which is included in USWeb/CKS's annual report on Form 10-K for the year ended December 31, 1998, for a description of per share computation and weighted average shares outstanding computation. See "Where You Can Find More Information" on page 72.


(4) On September 3, 1999, USWeb/CKS completed the acquisition of Mitchell Madison Group (MMG). The results of operations of MMG have been included in the historical results of operations of USWeb/CKS from the date of the acquisition through September 30, 1999. The balance sheet of MMG as of September 30, 1999 has been consolidated with the balance sheet of USWeb/CKS as of the same date.

      WHITTMAN-HART SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


    We are providing the following financial information to aid in your analysis of the financial aspects of the merger. We derived this summary historical consolidated financial information of Whittman-Hart for its five years ended December 31, 1998 from Whittman-Hart's historical audited consolidated financial statements. The financial data for the nine-month periods ended September 30, 1998 and 1999 and as of September 30, 1999 is derived from unaudited consolidated financial statements of Whittman-Hart and includes, in the opinion of management of Whittman-Hart, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the data for the periods presented. The following information is only a summary and you should read it in conjunction with Whittman-Hart's consolidated financial statements and related notes included in Whittman-Hart's annual reports and other financial information included in Whittman-Hart's filings with the SEC. See "Where You Can Find More Information" on page 72.


                                                    NINE MONTHS ENDED
                                                      SEPTEMBER 30,                    YEARS ENDED DECEMBER 31,
                                                   -------------------   ----------------------------------------------------
                                                     1999       1998       1998       1997       1996       1995       1994
                                                   --------   --------   --------   --------   --------   --------   --------
STATEMENT OF EARNINGS DATA:(1)
Revenues.......................................    $342,650   $232,638   $307,613   $181,655   $106,702   $62,016    $34,615
Cost of services...............................     192,938    134,397    176,830    108,456     65,383    39,131     20,705
  Gross profit.................................     149,712     98,241    130,783     73,199     41,319    22,885     13,910

Costs and expenses:
  Selling......................................      16,322      9,708     12,124      6,746      3,751     2,694      1,431
  Recruiting...................................       7,988      8,268     10,509      6,310      3,391     2,472      1,190
  General and administrative...................      87,468     59,755     79,334     43,923     26,237    16,169      9,481
  Business combination costs...................       4,693        775        775      1,771         --        --         --
                                                   --------   --------   --------   --------   --------   -------    -------
  Total costs and expenses.....................     116,472     78,865    102,742     58,750     33,379    21,335     12,102
                                                   --------   --------   --------   --------   --------   -------    -------

  Operating income.............................      33,240     19,376     28,041     14,449      7,940     1,550      1,808

  Other income (expense).......................       5,233      3,946      5,647      3,376      1,360        50        (32)
                                                   --------   --------   --------   --------   --------   -------    -------
  Income before income taxes...................      38,472     23,322     33,688     17,825      9,300     1,600      1,776
  Initial deferred income taxes................         467        296        676         --         --        --         --
  Income tax expense (benefit).................      17,196      9,931     14,198      7,832      3,422       (33)        43
                                                   --------   --------   --------   --------   --------   -------    -------
  Net income...................................    $ 21,276   $ 13,392   $ 18,814   $  9,993   $  5,878   $ 1,633    $ 1,733
                                                   --------   --------   --------   --------   --------   -------    -------

PRO FORMA INCOME DATA:
Net income as reported.........................    $ 21,276   $ 13,392   $ 18,814   $  9,993   $  5,878   $ 1,633    $ 1,733

Pro forma adjustment to provision for income
  taxes(2).....................................          --         --         --         --         --       667        255
                                                   --------   --------   --------   --------   --------   -------    -------

Pro forma net income (actual in 1999, 1998,
  1997 and 1996)(2)............................    $ 21,276   $ 13,392   $ 18,814   $  9,993   $  5,878   $   966    $ 1,478
                                                   ========   ========   ========   ========   ========   =======    =======
Pro forma basic earnings per share (actual in
  1999, 1998, 1997 and 1996)(3)................    $    .39   $    .26   $    .38   $    .22   $    .16   $   .04    $   .06
                                                   ========   ========   ========   ========   ========   =======    =======
Pro forma diluted earnings per share (actual in
  1999, 1998, 1997 and 1996)(3)................    $    .35   $    .24   $    .35   $    .21   $    .15   $   .03    $   .06
                                                   ========   ========   ========   ========   ========   =======    =======

Weighted average number of common shares
  outstanding..................................      54,473     50,692     49,424     44,760     36,351    26,034     25,308
                                                   ========   ========   ========   ========   ========   =======    =======

Weighted average number of common and common
  equivalent shares outstanding................      61,006     55,544     54,258     47,983     40,332    32,048     25,308
                                                   ========   ========   ========   ========   ========   =======    =======

                                                                AS OF                         AS OF DECEMBER 31,
                                                            SEPTEMBER 30,    ----------------------------------------------------
                                                                 1999          1998       1997       1996       1995       1994
                                                            --------------   --------   --------   --------   --------   --------
BALANCE SHEET DATA:
Cash and cash equivalents and short-term and long-term
  investments.........................................         $166,940      $148,124   $ 67,695   $67,398    $ 4,524     $   --
Working capital.......................................          181,669       144,863     83,105    74,237      4,792      1,519
Total assets..........................................          319,551       243,020    123,780    94,694     19,582      8,338
Long-term debt, less current portion..................               --            --        237        23      1,135      1,600
Redeemable convertible preferred stock................               --            --         --        --      5,584         --
Stockholders' equity..................................          271,777       207,763     97,755    79,747        808      1,923

------------------------------

(1) Statement of Earnings Data for the years ended December 31, 1994 through December 31, 1998 excludes the results of operations of Waterfield Technology Group and BALR, Inc. Statement of Earnings Data for the nine months ended September 30, 1999 and 1998 includes the results of operations of these acquisitions as if they were combined for the entire period. These acquisitions were consummated during 1999 and were accounted for using the pooling-of-interests method of accounting. Prior years' information has not been restated to reflect the acquisitions as the acquired businesses, considered in the aggregate, are not significant.

(2) Reflects federal and additional state income tax expense for 1994 and 1995 that would have been required had Whittman-Hart and its predecessors operated as a C Corporation for all periods presented.


(3) See Note 3 of Notes to Consolidated Financial Statements, which is included in Whittman-Hart's annual report on Form 10-K for the year ended
    December 31, 1998, for information concerning the computation of pro forma earnings per share. See "Where You Can Find More Information" on page 72.

                          WHITTMAN-HART AND USWEB/CKS
               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                    OVERVIEW



    On December 12, 1999, Whittman-Hart and USWeb/CKS entered into a merger agreement. Under the terms of the merger agreement, and assuming
93,000,000 shares of USWeb/CKS common stock outstanding as of December 31, 1999, approximately 80,445,000 shares of Whittman-Hart common stock will be exchanged in the merger for all of the outstanding common stock of USWeb/CKS. In addition, employee options to purchase approximately 26,865,000 shares of USWeb/CKS common stock and warrants to purchase approximately 2,388,000 shares of USWeb/CKS common stock will be assumed by Whittman-Hart and will become options or warrants to purchase Whittman-Hart common stock based on the exchange ratio. This transaction will be accounted for as a purchase business combination in accordance with Accounting Principles Board ("APB") Opinion No. 16, "Business Combinations." Pursuant to the terms of the merger agreement, the stockholders of USWeb/CKS will receive 0.865 of a share of Whittman-Hart common stock in exchange for each share of USWeb/CKS common stock held. All outstanding employee stock options and warrants will be converted into options or warrants to purchase Whittman-Hart common stock based on the exchange ratio of 0.865 of a share of Whittman-Hart common stock for each share of USWeb/CKS common stock. Total consideration for the transaction is estimated as follows:


Shares of Whittman-Hart common stock........................  $5,148,000
Options and warrants to purchase Whittman-Hart common
  stock.....................................................   1,280,000
Direct acquisition costs....................................      75,000
                                                              ----------
                                                              $6,503,000
                                                              ==========

    The value of the options and warrants included in the purchase price was determined using the Black-Scholes option pricing model.

    The Financial Accounting Standards Board (the "FASB") is in the process of reviewing the existing accounting rules governing employee stock option accounting, APB Opinion No. 25, "Accounting for Stock Issued to Employees." The objective of the FASB's project is to issue a FASB interpretation that provides guidance on certain practice issues related to the application of APB Opinion No. 25. Included in this project is the treatment of stock options and warrants exchanged in a purchase business combination. An exposure draft of the interpretation contemplates that only options that have vested are to be included in the purchase price. The computation of the component of the purchase price related to options and warrants may change depending on the FASB's interpretation.


    On September 3, 1999, USWeb/CKS acquired Mitchell Madison Group ("MMG") in a transaction accounted for as a purchase business combination. Total consideration for this acquisition was approximately $217,867 comprising $10,000 in cash, 7,210,160 shares of USWeb/CKS common stock valued at $170,882, warrants to purchase 1,666,500 shares of USWeb/CKS common stock issued to financial advisors valued at $14,369, and other acquisition costs aggregating approximately $22,616. The acquisition of MMG also provides for additional payments of up to 6,810,160 shares of USWeb/CKS common stock payable over a two-year period.


    The accompanying unaudited pro forma combined balance sheet combines the unaudited consolidated balance sheet of Whittman-Hart as of September 30, 1999, with the unaudited consolidated balance sheet of USWeb/CKS as of the same date, and gives effect to the acquisition of USWeb/CKS as if it occurred on such date.

    The accompanying unaudited pro forma combined statements of operations combine Whittman-Hart's statements of operations for the year ended
December 31, 1998, and for the nine months ended September 30, 1999, with the statements of operations of USWeb/CKS for the same periods and gives effect to the acquisition as if it occurred on January 1, 1998.

    These unaudited pro forma combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations in future periods or the results that actually would have been realized had Whittman-Hart and USWeb/CKS been a combined company during the periods presented.

                          WHITTMAN-HART AND USWEB/CKS
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 (IN THOUSANDS)
                               SEPTEMBER 30, 1999


                                                                                                         PRO FORMA
                                                            WHITTMAN-HART     USWEB/CKS    ADJUSTMENTS    COMBINED
                                                            --------------   -----------   -----------   ----------
                          ASSETS
Current assets:
  Cash and cash equivalents...............................     $ 72,210       $ 82,311     $       --    $  154,521
  Short-term investments..................................       65,941         34,325             --       100,266
  Accounts receivable, net................................       79,428        219,691             --       299,119
  Other current assets....................................        8,228         20,644             --        28,872
  Notes and interest receivable...........................          134             --             --           134
  Deferred tax assets.....................................        1,369            637             --         2,006
                                                               --------       --------     ----------    ----------
    Total current assets..................................      227,310        357,608             --       584,918
Property and equipment, net...............................       62,023         42,140             --       104,163
Marketable equity securities..............................       28,789         37,708             --        66,497
Intangible assets, net....................................           --        367,042      5,928,000 (A)  6,295,042
Deferred income taxes and other assets....................        1,429         19,887             --        21,316
                                                               --------       --------     ----------    ----------
                                                               $319,551       $824,385     $5,928,000    $7,071,936
                                                               ========       ========     ==========    ==========
           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................................     $  2,445       $ 61,164     $       --    $   63,609
  Accrued expenses........................................       43,178        123,776         75,000 (B)    241,954
  Deferred revenue........................................           71         40,800             --        40,871
  Income taxes payable....................................        1,905          4,210             --         6,115
  Borrowings and lease obligations, current...............           --         16,301             --        16,301
                                                               --------       --------     ----------    ----------
    Total current liabilities.............................       47,599        246,251         75,000       368,850
Lease obligations, long-term portion......................           --          2,633             --         2,633
Deferred taxes liability..................................          175             --             --           175
                                                               --------       --------     ----------    ----------
                                                                 47,774        248,884         75,000       371,658
                                                               --------       --------     ----------    ----------

Stockholders' equity:
  Common Stock............................................           56             82             --           138
  Additional paid-in-capital..............................      214,175        902,435      5,853,000 (A)  6,969,610
  Accumulated other comprehensive income..................           (4)        38,411             --        38,407
  Deferred compensation...................................         (861)            --             --          (861)
  Accumulated deficit.....................................       58,411       (365,427)            --      (307,016)
                                                               --------       --------     ----------    ----------
    Total stockholders' equity............................      271,777        575,501      5,853,000     6,700,278
                                                               --------       --------     ----------    ----------
                                                               $319,551       $824,385     $5,928,000    $7,071,936
                                                               ========       ========     ==========    ==========

                          WHITTMAN-HART AND USWEB/CKS
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                      NINE MONTHS ENDED SEPTEMBER 30, 1999


                                                                USWEB/CKS
                                            --------------------------------------------------                  PRO FORMA
                           WHITTMAN-HART     USWEB/CKS       MMG      ADJUSTMENTS   PRO FORMA    ADJUSTMENTS    COMBINED
                           --------------   -----------   ---------   -----------   ----------   -----------   -----------
Revenues.................     $342,650       $ 324,012    $ 113,037    $     --     $ 437,049     $      --    $   779,699
                              --------       ---------    ---------    --------     ---------     ---------    -----------
Cost of revenues:........
  Services...............      192,938         199,557       83,576          --       283,133            --        476,071
  Provision for loss on
    contract.............           --           4,071           --          --         4,071            --          4,071
  Stock compensation.....           --          13,934           --      45,454 (D)    59,388            --         59,388
                              --------       ---------    ---------    --------     ---------     ---------    -----------
    Total cost of
      revenues...........      192,938         217,562       83,576      45,454       346,592            --        539,530
                              --------       ---------    ---------    --------     ---------     ---------    -----------
Gross profit.............      149,712         106,450       29,461     (45,454)       90,457            --        240,169
                              --------       ---------    ---------    --------     ---------     ---------    -----------
Operating expenses:
  Marketing, sales and
    support..............       16,322          29,843        9,857          --        39,700            --         56,022
  Recruiting.............        7,989              --           --          --            --        10,040 (I)      18,029
  General and
    administrative.......       87,468          56,047       28,060          --        84,107       (10,040)(I)     161,535
  Business combination
    costs................        4,693           5,316           --          --            --            --         10,009
  Acquired in-process
    technology...........           --           2,212           --          --         2,212            --          2,212
  Stock compensation.....           --          27,983           --      11,364 (D)    39,347            --         39,347
  Amortization of
    intangible assets....           --         103,793          155      27,810 (E)   131,758       635,141 (C)     766,899
                              --------       ---------    ---------    --------     ---------     ---------    -----------
    Total operating
      expenses...........      116,472         225,194       38,072      39,174       302,440       635,141      1,054,053
                              --------       ---------    ---------    --------     ---------     ---------    -----------
Income (loss) from
  operations.............       33,240        (118,744)      (8,611)    (84,628)     (211,983)     (635,141)      (813,884)
Interest income, net.....        5,232           2,732          343          --         3,075            --          8,307
                              --------       ---------    ---------    --------     ---------     ---------    -----------
Income (loss) before
  income taxes...........       38,472        (116,012)      (8,268)    (84,628)     (208,908)     (635,141)      (805,577)
Provision for income
  taxes..................       16,729           2,245        2,677          --         4,922            -- (H)      21,651
Minority interest........           --              --          (67)         67 (F)        --            --             --
Initial deferred income
  tax....................          467              --           --          --            --            --            467
                              --------       ---------    ---------    --------     ---------     ---------    -----------
    Net income (loss)....     $ 21,276       $(118,257)   $ (11,012)   $(84,561)    $(213,830)    $(635,141)   $  (827,695)
                              ========       =========    =========    ========     =========     =========    ===========
Net income (loss) per
  share:
  Basic..................     $   0.39       $   (1.56)                             $   (2.52)                 $     (6.47)
                              ========       =========                              =========                  ===========
  Diluted................     $   0.35       $   (1.56)                             $   (2.52)                 $     (6.47)
                              ========       =========                              =========                  ===========
Weighted average shares
  outstanding:
  Basic..................       54,473          75,806                                 84,877               (G)     127,892
                              ========       =========                              =========                  ===========
  Diluted................       61,006          75,806                                 84,877               (G)     127,892
                              ========       =========                              =========                  ===========

                          WHITTMAN-HART AND USWEB/CKS
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                          YEAR ENDED DECEMBER 31, 1998


                                                                 USWEB/CKS
                                             -------------------------------------------------                  PRO FORMA
                            WHITTMAN-HART     USWEB/CKS      MMG      ADJUSTMENTS   PRO FORMA    ADJUSTMENTS    COMBINED
                            --------------   -----------   --------   -----------   ----------   -----------   -----------
Revenues..................     $307,613       $ 228,600    $180,883    $      --    $ 409,483     $      --    $   717,096
                               --------       ---------    --------    ---------    ---------     ---------    -----------
Cost of revenues:
  Services................      176,830         146,251     122,963           --      269,214            --        446,044
  Provision for loss on
    contract..............           --           9,994          --           --        9,994            --          9,994
  Stock compensation......           --          13,037          --       68,353 (D)    81,390           --         81,390
                               --------       ---------    --------    ---------    ---------     ---------    -----------
    Total cost of
      revenues............      176,830         169,282     122,963       68,353      360,598            --        537,428
                               --------       ---------    --------    ---------    ---------     ---------    -----------
Gross profit..............      130,783          59,318      57,920      (68,353)      48,885            --        179,668
                               --------       ---------    --------    ---------    ---------     ---------    -----------
Operating expenses:
  Marketing, sales and
    support...............       12,124          27,761      20,257           --       48,018            --         60,142
  Recruiting..............       10,509              --          --           --           --         9,634 (I)      20,143
  General and
    administrative........       79,334          44,694      44,933           --       89,627        (9,634)(I)     159,327
  Business combination
    costs.................          775              --          --           --           --            --            775
  Acquired in-process
    technology............           --          25,508          --           --       25,508            --         25,508
  Stock compensation......           --          31,760          --       17,088 (D)    48,848           --         48,848
  Amortization of
    intangible assets.....           --          74,538         235       41,819 (E)   116,592      846,854 (C)     963,446
  Merger and integration
    costs.................           --          28,822          --           --       28,822            --         28,822
  Impairment of
    goodwill..............           --          11,079          --           --       11,079            --         11,079
                               --------       ---------    --------    ---------    ---------     ---------    -----------
    Total operating
      expenses............      102,742         244,162      65,425       58,907      368,494       846,854     (1,318,090)
                               --------       ---------    --------    ---------    ---------     ---------    -----------
Income (loss) from
  operations..............       28,041        (184,844)     (7,505)    (127,260)    (319,609)     (846,854)    (1,138,422)
Interest income, net......        5,647           4,302         121           --        4,423            --         10,070
Impairment of investee
  carried at cost.........           --              --          --           --           --            --             --
                               --------       ---------    --------    ---------    ---------     ---------    -----------
Income (loss) before
  income taxes............       33,688        (180,542)     (7,384)    (127,260)    (315,186)     (846,854)    (1,128,352)
Provision for income
  taxes...................       14,198           7,739       4,856           --       12,595            -- (H)      26,793
Minority interest.........           --              --         112         (112)(F)        --           --             --
Initial deferred income
  tax.....................          676              --          --           --           --            --            676
                               --------       ---------    --------    ---------    ---------     ---------    -----------
    Net income (loss).....     $ 18,814       $(188,281)   $(12,128)   $(127,372)   $(327,781)    $(846,854)   $(1,155,821)
                               ========       =========    ========    =========    =========     =========    ===========
Net income (loss) per
  share:
  Basic...................     $   0.38       $   (3.07)                            $   (4.63)                 $    (10.44)
                               ========       =========                             =========                  ===========
  Diluted.................     $   0.35       $   (3.07)                            $   (4.63)                 $    (10.44)
                               ========       =========                             =========                  ===========
Weighted average shares
  outstanding:
  Basic...................       49,424          61,329                                70,792               (G)     110,659
                               ========       =========                             =========                  ===========
  Diluted.................       54,258          61,329                                70,792               (G)     110,659
                               ========       =========                             =========                  ===========

                          WHITTMAN-HART AND USWEB/CKS


           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

                                 (IN THOUSANDS)

PRO FORMA ADJUSTMENTS

    On December 12, 1999, Whittman-Hart and USWeb/CKS entered into the merger agreement, for total consideration of $6,503,000. The acquisition of USWeb/CKS by Whittman-Hart will be accounted for as a purchase business combination and, accordingly, the purchase price will be allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their estimated fair values on the effective date of the merger. The valuation of the intangible assets acquired will be determined by an independent appraiser and are expected to include workforce in place and customer lists. Such valuations and studies are not yet complete. Accordingly, the final allocation may be different from that reflected below. Assuming that the acquisition of USWeb/CKS had occurred on September 30, 1999, the purchase price allocation would have been as follows:

Fair value of assets acquired and liabilities assumed.......  $  575,501
Intangible assets...........................................   5,927,979
                                                              ----------
                                                              $6,503,480
                                                              ==========

(A) Reflects the excess of acquisition price paid for USWeb/CKS by Whittman-Hart, over the estimated fair value of net assets acquired.

    The excess of purchase price over tangible and identifiable intangible assets acquired and liabilities assumed will be recorded as goodwill. Identifiable intangible assets are expected to include workforce in place and customer lists. An independent valuation of identifiable intangible assets is currently being performed by an independent appraiser; however, the valuation has not yet been completed.

(B) Reflects the accrual of estimated costs resulting from the acquisition of USWeb/CKS by Whittman-Hart. Such costs are estimated to be $75,000, and include direct transaction costs, primarily for financial advisory and legal fees, lease termination costs and severance costs. The estimated costs are reflected in the unaudited pro forma combined balance sheet as a component of purchase price.

    Estimated transaction costs include the following:

Financial advisory and other professional fees..............  $52,000
Other.......................................................   23,000
                                                              -------
  Total.....................................................  $75,000
                                                              -------

    Actual amounts ultimately incurred could differ from estimated amounts due to the actual time incurred by professional advisors, including accountants and attorneys, actual lease termination costs, actual severance costs, and the final purchase price.

(C) Reflects amortization expense of intangible assets resulting from the acquisition of USWeb/CKS by Whittman-Hart as if such acquisition had occurred on January 1, 1998, using estimated useful lives of between 5 and 10 years. A final valuation has not yet been completed, and the actual amounts allocated to intangible assets and their respective lives may change depending on the final valuation report issued by an independent appraiser.


(D) Reflects the stock compensation charge related to the issuance of up to 6,810,160 additional shares of USWeb/CKS common stock payable to the MMG shareholders who remain as employees of USWeb/ CKS on the first and the second closing date anniversaries of the acquisition of MMG's assets. This

                          WHITTMAN-HART AND USWEB/CKS

                                 (IN THOUSANDS)

PRO FORMA ADJUSTMENTS (CONTINUED)

    charge is being amortized over its vesting period of 24 months and is allocated between cost of revenues and operating expenses based upon classification of the related employees.

(E) Reflects amortization expense of intangible assets resulting from the purchase business combination of MMG as if the business combination had occurred on January 1, 1998, using estimated useful lives of between 5 and 7 years.

(F) Eliminates a 1% minority interest as a result of the purchase of 100% of MMG's capital ownership.

(G) Pro forma weighted average shares used in the calculation of Whittman-Hart and USWeb/CKS pro forma combined net loss per share have been computed by adding Whittman-Hart's historical weighted average shares outstanding to USWeb/CKS's pro forma weighted average shares outstanding converted to give effect to the exchange ratio of 0.865.

    Pro forma weighted average shares used in the calculation of USWeb/CKS pro forma combined net loss per share include common stock issued to MMG upon the acquisition of MMG's assets by USWeb/CKS, as well as additional shares issuable to MMG employees who remain in the employment of USWeb/CKS at the first and second closing date anniversaries of the acquisition assuming that the acquisition took place on January 1, 1998.

(H) No income tax benefit related to the amortization of intangible assets created by the merger has been recognized in the pro forma combined statement of operations as the ultimate realization of any benefit is not certain.

(I) To conform presentation of recruiting expenses.

COMPARATIVE PER SHARE DATA

    We have summarized below selected historical per share data of Whittman-Hart and USWeb/CKS and combined per share data on an unaudited pro forma basis after giving effect to the merger accounted for using the purchase method of accounting and assuming that 0.865 of a share of Whittman-Hart common stock was issued in exchange for each outstanding share of USWeb/CKS common stock (other than shares owned by Whittman-Hart and its subsidiaries or by USWeb/CKS).


    You should read this data in conjunction with each of our historical audited consolidated financial statements and the related notes, that are included in each of our Annual Reports and other financial information included in our filings with the SEC. See "Where You Can Find More Information" on page 72.


    This unaudited pro forma combined financial data does not necessarily indicate the operating results that would have been achieved had the merger been in effect as of the beginning of the periods presented, or the results of operations or financial position that we will experience in the future.

                                                                                     YEAR ENDED
                                                               NINE MONTHS ENDED    DECEMBER 31,
                                                              SEPTEMBER 30, 1999        1998
                                                              -------------------   -------------
HISTORICAL--USWEB/CKS:
Net loss per common share--basic and diluted................          $(1.56)          $(3.07)
Book value per share........................................          $ 6.71           $ 4.28

HISTORICAL--WHITTMAN-HART:
Net income per common share--basic..........................          $ 0.39           $ 0.38
Net income per common share--diluted........................          $ 0.35           $ 0.35
Book value per share........................................          $ 4.85           $ 4.03

PRO FORMA COMBINED NET LOSS PER SHARE:
Net loss per Whittman-Hart share--basic and diluted.........          $(5.23)          $(7.93)
Net loss per equivalent USWeb/CKS share.....................          $(4.53)          $(6.86)

PRO FORMA COMBINED BOOK VALUE PER SHARE:
Per Whittman-Hart share.....................................          $40.17           $ 4.04
Per equivalent USWeb/CKS share..............................          $34.75           $ 3.40

COMPARATIVE MARKET PRICE DATA


    At the close of business on each company's record date, there were approximately 1,310 holders of record of Whittman-Hart common stock and approximately 710 holders of record of USWeb/CKS common stock. Following completion of the merger, USWeb/CKS common stock will cease to be quoted on Nasdaq.


    Neither of us has ever paid any cash dividends on our stock. We anticipate that the combined company, for the foreseeable future, will retain any earnings for use in its operations.


    On December 10, 1999, the last trading day prior to the announcement of the execution of the merger agreement, the closing price per share of Whittman-Hart common stock was $79.25 and the closing price per share of USWeb/CKS common stock was $50.875. On January 25, 2000, the last trading day prior to the printing of this joint proxy statement/prospectus, the closing price per share of Whittman-Hart common stock was $53.688 and the closing price per share of USWeb/CKS common stock was $45.563. The market prices of shares of Whittman-Hart common stock and USWeb/CKS common stock are subject to fluctuations. As a result, Whittman-Hart and USWeb/CKS stockholders are urged to obtain current market quotations.


    To help you in your analysis of the proposed merger, we have included the following table which sets forth the range of high and low sales prices reported on the Nasdaq National Market for Whittman-Hart common stock and USWeb/CKS common stock for the periods indicated:


                                                             WHITTMAN-HART           USWEB/CKS
                                                             COMMON STOCK          COMMON STOCK
                                                          -------------------   -------------------
                                                            HIGH       LOW        HIGH       LOW
                                                          --------   --------   --------   --------
Fiscal Year Ended December 31, 1998
  First Quarter.........................................  $23.375    $13.875    $23.500    $ 9.125
  Second Quarter........................................  $24.500    $18.250    $38.750    $15.937
  Third Quarter.........................................  $25.312    $15.000    $31.000    $ 8.000
  Fourth Quarter........................................  $28.250    $13.000    $28.750    $ 7.750

Fiscal Year Ended December 31, 1999
  First Quarter.........................................  $35.125    $19.500    $47.000    $22.750
  Second Quarter........................................  $31.875    $17.000    $42.125    $18.000
  Third Quarter.........................................  $39.437    $21.750    $34.937    $17.000
  Fourth Quarter........................................  $81.125    $35.460    $58.500    $27.625

Fiscal Year Ended December 31, 2000
  First Quarter (through January 25, 2000)..............  $56.500    $44.688    $47.500    $35.000



RECENT DEVELOPMENTS



    Both Whittman-Hart and USWEB/CKS have issued press releases stating their results of operations for the fourth quarter of 1999. Each of us has filed this information with the SEC. See "Where You Can Find More Information" on page 72.

                                  RISK FACTORS

    You should consider the following risks in deciding whether to approve the proposals related to the merger and the merger agreement. These matters should be considered along with the other information included in this joint proxy statement/prospectus. We have separated the risks into two groups: risks relating to the merger and risks relating to the combined company.

                          RISKS RELATING TO THE MERGER

INTEGRATING WHITTMAN-HART AND USWEB/CKS MAY BE DIFFICULT

    After the merger, the combined company will need to efficiently and promptly integrate the two companies' operations to achieve the anticipated benefits of the merger. Failure to successfully integrate our businesses could have a negative effect on the combined company and prevent us from achieving the anticipated benefits of the merger.

    Certain key elements of our businesses need to be integrated, including:

    - management and other professional personnel;

    - technical and creative service offerings;

    - sales and marketing efforts; and

    - financial, accounting and other operational controls, procedures, information systems and policies.

The integration process will be further complicated by the need to integrate widely dispersed operations, multiple executive offices and different corporate cultures. This integration may not be accomplished in an efficient or effective manner, if at all. The integration process will require the dedication of management and other personnel, which may distract their attention from the conduct of day-to-day business activities. The integration of Whittman-Hart and USWeb/CKS will be made more difficult by the large number of other businesses recently acquired by the two companies and the continuing challenges of integrating some of these businesses. Finally, neither of us has attempted an acquisition with the scope or magnitude of the planned merger. Expenses associated with ongoing integration of the companies are likely to have a negative effect on operating results of the combined entity at least through December 31, 2000.

THE MARKET PRICES OF OUR COMPANIES' STOCK PRICES MAY FLUCTUATE, BUT THE EXCHANGE
  RATIO IS FIXED

    As a result of the merger, each outstanding share of USWeb/CKS's common stock held by the USWeb/CKS stockholders (other than by Whittman-Hart and its subsidiaries and by USWeb/CKS) will be converted into the right to receive 0.865 of a share of Whittman-Hart common stock. Because the exchange ratio is fixed and will not increase or decrease with fluctuations in the market price of Whittman-Hart common stock or USWeb/CKS common stock, the specific value of the stock to be received by USWeb/CKS stockholders in the merger will depend on the market price of the Whittman-Hart common stock at the completion of the merger. We advise USWeb/CKS stockholders to obtain recent market quotations for Whittman-Hart common stock and USWeb/CKS common stock. You should note that the Whittman-Hart common stock and USWeb/CKS common stock historically have been subject to price volatility. We have included the market prices of the Whittman-Hart common stock and USWeb/CKS common stock as of a recent date in this joint proxy statement/prospectus on page 21. However, we cannot accurately predict what the market prices of the Whittman-Hart common stock or USWeb/CKS common stock will be at the closing date.

WE MUST RETAIN KEY PERSONNEL AND THEY MUST WORK TOGETHER EFFECTIVELY

    The success of the combined company will depend upon the retention of senior executives and other key employees who are critical to the continued advancement, development and support of our services, ongoing sales and marketing efforts. The loss of the services of any key personnel or of any significant group of employees could negatively affect the combined company's business and prospects. As often occurs with mergers of technology/services companies, during the pre-merger and integration phases competitors may intensify their efforts to recruit key employees. Employee uncertainty regarding the effects of the merger could also cause increased turnover. The recent decline in stock prices of both Whittman-Hart and USWeb/CKS may have the effect of decreasing the incentive value of stock options or other equity held by employees and thereby increase the risk of employee turnover. The combined company may not be able to retain key creative, technical, sales or marketing personnel before or after the merger.

    The combined company's success largely depends on the ability of its executive officers and other members of senior management to operate effectively in their roles in the newly combined company. If the combined company's management does not succeed in their roles or the combined company is not able to efficiently allocate management responsibilities and cause its officers and senior managers to operate effectively as a group, its business could be negatively affected.

WE COULD LOSE CLIENTS AS A RESULT OF UNCERTAINTY REGARDING THE MERGER

    Uncertainty regarding the merger and the ability of Whittman-Hart and USWeb/CKS to effectively integrate their operations without significant reduction in quality of service could lead some customers to select other vendors. The loss of business from significant clients could have a negative effect on the combined company's business.

WE MUST BUILD RECOGNITION AND CUSTOMER ACCEPTANCE OF NEW BRANDS

    We have each invested significant efforts in building brand recognition and customer acceptance of our brand names. We believe that transferring market acceptance for the Whittman-Hart and USWeb/CKS brands to the combined company brands will be an important aspect of its efforts to retain and attract clients. Promoting and maintaining the combined company brands will depend largely on the success of the combined company's marketing efforts and the ability of the combined company to provide high quality, reliable and cost-effective services. These efforts will require significant expenses, which will affect the combined company's results of operations. In addition, although we intend to centralize the combined company's marketing efforts, a significant part of its client services will continue to be provided through individual consulting offices. Client dissatisfaction with the performance of a single office could diminish the value of the combined company brands.

THE MERGER WILL RESULT IN SUBSTANTIAL COSTS WHETHER OR NOT COMPLETED

    The merger will result in significant costs to Whittman-Hart and USWeb/CKS. Excluding costs associated with combining the operations of the two companies and costs associated with promoting and maintaining the new brands of the combined company, which costs are difficult to estimate, direct transaction costs are estimated at approximately $75 million. We expect these costs to consist primarily of fees for investment bankers, attorneys, accountants, filing fees, financial printing, and severance benefits and costs associated with discontinuing some redundant business activities. The aggregate amount of these costs may be greater than currently anticipated. The substantial majority of these costs will be incurred whether or not the merger is completed.

IF THE MERGER IS NOT COMPLETED THE COMPANIES' STOCK PRICES COULD DECLINE

    The obligations of Whittman-Hart and USWeb/CKS to complete the merger are subject to the satisfaction or waiver of certain conditions. See page 56 for a discussion of these conditions. These conditions might not be satisfied or waived and the merger might not be completed. Noncompletion of the merger would likely have a negative effect on the stock trading price of one or both parties.

                     RISKS RELATING TO THE COMBINED COMPANY

OUR QUARTERLY RESULTS MAY FLUCTUATE, WHICH MAY LEAD TO REDUCED PRICES FOR OUR
  STOCK

    Each of Whittman-Hart's and USWeb/CKS's operating results have fluctuated in the past and the combined company's operating results are likely to fluctuate in the future as a result of a variety of factors, many of which will be outside of the combined company's control. Some of these factors include:

    - timing of the completion, material reduction or cancellation of major projects or the loss of a major client;

    - the amount and timing of the receipt of new business;

    - timing of hiring or loss of personnel;

    - the cost and timing of the opening or closing of an office;

    - the amount and the relative mix of high-margin creative or strategy consulting projects as compared to lower margin projects;

    - capital expenditures and other costs relating to the expansion of operations;

    - the level of demand for Intranet, Extranet and Web site development;

    - the productivity of consultants;

    - the ability to maintain adequate staffing to service clients effectively;

    - the cost of advertising and related media;

    - the amount and timing of expenditures by clients for professional services;

    - the introduction of new products or services by competitors;

    - pricing changes in the industry;

    - the relative mix of lower cost full-time employees versus higher cost independent contractors;

    - technical difficulties with respect to the use of the Internet;

    - economic conditions specific to Internet technology usage;

    - government regulation and legal developments regarding the use of the Internet; and

    - general economic conditions.

    The combined company may also experience seasonality in its business, resulting in diminished revenues as a consequence of decreased demand for professional services during summer and year-end vacation and holiday periods. Due to all of these factors, the combined company's operating results in any given quarter may fall below the expectations of securities analysts and investors. In such event, the trading price of the combined company's common stock would likely be significantly and negatively affected and litigation may ensue.

    Whittman-Hart's and USWeb/CKS's historical financial data is of limited value in planning future operating expenses. Accordingly, the combined company's expense levels will be based in part on its expectations concerning future revenues and will be fixed to a large extent. The combined company will be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in revenues. Accordingly, a significant shortfall in demand for services could have an immediate and significant negative effect on the combined company's business and results of operations.

OUR STOCK PRICES ARE VOLATILE AND THE COMBINED COMPANY'S STOCK COULD DECLINE IN
  VALUE

    The stock market, which has recently been at or near historic highs, has experienced extreme price and volume fluctuations that have particularly affected the market prices of equity securities of many technology companies and that often have been unrelated to the operating performance of those companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which would have a negative effect on the combined company's business, financial condition and results of operations.

THE MERGER WILL DILUTE YOUR PERCENTAGE OWNERSHIP


    The merger will dilute the percentage ownership held by the stockholders of each of Whittman-Hart and USWeb/CKS in the combined company when compared to their ownership in each company prior to the merger. Based upon the estimated capitalization of Whittman-Hart and USWeb/CKS as of the record date, approximately 81,482,000 shares of common stock will be issued in the merger, and the USWeb/CKS stockholders will hold approximately 57% of the outstanding shares of the combined company's common stock after giving effect to such issuance. Each of Whittman-Hart and USWeb/CKS have outstanding a large number of options to purchase common stock of their company, many of which have exercise prices significantly below the market price of each company's respective common stock as of the date of this joint proxy statement/prospectus. When the merger is completed, the USWeb/CKS options will be converted into options to purchase shares of common stock in the combined company. To the extent these options are exercised, there will be further dilution. Pursuant to its prior acquisition agreements, USWeb/CKS may be required to issue substantial additional "earn out" stock to the former stockholders of acquired companies as well as stock options and stock bonuses to the employees of the acquired companies who have remained employees of USWeb/CKS. These obligations will continue following the merger.


TO SUCCEED, WE MUST RECRUIT AND RETAIN SKILLED PROFESSIONALS, WHO ARE IN SHORT
  SUPPLY

    The combined company's business of delivering Internet professional services is labor intensive. Accordingly, its success depends in large part on its ability to identify, hire, train and retain consulting professionals who can provide the Internet strategy, technology, and marketing and creative skills required by clients. The inability to attract and retain the necessary technical, marketing and managerial personnel would have a negative effect on the combined company's business. There is currently a shortage of such personnel, and this shortage is likely to continue for the foreseeable future. The combined company will encounter intense competition for qualified personnel from other companies, and may not be able to identify, hire, train or retain other highly qualified technical, marketing and managerial personnel in the future.

OUR SUCCESS DEPENDS ON OUR ABILITY TO MANAGE GROWTH

    Each of Whittman-Hart and USWeb/CKS has experienced recent rapid growth and is subject to the risks inherent in the expansion and growth of a business enterprise. This significant growth, if sustained, will continue to place a substantial strain on our operational and administrative resources and to increase the level of responsibility for our existing and new management personnel. To manage our growth effectively, we will need to further develop our operating, MIS, accounting and financial systems and to expand, train and manage our employee base. The management skills and systems currently in place may not be adequate if the combined company continues to grow.

OUR INTERNATIONAL OPERATIONS ARE DIFFICULT TO MANAGE

    Upon completion of the merger, the combined company will have 27 offices outside the United States. If revenues from international consulting offices are not adequate to offset the expenses of establishing and maintaining international operations and of localizing the combined company's marketing programs, the combined company's business and results of operations could be negatively affected. In addition to the uncertainty as to the combined company's ability to generate revenues from foreign operations and expand its international presence, there are certain risks inherent in doing business on an international level, including any of the following factors which could negatively affect the combined company's international operations:

    - unexpected changes in regulatory requirements, export and import restrictions, tariffs and other trade barriers;

    - difficulties in staffing and managing foreign operations;

    - potentially adverse differences in business customs, practices and norms;

    - longer payment cycles;

    - problems in collecting accounts receivable;

    - political instability;

    - fluctuations in currency exchange rates;

    - software piracy;

    - seasonal reductions in business activity; and

    - potentially adverse tax consequences.

THE MARKET IN WHICH WE COMPETE IS HIGHLY COMPETITIVE AND HAS LOW BARRIERS TO
  ENTRY

    The market for Internet professional services is relatively new, intensely competitive, rapidly evolving and subject to rapid technological change. The combined company expects competition to intensify and increase in the future. The combined company's competitors can be divided into several groups:

    - large information technology consulting service providers such as Andersen Consulting, Cambridge Technology Partners and Electronic Data Systems Corporation;

    - the consulting divisions of computer hardware vendors such as International Business Machines Corporation, Compaq Computer Corp. and Hewlett-Packard Company;

    - Internet integrators and Web presence providers such as Agency.com, iXL Enterprises, Inc., Organic Online, Inc., Proxicom Inc., Sapient Corporation, Scient Corporation, and Viant Corporation; and

    - advertising and media agencies such as Ogilvy & Mather, Young & Rubicam, and Foote, Cone & Belding.

Many of the combined company's current and potential competitors have longer operating histories, larger installed customer bases, longer relationships with clients and significantly greater financial, technical, marketing and public relations resources than the combined company and could decide at any time to increase their resource commitments to the combined company's target markets. In addition, the market for Intranet, Extranet and Web site development is relatively new and subject to continuing definition, and, as a result, may better position the combined company's competitors to compete in this market as it matures. As a strategic response to changes in the competitive environment, the combined company may from time to time make pricing, service, technology or marketing decisions or business or technology acquisitions that could have a negative effect on the combined company's business and results of operations.

    In addition, the combined company's ability to maintain its existing client relationships and generate new clients will depend to a significant degree on the quality of its services and its reputation among its clients and potential clients, as compared with its competitors. To the extent the combined company loses clients to its competitors because of dissatisfaction with the combined company's services or its reputation is negatively affected for any other reason, the combined company's business could be negatively affected.

    There are relatively low barriers to entry into the combined company's business. Because professional services firms such as Whittman-Hart and USWeb/CKS rely on the skill of their personnel and the quality of their client service, they have no patented technology that would preclude or inhibit competitors from entering their markets. The combined company is likely to face additional competition from new entrants into the market in the future. Existing or future competitors may develop or offer services that provide significant performance, price, creative or other advantages over those offered by the combined company, which could have a negative effect on the combined company's business and prospects.

WE RELY ON STRATEGIC RELATIONSHIPS THAT COULD BE TERMINATED EASILY

    The combined company will have a number of strategic relationships with leading hardware and software companies, including 3Com Corporation, J.D. Edwards & Company, Microsoft Corporation, Novell, Inc., and Siebel
Systems, Inc. The loss of any one of these strategic relationships would deprive the combined company of the opportunity to gain early access to leading-edge technology, cooperatively market products with the vendor, cross-sell additional services and gain enhanced access to vendor training and support. Maintenance of the combined company's strategic relationships is based primarily on an ongoing mutual business opportunity and a good overall working relationship. The legal contracts associated with these relationships would not be sufficient to force the strategic relationship to continue effectively if the strategic partner wanted to terminate the relationship. In the event that any strategic relationship is terminated, the combined company's business may be negatively affected.

THE INTERNET ECONOMY AND THE MARKET FOR E-COMMERCE SOLUTIONS IS STILL DEVELOPING

    We expect the combined company to derive a substantial portion of its revenues from services that depend upon the adoption of Internet solutions and the continued development of the World Wide Web, the Internet and e-commerce. The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and volume of traffic. The Internet infrastructure may not continue to be able to support the demands placed on it by this continued growth. In addition, critical issues concerning the use of Internet and e-commerce solutions, including security, reliability, cost, ease of deployment and administration and quality of service, remain unresolved and may affect the acceptance of these technologies to operate a business, expand product marketing, improve corporate communications and increase business efficiencies. The adoption of Internet solutions for these purposes can be capital intensive and generally requires the acceptance of a new way of conducting business and exchanging information. If critical issues concerning the ability of Internet solutions to improve business positioning and processes are not resolved or if the necessary infrastructure is not developed, the combined company's business and prospects will be negatively affected.

    Even if these issues are resolved, businesses may not elect to outsource the design, development and maintenance of their Web sites to Internet professional services firms. If independent providers of Internet professional services prove to be unreliable, ineffective or too expensive, or if software companies develop tools that are sufficiently user-friendly and cost-effective, enterprises may choose to design, develop or maintain all or part of their Intranets, Extranets or Web sites themselves. If the market for such services does not continue to develop or develops more slowly than expected, or if the combined company's services do not achieve market acceptance, its business will be negatively affected.

THE INFRINGEMENT OR MISUSE OF INTELLECTUAL PROPERTY RIGHTS COULD HARM OUR
  BUSINESS

    Each of Whittman-Hart and USWeb/CKS regards its intellectual property rights, such as copyrights, trademarks, trade secrets, practices and tools, as important to the success of the combined company. To protect their intellectual property rights, Whittman-Hart and USWeb/CKS each rely on a combination of trademark and copyright law, trade secret protection and confidentiality agreements and other contractual arrangements with their employees, affiliates, clients, strategic partners, acquisition targets and others. Effective trademark, copyright and trade secret protection may not be available in every country in which the combined company intends to offer its services. The steps taken by Whittman-Hart or USWeb/CKS to protect their intellectual property rights may not be adequate, third parties may infringe or misappropriate the combined company's intellectual property rights or the combined company may not be able to detect unauthorized use and take appropriate steps to enforce its rights. In addition, other parties may assert infringement claims against the combined company. Such claims, regardless of merit, could result in the expenditure of significant financial and managerial resources. Further, an increasing number of patents are being issued to third parties regarding Internet business processes. Future patents may limit the combined company's ability to use processes covered by such patents or expose the combined company to claims of patent infringement or otherwise require the combined company to seek to obtain related licenses. Such licenses may not be available on acceptable terms. The failure to obtain such licenses on acceptable terms could have a negative effect on the combined company's business.

IF WE DO NOT PERFORM TO OUR CLIENTS' EXPECTATIONS, WE FACE POTENTIAL LIABILITY

    Many of our consulting engagements involve the development, implementation and maintenance of applications that are critical to the operations of our clients' businesses. The combined company's failure or inability to meet a client's expectations in the performance of its services could injure the combined company's business reputation or result in a claim for substantial damages against the combined company, regardless of its responsibility for such failure. In addition, each of us possesses technologies and content that may include confidential or proprietary client information. Although each of us has implemented policies to prevent such client information from being disclosed to unauthorized parties or used inappropriately, any such unauthorized disclosure or use could result in a claim for substantial damages. We have each attempted to contractually limit our damages arising from negligent acts, errors, mistakes or omissions in rendering professional services. However, these contractual protections may not be enforceable or may not otherwise protect the combined company from liability for damages. Although each of us maintains general liability insurance coverage, including coverage for errors and omissions, such coverage may not continue to be available on reasonable terms or may not be available in amounts sufficient to cover one or more large claims, or the insurer may disclaim coverage as to any future claim. The successful assertion of one or more large claims against the combined company that are not covered by insurance or result in changes to any of our insurance policies, including premium increases or deductible or co-insurance requirements, could negatively affect the combined company's business and financial condition.

ONE STOCKHOLDER WILL HAVE SIGNIFICANT INFLUENCE OVER THE COMBINED COMPANY

    Robert Bernard, who will be the Chief Executive Officer and President of the combined company, will beneficially own approximately 9% of the combined company's common stock immediately following the merger. As a result, Mr. Bernard will be able to exercise significant influence over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control of the combined company.

THE ORGANIZATIONAL DOCUMENTS OF THE COMBINED COMPANY AND CURRENT DELAWARE LAW MAY DETER POTENTIALLY BENEFICIAL TAKEOVER ATTEMPTS

    The combined company's certificate of incorporation and by-laws and the Delaware General Corporation Law include provisions that may be deemed to have anti-takeover effects and may delay, deter or prevent a takeover attempt that stockholders might consider in their best interests. These include by-law provisions under which only the Chairman of the Board or the President may call meetings of stockholders and certain advance notice procedures for nominating candidates for election to the board of directors. The combined company's directors will be divided into three classes and elected to serve staggered three-year terms. The combined company's board of directors will be empowered to issue up to 3,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of such shares, without any further stockholder action. The existence of this "blank-check" preferred stock could render more difficult or discourage an attempt to obtain control of the combined company by means of a tender offer, merger, proxy contest or otherwise. In addition, this "blank-check" preferred stock, and any issuance thereof, may significantly decrease the market price of the common stock.

              UNCERTAINTIES RELATING TO FORWARD-LOOKING STATEMENTS

    This joint proxy statement/prospectus contains or incorporates by reference "forward-looking statements" within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 about Whittman-Hart's and USWeb/CKS's businesses and the expected impact of the merger. These statements include, among others:

    - statements concerning the benefits that Whittman-Hart and USWeb/CKS expect will result from their business activities;

    - statements concerning the potential advantages and strategic opportunities that Whittman-Hart and USWeb/CKS expect will result from the merger; and

    - other statements of Whittman-Hart's and USWeb/CKS's expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts.

    These statements may be made expressly in this document, or may be incorporated by reference to other documents Whittman-Hart and USWeb/CKS have filed with the SEC. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates," or similar expressions used in this joint proxy statement/prospectus or incorporated by reference in this joint proxy statement/prospectus.

    These forward-looking statements are subject to numerous assumptions, risks and uncertainties that may cause actual results to be materially and adversely different from any future results expressed or implied in those statements. Some of the key factors that could cause such different results are included in those risks, uncertainties and risk factors identified, among other places, under "Risk Factors" beginning on page 22 in this document, and under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Whittman-Hart Annual Report on Form 10-K for the year ended December 31, 1998, the USWeb/CKS Annual Report on Form 10-K for the year ended December 31, 1998, and the USWeb/CKS Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, all of which are incorporated by reference.

    Whittman-Hart and USWeb/CKS caution you not to place undue reliance on the statements, which speak only as of the date of this report or, in the case of documents incorporated by reference, the date of the document.

    The cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that Whittman-Hart, USWeb/CKS or persons acting on either company's behalf may issue. Neither Whittman-Hart nor USWeb/CKS undertakes any obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events.

                         THE USWEB/CKS SPECIAL MEETING

PURPOSE OF THE USWEB/CKS SPECIAL MEETING

    The purpose of the special meeting of USWeb/CKS's stockholders is to vote on the proposal to approve and adopt the merger agreement and the merger. Holders of USWeb/CKS common stock may also vote on any other matters that may come before the USWeb/CKS special meeting including the approval of any adjournment or postponement of the special meeting. The merger will occur only if the proposal is approved.


THE USWEB/CKS BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER, AND RECOMMENDS A VOTE "FOR" ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND "FOR" APPROVAL OF THE MERGER.


PROXIES

    The USWeb/CKS proxy accompanying this joint proxy statement/prospectus is being solicited on behalf of the USWeb/CKS board of directors for use at the USWeb/CKS special meeting. You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting. Voting instructions are included on your proxy card. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. You may vote for or against the proposal submitted at the meeting or abstain from voting. In order to vote by proxy, complete, sign, date and return your proxy card in the enclosed envelope. If you hold shares through a broker or other custodian, please check the voting form used by that firm to see if it offers telephone or Internet voting. If you submit your proxy but do not make specific choices, your proxy will follow the board's recommendation and vote your shares for the merger proposal and in its discretion as to any other business that may properly come before the meeting.

DATE, TIME AND PLACE OF MEETING


    The USWeb/CKS special meeting will be held on Monday, February 28, 2000 at 9:00 a.m., local time, at the offices of USWeb Corporation, 2880 Lakeside Drive, Suite 300, Santa Clara, California 95054.


RECORD DATE AND OUTSTANDING SHARES


    Only holders of record of USWeb/CKS common stock at the close of business on January 25, 2000, the USWeb/CKS record date, are entitled to notice of and to vote at the USWeb/CKS special meeting. At the close of business on the USWeb/CKS record date, there were approximately 94,199,000 shares of USWeb/ CKS common stock outstanding. Each holder of record of USWeb/CKS common stock on the USWeb/ CKS record date will be entitled to one vote for each share held on all matters to be voted upon at the USWeb/CKS special meeting.


VOTE REQUIRED

    A quorum of stockholders is necessary to hold a valid meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of USWeb/CKS common stock is necessary to constitute a quorum. Abstentions and broker "non-votes" count as present for establishing a quorum. A broker non-vote occurs when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instruction is given. Approval of the USWeb/CKS proposal requires the affirmative vote of a majority of the shares of USWeb/CKS common stock outstanding on the record date. Abstentions and broker non-votes have the same effect as a vote against the USWeb/CKS merger proposal.

    As of the record date for the special meeting, directors and executive officers of USWeb/CKS held approximately 2,125,000 shares of USWeb/CKS common stock. All directors and executive officers are expected to vote in favor of the USWeb/CKS proposals.



    MMG LLC, a Cayman Islands limited liability company, owns approximately 7.6% of the outstanding shares of USWeb/CKS. Each of the three members of the board of directors of MMG are employees of USWeb/CKS. MMG is expected to vote in favor of the USWeb/CKS proposals.


    Robert Shaw, USWeb/CKS's Chief Executive Officer, Mark Kvamme, Chairman of the Board of USWeb/CKS, and Robert Hoff, a director of USWeb/CKS, have signed stockholder agreements with Whittman-Hart, pursuant to which they have agreed to vote shares of USWeb/CKS common stock they beneficially own, representing approximately 2% of the total outstanding shares of USWeb/CKS common stock, in favor of the merger.

REVOCABILITY OF PROXIES

    You may revoke your proxy before it is voted by:

    - submitting a new proxy with a later date,

    - notifying your company's secretary in writing before or at the meeting that you have revoked your proxy, or

    - voting in person at the meeting.

    If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

PROXY SOLICITATION

    This joint proxy statement/prospectus was mailed to all USWeb/CKS stockholders of record on the USWeb/CKS record date and constitutes notice of the USWeb/CKS special meeting in conformity with the requirements of the Delaware General Corporation Law.

    The cost of the solicitation of proxies from holders of USWeb/CKS common stock and all related costs will be borne by USWeb/CKS. The companies have jointly engaged the services of a proxy solicitation firm, the costs of which will be shared. In addition, USWeb/CKS may reimburse brokerage firms and other persons representing beneficial owners of its shares for their expenses in forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other employees of USWeb/CKS. No additional compensation will be paid to directors, officers or other employees for such services.

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
                       THE WHITTMAN-HART SPECIAL MEETING

PURPOSE OF THE WHITTMAN-HART SPECIAL MEETING

    The purpose of the special meeting of Whittman-Hart's stockholders is to consider and vote upon proposals to:

    - approve the merger and the issuance of shares of common stock to the stockholders of USWeb/CKS pursuant to the merger;

    - approve the proposed amendment of the Whittman-Hart charter to increase the number of authorized common shares from 75,000,000 to 500,000,000;

    - approve the proposed amendment to the 1995 Whittman-Hart Incentive Stock Plan to increase the number of shares of common stock available for award under the plan from 24,000,000 to 48,000,000; and

    - transact any other business that may properly come before the meeting, including the approval of any adjournment or postponement of the meeting.

    The merger will occur only if the proposals to amend the charter and to issue Whittman-Hart common stock in connection with the merger are approved.


THE WHITTMAN-HART BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER, AND RECOMMENDS A VOTE "FOR" APPROVAL OF THE PROPOSALS.


PROXIES

    The Whittman-Hart proxy accompanying this joint proxy statement/prospectus is being solicited on behalf of the Whittman-Hart board of directors for use at the Whittman-Hart special meeting. You may vote in person at your meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting. Voting instructions are included on your proxy card. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. You may vote for or against the proposals submitted at the meeting or abstain from voting. In order to vote by proxy, complete, sign, date and return your proxy card in the enclosed envelope. If you hold shares through a broker or other custodian, please check the voting form used by that firm to see if it offers telephone or Internet voting. If you submit your proxy but do not make specific choices, your proxy will follow the board's recommendation and vote your shares for the proposals and in its discretion as to any other business that may properly come before the meeting.

DATE, TIME AND PLACE OF MEETING


    The Whittman-Hart special meeting will be held on Monday, February 28, 2000 at 10:00 a.m., local time, at The Whittman-Hart Institute for Strategic Education, 320 North Elizabeth Street, Chicago, Illinois 60607.


RECORD DATE AND OUTSTANDING SHARES


    Only holders of record of Whittman-Hart common stock at the close of business on January 25, 2000, the record date, are entitled to notice of and to vote at the Whittman-Hart special meeting. At the close of business on the Whittman-Hart record date, there were 62,146,544 shares of Whittman-Hart common stock outstanding. Each holder of record of common stock on the Whittman-Hart record date will be entitled to one vote on all matters to be voted upon at the Whittman-Hart special meeting.

VOTE REQUIRED

    A quorum of stockholders is necessary to hold a valid meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Whittman-Hart common stock is necessary to constitute a quorum. Abstentions and broker "non-votes" count as present for establishing a quorum. A broker non-vote occurs when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instruction is given. Approval of the proposal to amend the charter of the company to increase the number of authorized shares requires the affirmative vote of a majority of the shares of Whittman-Hart common stock outstanding on the record date. Abstentions and broker non-votes have the same effect as voting against amending the charter. Approval of the proposals to issue shares to USWeb/CKS stockholders in connection with the merger and to increase the number of authorized shares of common stock available for issuance under the Whittman-Hart 1995 Incentive Stock Plan requires the affirmative vote of a majority of the total votes cast at the meeting in person or by proxy.

    The completion of the merger is not contingent upon the approval of the proposal to amend the stock plan.


    As of the record date for the special meeting, directors and executive officers of Whittman-Hart held approximately 13,309,202 shares of Whittman-Hart common stock. All directors and executive officers are expected to vote in favor of the Whittman-Hart proposals.


    Robert F. Bernard, Whittman-Hart's chairman and chief executive officer, has signed a stockholder agreement with USWeb/CKS, pursuant to which he has agreed to vote the shares of Whittman-Hart common stock he beneficially owns, representing approximately 21% of the total outstanding shares of Whittman-Hart common stock, in favor of the Whittman-Hart proposals.

REVOCABILITY OF PROXIES

    You may revoke your proxy before it is voted by:

    - submitting a new proxy with a later date,

    - notifying your company's secretary in writing before or at the meeting that you have revoked your proxy, or

    - voting in person at the meeting.

    If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

PROXY SOLICITATION

    This joint proxy statement/prospectus was mailed to all Whittman-Hart stockholders of record on the Whittman-Hart record date and constitutes notice of the Whittman-Hart special meeting in conformity with the requirements of the Delaware General Corporation Law.

    The cost of the solicitation of proxies from holders of Whittman-Hart common stock and all related costs will be borne by Whittman-Hart. The companies have jointly engaged the services of a proxy solicitation firm, the costs of which will be shared. In addition, Whittman-Hart may reimburse brokerage firms and other persons representing beneficial owners of its shares for their expenses in forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other employees of Whittman-Hart. No additional compensation will be paid to directors, officers or other employees for such services.

                             APPROVAL OF THE MERGER

BACKGROUND OF THE MERGER

    In early November 1999, Robert Shaw, the Chief Executive Officer of USWeb/CKS, had informal conversations with Robert F. Bernard, the Chairman and Chief Executive Officer of Whittman-Hart, regarding their businesses and potential cooperative ventures. These informal conversations led management of USWeb/CKS and Whittman-Hart to consider a possible merger of the two companies because of the strategic benefits foreseen by management of both entities. Management of Whittman-Hart had discussions with its financial advisors regarding a possible merger transaction.

    On November 12, 1999, Mr. Bernard and Bert Young, Chief Financial Officer of Whittman-Hart, met with Mr. Shaw and Carolyn Aver, Chief Financial Officer of USWeb/CKS, to discuss the potential for a business combination. At about this time, officers of USWeb/CKS sought advice from Morgan Stanley & Co. Incorporated regarding the advisability of a business combination with Whittman-Hart.

    On November 18, 1999, Whittman-Hart sent USWeb/CKS a proposed confidentiality agreement, an information request list and a discussion outline for a meeting to be held with senior management of the two companies and their financial advisors. On November 26, 1999, a confidentiality agreement was signed by each company.

    On November 18, 1999, the Whittman-Hart board of directors met to discuss a possible merger with USWeb/CKS, to receive a briefing on the conversations that had taken place to date and to consider the proposed terms of such a transaction. At the conclusion of the meeting, Mr. Bernard was authorized to continue exploring a possible business combination with USWeb/CKS.

    On November 30, 1999, the Whittman-Hart board of directors met to further discuss a possible merger with USWeb/CKS. At this meeting, Credit Suisse First Boston Corporation, financial advisor to Whittman-Hart, reviewed with the board the financial aspects of the potential merger with USWeb/CKS. Katten Muchin Zavis, counsel to Whittman-Hart, reviewed the directors' responsibilities associated with considering a business combination.

    Beginning on December 1 and continuing through December 3, 1999, management of USWeb/CKS and Whittman-Hart and their advisors met in Chicago to discuss the potential combination of the two businesses. During this time, USWeb/CKS also began its due diligence review of the Whittman-Hart business, which continued through the week of December 6, 1999.

    On December 6, 1999, Mr. Shaw and Ms. Aver held a telephone conference call with several members of the USWeb/CKS board of directors to discuss the proposed merger with Whittman-Hart. Mr. Shaw and Ms. Aver explained the background of the negotiations and reviewed the current status of the negotiations and the proposed terms of the transaction. Representatives of Morgan Stanley, financial advisor to USWeb/CKS, discussed the financial aspects of the transaction. Representatives of Wilson Sonsini Goodrich & Rosati, counsel to USWeb/CKS, reviewed responsibilities of the board of directors in considering the proposed transaction. Over the next few days, officers of USWeb/CKS called directors who were unable to participate in the December 6 conference call to review with those members the topics discussed in the December 6 conference call. USWeb/CKS officers also had conversations with individual directors to provide updated information with respect to the proposed merger.

    During the week of December 6, 1999, Whittman-Hart's representatives conducted a due diligence review of USWeb/CKS's business in Palo Alto, California, while legal counsel for the parties negotiated the merger agreement. On December 8, 1999, the Whittman-Hart board of directors held a telephonic meeting to discuss the current status of the negotiations, due diligence and the terms and structure of the merger.

    On December 11, 1999, the USWeb/CKS board of directors met to discuss a possible merger with Whittman-Hart, to receive a briefing on the negotiations to date and review the specific proposed transaction terms. At this meeting, representatives of Wilson Sonsini
Goodrich & Rosati again reviewed responsibilities of the board of directors in considering the proposed transaction. Representatives of Morgan Stanley made a detailed financial presentation to the board relating to the transaction.
Mr. Bernard attended a portion of the meeting to present his view of the opportunities and issues that would face the combined companies.

    On December 11, 1999, the Whittman-Hart board of directors held a telephonic meeting with representatives of their financial advisors and legal counsel and discussed the status of negotiations, due diligence review and the terms and conditions of the merger as set forth in the drafts of the merger agreement previously provided to the Whittman-Hart board of directors. At this meeting, Credit Suisse First Boston made a financial presentation relating to the merger and delivered its oral opinion, which was subsequently confirmed by delivery of a written opinion, dated December 12, 1999, the date of the merger agreement, to the effect that as of the date of the opinion and based upon the matters stated in the opinion, the exchange ratio was fair, from a financial point of view, to Whittman-Hart. Further, the board's outside counsel explained to the board its fiduciary duties regarding the merger.

    On December 12, 1999, the Whittman-Hart board of directors held a telephonic meeting, reviewed the proposed transactions and agreements, and approved the merger agreement with an exchange ratio of 0.865. The USWeb/CKS board of directors held a telephonic board meeting with their advisors and discussed the terms and conditions of the merger as set forth in drafts of the merger agreement previously provided to the USWeb/CKS board of directors. At such meeting, representatives of Morgan Stanley delivered its oral opinion, which was subsequently confirmed by delivery of a written opinion dated December 12, 1999, the date of the merger agreement, as to the fairness from a financial point of view of the exchange ratio to the USWeb/CKS stockholders. The merger agreement was approved by the USWeb/ CKS board of directors. The USWeb/CKS board of directors also reviewed existing agreements concerning the acceleration of certain stock options held by Mr. Shaw and Ms. Aver. The USWeb/CKS board of directors determined to effect such acceleration, contingent upon closing of the merger.

    Negotiations regarding the merger agreement continued throughout the day and evening of December 12, 1999 regarding the final points of the merger agreement, and the merger agreement and related documents were executed late that evening. A public announcement of the merger was made on December 13, 1999.

JOINT REASONS FOR THE MERGER

    USWeb/CKS is a leading provider of Internet professional services with an emphasis on the "dot com" and Fortune 500 business-to-consumer marketplace and offers strong strategy and creative capabilities. Whittman-Hart is a leading provider of e-commerce solutions to middle market business-to-business clients and offers strong technical capabilities through its technology consulting business. The boards of directors of Whittman-Hart and USWeb/CKS independently concluded that the proposed merger will afford the combined company with the complementary strengths of the two individual companies. Each of the boards of directors believes that the merger will create a number of strategic benefits that will enable the combined company to take advantage of increased market demand for a variety of Internet professional services. These anticipated strategic benefits include the following:

    - the combined company will be able to provide comprehensive supplier-to-consumer digital solutions that neither of us could provide alone;

    - the combined company's 8,000 professionals will possess premium talent and comprehensive skills in the strategy, marketing and creative, and technology disciplines;

    - the combined company's higher market profile, greater financial strength and increased marketing capability should enable it to respond more quickly and effectively to the rapid innovation and change and increased competition and market demands that characterize our industry;

    - the combined company's expanded geographic reach, with more than 70 offices worldwide, will enable it to provide local service to global clients;

    - the combined company's expanded scale, flexible delivery capabilities and breadth of service offerings should position it to take advantage of increased market demands for multiple digital services from a single provider;

    - the combined company's expanded scale and client base will create additional opportunities for strategic alliances; and

    - the combined company will have the opportunity to leverage an even stronger executive management team and have better resources to recruit additional talented personnel.

    Whittman-Hart and USWeb/CKS have each identified additional reasons for the merger, as discussed below. It should be noted, however, that some or all of the potential benefits of the merger may not be realized. See "Risk Factors" beginning on page 22.

USWEB/CKS'S REASONS FOR THE MERGER

    In addition to the anticipated potential joint benefits described above, USWeb/CKS's board of directors believes that the following are additional reasons the merger will be beneficial to USWeb/CKS and for stockholders of USWeb/CKS to vote "FOR" adoption of the merger agreement;

    - the merger is expected to enhance the opportunity to be the leading provider of Internet professional services;

    - the exchange ratio in the merger represented a 34.7% premium over the closing price for USWeb/ CKS common stock on December 10, 1999, the last trading day prior to the signing of the merger agreement, as well as 27.6% and 10.5% premiums over the average exchange ratios for the ten and thirty trading days ending on December 10, 1999, respectively;

    - USWeb/CKS's stockholders should benefit from owning part of a larger and financially stronger enterprise with greater geographic coverage and additional management talent;

    - USWeb/CKS will be able to leverage the robust multi-office infrastructure developed by Whittman-Hart; and

    - USWeb/CKS will be able to combine its employee training and development programs with Whittman-Hart's well-developed programs.

    In the course of deliberations, the USWeb/CKS board reviewed with USWeb/CKS management and outside advisors a number of additional factors relevant to the merger, including:

    - historical information concerning Whittman-Hart's and USWeb/CKS's respective businesses, financial performance and condition, operations, technology, management and competitive position, including public reports concerning results of operations during the most recent fiscal year and fiscal quarter for each company filed with the SEC;

    - USWeb/CKS management's view as to the financial condition, results of operations and businesses of Whittman-Hart and USWeb/CKS before and after giving effect to the merger based on management due diligence and publicly available earnings estimates;

    - current financial market conditions and historical market prices, volatility and trading information with respect to Whittman-Hart common stock and USWeb/CKS common stock;

    - the consideration to be received by USWeb/CKS stockholders in the merger and an analysis of the market value of the Whittman-Hart common stock to be issued in exchange for each share of USWeb/CKS common stock in light of comparable merger transactions;

    - the terms of the merger agreement, including the parties' representations, warranties and covenants, and the conditions to the parties' respective obligations;

    - USWeb/CKS management's view as to the prospects of USWeb/CKS as an independent company;

    - USWeb/CKS management's view as to the potential for other third parties to enter into strategic relationships with or to acquire USWeb/CKS;

    - the impact of the merger on USWeb/CKS's customers and employees;

    - reports from management, legal advisors and financial advisors as to the results of their due diligence investigation of Whittman-Hart; and

    - the financial presentations by USWeb/CKS management and Morgan Stanley, as well as Morgan Stanley's opinion, which was subsequently confirmed by delivery of a written opinion dated December 12, 1999, to the effect that as of the date of the opinion and based upon and subject to matters stated in the opinion, the exchange ratio was fair, from a financial point of view, to the stockholders of USWeb/CKS. A copy of the opinion is attached hereto as Annex B and stockholders are urged to review it carefully.

    USWeb's board of directors also considered the terms of the merger agreement regarding
USWeb/CKS's rights to consider and negotiate other strategic transaction proposals, as well as the possible effects of the provisions regarding termination fees. In addition, USWeb/CKS's board of directors noted that the merger is expected to be a tax-free transaction. USWeb/CKS's board of directors also considered various alternatives to the merger, including remaining as an independent company. USWeb/CKS's board of directors believed that these factors, including the terms of the merger agreement, supported the board's recommendation of the merger when viewed together with the risks and potential benefits of the merger. USWeb/CKS's board of directors also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

    - the risk that the potential benefits sought in the merger might not be fully realized;

    - the possibility that the merger might not be completed and the effect of public announcement of the merger on USWeb/CKS's sales and operating results, employee retention and recruiting efforts;

    - the substantial charges to be incurred in connection with the merger, including costs of integrating the businesses and transaction expenses arising from the merger;

    - the risk that despite the efforts of the combined company, key management and professional personnel might not remain employed by the combined company;

    - the difficulty of managing separate operations at different geographic locations, including multiple executive offices; and

    - the other risks described under "Risk Factors" beginning on page 22 of this joint proxy statement/ prospectus.

    USWeb/CKS's board of directors believed that these risks were outweighed by the potential benefits of the merger. The foregoing discussion is not exhaustive of all factors considered by USWeb/CKS's board of directors. Each member of USWeb/CKS's board may have considered different factors, and USWeb/ CKS's board evaluated these factors as a whole and did not quantify or otherwise assign relative weights to factors considered.

WHITTMAN-HART'S REASONS FOR THE MERGER

    In addition to the anticipated joint benefits described above, the Whittman-Hart board of directors believes that the following are additional specific reasons the merger will be beneficial to Whittman-Hart and recommends the stockholders of Whittman-Hart vote "FOR" approval of the merger and related proposals:

    - the merger will accelerate the realization of our growth strategy, including geographic expansion and a broader range of service offerings;

    - the size and scope of the merger should allow us to execute our corporate development goals more quickly and efficiently;

    - the merger will enable us to offer existing and new clients increased depth in strategy, consulting, marketing and creative services; and

    - the merger will allow employees to develop expertise in multiple disciplines and serve a broader group of clients in more diverse locations.

    In addition to the factors set forth above, in the course of its meetings, the Whittman-Hart board of directors reviewed and considered a wide variety of information relevant to the merger including:

    - information concerning Whittman-Hart's and USWeb/CKS's businesses, historical financial performance and condition, operations, customers, competitive positions, prospects and management;

    - Whittman-Hart's management's view as to the financial condition, results of operations and business and financial potential of Whittman-Hart and USWeb/CKS before and after giving effect to the merger, based on management's due diligence and publicly available earnings estimates;

    - current financial market conditions and historical market prices, volatility and trading information with respect to the Whittman-Hart common stock and USWeb/CKS common stock;

    - the consideration to be paid to the USWeb/CKS stockholders in the merger and a comparison of comparable merger transactions;

    - the terms of the merger agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations;

    - reports from management, legal advisors and financial advisors as to the results of their due diligence investigation of USWeb/CKS;

    - the potential impact of the merger on customers and employees of Whittman-Hart and
     USWeb/CKS; and

    - the financial presentation by Whittman-Hart management and Credit Suisse First Boston, as well as Credit Suisse First Boston's oral opinion, which was subsequently confirmed by delivery of a written opinion dated
      December 12, 1999, the date of the merger agreement, to the effect that as of the date of the opinion and based upon and subject to matters stated in the opinion, the exchange ratio was fair, from a financial point of view, to Whittman-Hart. A copy of the opinion is attached hereto as Annex C and stockholders are urged to read it carefully in its entirety.

    Whittman-Hart's board of directors also considered the terms of the merger agreement regarding Whittman-Hart's rights to consider and negotiate other strategic transaction proposals, as well as the possible effects of the provisions regarding termination fees. In addition, Whittman-Hart's board of directors noted that the merger is expected to be a tax-free transaction. Whittman-Hart's board of directors believed that these factors, including the terms of the merger agreement, supported the board's recommendation of the merger when viewed together with the risks and potential benefits of the merger. Whittman-Hart's board of directors also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

    - the risk that the potential benefits sought in the merger might not be fully realized,

    - the possibility that the merger might not be completed and the effect of public announcement of the merger on Whittman-Hart's sales and operating results, employee retention and recruiting efforts,

    - the substantial charges to be incurred in connection with the merger, including costs of integrating the businesses and transaction expenses arising from the merger,

    - the risk that despite the efforts of the combined company, key management and professional personnel might not remain employed by the combined company,

    - the difficulty of managing separate operations at different geographic locations, including multiple executive offices; and

    - the other risks described under "Risk Factors" beginning on page 22 of this joint proxy statement/ prospectus.

    Whittman-Hart's board of directors believed that these risks were outweighed by the potential benefits of the merger.

    The foregoing discussion of the factors considered by the Whittman-Hart board of directors is not intended to be exhaustive but is intended to summarize the material factors considered by the Whittman-Hart board of directors. In view of the complexity and variety of factors considered by the Whittman-Hart board of directors, the Whittman-Hart board of directors did not consider it practical to quantify or otherwise attempt to assign any relative or specific weights to the specific factors considered, and individual directors may have given differing weights to different factors.

BOARD RECOMMENDATIONS

    WHITTMAN-HART. The Whittman-Hart board believes that the merger is advisable and fair to and in the best interests of Whittman-Hart and recommends to its stockholders that they vote "FOR" all the proposals, including the issuance of shares of Whittman-Hart common stock in the merger, the Whittman-Hart charter amendment and the increase in the number of shares of Whittman-Hart common stock authorized for issuance under the plan.

    USWEB/CKS. The USWeb/CKS board believes that the merger is advisable and fair to and in the best interests of USWeb/CKS stockholders and recommends to its stockholders that they vote "FOR" the proposal to approve and adopt the merger agreement and the merger.

OPINION OF MORGAN STANLEY & CO. INCORPORATED, FINANCIAL ADVISOR TO USWEB/CKS

    Under an engagement letter dated December 12, 1999, USWeb/CKS retained Morgan Stanley to provide it with financial advisory services and a financial fairness opinion in connection with the merger. The USWeb/CKS board of directors selected Morgan Stanley to act as USWeb/CKS's financial advisor based on Morgan Stanley's qualifications, expertise and reputation and its knowledge of the business and affairs of USWeb/CKS. At the meeting of the USWeb/CKS board of directors on December 12, 1999, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of December 12, 1999, based upon and subject to the various considerations set forth in the opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of common stock of USWeb/CKS.

    The full text of the written opinion of Morgan Stanley dated December 12, 1999 is attached as Annex B to this document and sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. USWeb/CKS stockholders are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley's opinion is directed to the USWeb/CKS board of directors and addresses only the fairness of the exchange ratio pursuant to the merger agreement from a financial point of view to the holders of common stock of USWeb/CKS as of the date of the opinion. It does not address any other aspect of the merger and does not constitute a recommendation to any holder of USWeb/CKS common stock as to how to vote at the USWeb/CKS special meeting. The summary of the opinion of Morgan Stanley set forth in this document, while materially complete, is qualified in its entirety by reference to the full text of the opinion.

    In connection with rendering its opinion, Morgan Stanley, among other things:

    - reviewed certain publicly available financial statements and other information of USWeb/CKS and Whittman-Hart;

    - reviewed certain internal financial statements and other financial and operating data concerning USWeb/CKS and Whittman-Hart prepared by the managements of USWeb/CKS and Whittman-Hart, respectively;

    - discussed the past and current operations and financial condition and the prospects of USWeb/CKS, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of USWeb/CKS;

    - discussed the past and current operations and financial condition and the prospects of Whittman-Hart, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Whittman-Hart;

    - reviewed the pro forma impact of the merger on the earnings per share of Whittman-Hart;

    - reviewed the reported prices and trading activity for the USWeb/CKS common stock and Whittman-Hart common stock;

    - compared the financial performance of USWeb/CKS and Whittman-Hart and the prices and trading activity of the USWeb/CKS common stock and Whittman-Hart common stock with that of certain other publicly-traded companies and their securities;

    - reviewed the contribution of revenues and earnings from USWeb/CKS and Whittman-Hart to the combined company;

    - reviewed and discussed with the senior managements of USWeb/CKS and Whittman-Hart their strategic rationales for the merger;

    - participated in discussions and negotiations among representatives of USWeb/CKS and Whittman-Hart and their financial and legal advisors;

    - reviewed the draft of the merger agreement, dated December 12, 1999, and certain related agreements; and

    - performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

    Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the internal financial statements and other financial and operating data, and discussions relating to the strategic, financial and operational benefits anticipated from the merger provided by USWeb/CKS and Whittman-Hart, Morgan Stanley assumed that they have, in each case, been reasonably prepared on bases reflecting the best currently available estimates and judgments of the prospects of USWeb/CKS and Whittman-Hart. Morgan Stanley relied upon the assessment by the managements of USWeb/CKS and Whittman-Hart of their ability to retain key employees of USWeb/CKS and Whittman-Hart. Morgan Stanley also relied upon, without independent verification, the assessment by the managements of USWeb/CKS and Whittman-Hart of:

    - the strategic and other benefits expected to result from the merger;

    - the timing and risks associated with the integration of USWeb/CKS and Whittman-Hart; and

    - the validity of, and risks associated with, USWeb/CKS's and Whittman-Hart's existing and future technologies, services or business models.

    Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities or technology of USWeb/CKS and Whittman-Hart, nor was it furnished with any such appraisals. In addition, Morgan Stanley assumed that the merger will be treated as a tax-free reorganization and/or exchange each pursuant to the Internal Revenue Code of 1986 (as amended) and will be consummated in accordance with the terms set forth in the draft of the merger agreement, dated December 12, 1999. Morgan Stanley's opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of its opinion.

    The following is a brief summary of certain of the analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its opinion letter dated, December 12, 1999. Certain of these summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

    COMPARATIVE STOCK PRICE PERFORMANCE. Morgan Stanley reviewed the stock price performance of the USWeb/CKS common stock and Whittman-Hart common stock during the period from December 10, 1998 to December 10, 1999 and compared such performance with the averages of the following groups of companies during the same period.

                                                      STOCK PRICE PERFORMANCE SINCE
COMPANIES                                                   DECEMBER 10, 1998
---------                                             -----------------------------
USWeb/CKS...........................................               161%
Whittman-Hart.......................................               257%
High End/High Growth IT Services Index..............               336%
Nasdaq Index........................................                80%

    The High End/High Growth IT Services Index included Scient Corporation, Sapient Corporation, Razorfish, Inc., Proxicom, Inc., Viant Corporation and AnswerThink Consulting Group, Inc.

    Morgan Stanley noted that each of USWeb/CKS and Whittman-Hart stock prices had increased more than the Nasdaq index but less than the High End/High Growth IT Services Index.

    PEER GROUP COMPARISON. Morgan Stanley compared certain financial information of USWeb/CKS and Whittman-Hart with publicly available information for other companies providing information technology services including the companies in the High End/High Growth IT Services Index.

    For this analysis, Morgan Stanley examined median estimates from securities research analysts, where appropriate. The following table presents, as of December 10, 1999, the following statistics:

    - the ratio of price to calendar year 2000 estimated earnings per share, commonly known as EPS; and

    - the ratio of aggregate value, defined as market capitalization plus total debt less cash and cash equivalents to calendar year 2000 revenue.

                                                                AGGREGATE VALUE TO
                                                     CY 2000E        CY 2000E
COMPANY                                                P/E           REVENUES
-------                                              --------   ------------------
USWeb/CKS..........................................    74x              7x
Whittman-Hart......................................    109               9
Scient.............................................    844              30
Sapient............................................    117              14
Razorfish..........................................    165              15
Proxicom...........................................    309              19
Viant..............................................    594              23
AnswerThink........................................     59               4
Median (excluding USWeb/CKS and Whittman-Hart).....    237              17

The analyses reflected in the table above show that as of December 10, 1999:

    - USWeb/CKS's common stock price was 74 times estimated calendar year 2000 EPS, as compared to the comparable ratios for Whittman-Hart and the median of the companies in the High End/High Growth IT Services Index of 109 and 237, respectively; and

    - USWeb/CKS's aggregate value was 7 times estimated calendar year 2000 revenue, as compared to the comparable ratios for Whittman-Hart and the median of the companies in the High End/High Growth IT Services Index of 9 and 17, respectively.

    No company utilized in the peer group comparison analysis is identical to USWeb/CKS or Whittman-Hart. In evaluating the peer groups, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of USWeb/CKS and Whittman-Hart, such as the impact of competition on the businesses of USWeb/CKS and Whittman-Hart and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of USWeb/ CKS and Whittman-Hart or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using peer group data.

    SECURITIES RESEARCH ANALYSTS' PRICE TARGETS. Morgan Stanley reviewed and analyzed future public market trading price targets for USWeb/CKS common stock and Whittman-Hart common stock prepared and published by securities research analysts during the period from October 26, 1999 to December 1, 1999, for USWeb/CKS and from July 27, 1999 to December 1, 1999, for Whittman-Hart. These targets reflect each analyst's estimate of the future public market trading price of USWeb/CKS and Whittman-Hart common stock at the end of the particular time period considered for each estimate. The range of price targets are set forth below:

                                                          PRICE TARGET
                                            -----------------------------------------
                                              LOW        HIGH     AVERAGE     MEDIAN
                                            --------   --------   --------   --------
USWeb/CKS common stock....................   $40.00     $60.00    $ 50.08    $ 46.00
Whittman-Hart common stock................    60.00      80.00      72.75      75.00
Ratio.....................................                         0.6883x    0.6133x
Exchange ratio premium to ratio...........                             26%        41%

    Morgan Stanley noted that the exchange ratio reflected a 26% and 41% premium to the ratio of the average and median price targets for USWeb/CKS and Whittman-Hart, respectively.

    Morgan Stanley noted that the public market trading price targets published by the securities research analysts do not necessarily reflect current market trading prices for USWeb/CKS common stock and

Whittman-Hart common stock and that these estimates are subject to uncertainties, including the future financial performance of USWeb/CKS and Whittman-Hart and future financial market conditions.

    EXCHANGE RATIO ANALYSIS. Morgan Stanley reviewed the ratios of the closing prices of USWeb/CKS common stock divided by the corresponding prices of Whittman-Hart common stock over various periods during the twelve month period ending December 10, 1999. Morgan Stanley examined the premium or discount represented by the exchange ratio over the average daily exchange ratios over various periods.

                                                               PREMIUM/(DISCOUNT) TO
                                    AVERAGE EXCHANGE RATIO   TRANSACTION EXCHANGE RATIO
                                    ----------------------   --------------------------
Last Twelve months................          0.9971x                    (13.2%)
Last 120 days.....................          0.8465                       2.2
Last 90 days......................          0.8339                       3.7
Last 60 days......................          0.8383                       3.2
Last 30 days......................          0.7825                      10.5
Last 20 days......................          0.7232                      19.6
Last 10 days......................          0.6781                      27.6
Last 5 days.......................          0.6667                      29.7
Market (December 10, 1999)........          0.6420                      34.7

Morgan Stanley noted that the exchange ratio was higher than the average exchange ratio of the closing prices for all periods analyzed over the last 120 days. Morgan Stanley also noted that the exchange ratio represented an approximate 35% premium to the closing price as of December 10, 1999.

    RELATIVE CONTRIBUTION ANALYSIS. Morgan Stanley analyzed the pro forma financial contribution of USWeb/CKS and Whittman-Hart to the combined company assuming consummation of the merger and based on revenue and earnings estimates from securities research analysts. Morgan Stanley calculated the implied ownership of the combined company based on these financial contributions and based on each company's capital structure, including certain shares which may be issued in the future under existing contracts. The analysis showed, among other things, the following:

                                                      % PRO FORMA OWNERSHIP BY
                                                     --------------------------
                                                     WHITTMAN-HART   USWEB/CKS
                                                     -------------   ----------
REVENUE
  1999.............................................      43.2%          56.8%
  2000.............................................      41.4           58.6
  2001.............................................      41.0           59.0

NET INCOME*
  1999.............................................      48.8%          51.2%
  2000.............................................      37.3           62.7
  2001.............................................      37.2           62.8

NET INCOME**
  1999.............................................      48.0%          52.0%
  2000.............................................      37.2           62.8
  2001.............................................      36.6           63.4

------------------------

 *  Before goodwill and non-cash compensation charges.

**  Before depreciation and amortization and non-cash compensation charges.

Morgan Stanley noted that the 56.8% ownership implied by the exchange ratio was a premium to the ownership implied by each company's projected 1999 earnings and was lower than the ownership implied by the projected earnings for calendar year 2000 and 2001.

    PRO FORMA MERGER ANALYSIS. Morgan Stanley analyzed the pro forma impact of the merger on the combined company's projected earnings per share for calendar year 2000 both (i) before goodwill and non-cash compensation charges ("EBG") and
(ii) before depreciation, amortization and non-cash compensation charges ("EBDA"). Such analysis was based on earnings projections by securities research analysts for USWeb/CKS and Whittman-Hart.

    - Morgan Stanley observed that the merger would result in earnings per share accretion for Whittman-Hart, prior to giving effect to any synergies, of approximately 6% for calendar year 2000 on an EBG and EBDA basis.

    - Morgan Stanley observed that the merger would result in earnings per share dilution for USWeb/ CKS, prior to giving effect to any synergies, of approximately 3% and 4% for calendar year 2000, respectively, based on an EBG and EBDA basis.

    The preparation of a fairness opinion is a complex process not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of USWeb/CKS or Whittman-Hart. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of USWeb/CKS or Whittman-Hart. Any estimates contained in Morgan Stanley's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

    The analyses performed were prepared solely as part of Morgan Stanley's analysis of the fairness of the exchange ratio pursuant to the merger agreement from a financial point of view to the holders of common stock of USWeb/CKS and were conducted in connection with the delivery of the Morgan Stanley opinion. The analyses do not purport to be appraisals or to reflect the prices at which the USWeb/CKS common stock or Whittman-Hart common stock might actually be sold.

    The exchange ratio pursuant to the merger agreement was determined through arm's-length negotiations between USWeb/CKS and Whittman-Hart and was approved by the USWeb/CKS board of directors. Morgan Stanley provided advice to USWeb/CKS during such negotiations; however, Morgan Stanley did not recommend any specific exchange ratio to USWeb/CKS or that any specific exchange ratio constituted the only appropriate exchange ratio for the merger.

    In addition, Morgan Stanley's opinion and presentation to the USWeb/CKS board of directors was one of many factors taken into consideration by USWeb/CKS's board of directors in making its decision to approve the merger. Consequently, Morgan Stanley's analyses as described above should not be viewed as determinative of the opinion of the USWeb/CKS board of directors with respect to the exchange ratio or of whether the USWeb/CKS board of directors would have been willing to agree to a different exchange ratio.

    The USWeb/CKS board of directors retained Morgan Stanley based upon Morgan Stanley's qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the ordinary course of Morgan Stanley's trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, may trade or otherwise effect transactions, for its own account or for the account of customers in the securities of USWeb/CKS, Whittman-Hart or any other parties involved in the transaction.

    Under the engagement letter, Morgan Stanley will receive a customary fee for providing financial advisory services and a financial fairness opinion in connection with the merger. Morgan Stanley will also be reimbursed for out-of-pocket expenses. In addition, USWeb/CKS has also agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of Morgan Stanley's engagement.

OPINION OF CREDIT SUISSE FIRST BOSTON CORPORATION, FINANCIAL ADVISOR TO
  WHITTMAN-HART

    Credit Suisse First Boston has acted as Whittman-Hart's financial advisor in connection with the merger. Whittman-Hart selected Credit Suisse First Boston based on Credit Suisse First Boston's experience, expertise and reputation, and familiarity with Whittman-Hart's business. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

    In connection with Credit Suisse First Boston's engagement, Whittman-Hart requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, to Whittman-Hart of the exchange ratio provided for in the merger agreement. On December 11, 1999, at a meeting of the Whittman-Hart board of directors held to evaluate the merger, Credit Suisse First Boston rendered to the Whittman-Hart board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated December 12, 1999, the date of the merger agreement, to the effect that, as of the date of the opinion and based upon and subject to the matters described in the opinion, the exchange ratio was fair, from a financial point of view, to Whittman-Hart.

    The full text of Credit Suisse First Boston's written opinion dated
December 12, 1999 to the Whittman-Hart board of directors, which sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached as Annex C and is incorporated into this document by reference. Holders of Whittman-Hart common stock are urged to, and should, read this opinion carefully and in its entirety. Credit Suisse First Boston's opinion is addressed to the Whittman-Hart board of directors and relates only to the fairness of the exchange ratio from a financial point of view, does not address any other aspect of the proposed merger or any related transaction and does not constitute a recommendation to any stockholder as to any matter relating to the merger. The summary of Credit Suisse First Boston's opinion in this document is qualified in its entirety by reference to the full text of the opinion.

    In arriving at its opinion, Credit Suisse First Boston reviewed the merger agreement, as well as publicly available business and financial information relating to Whittman-Hart and USWeb/CKS. Credit Suisse First Boston also reviewed other information relating to Whittman-Hart and USWeb/CKS, provided to or discussed with Credit Suisse First Boston by Whittman-Hart and USWeb/CKS, and met with the managements of Whittman-Hart and USWeb/CKS to discuss the businesses and prospects of Whittman-Hart and USWeb/CKS, including the ability to integrate the businesses of Whittman-Hart and USWeb/ CKS.

    Credit Suisse First Boston also considered financial and stock market data of Whittman-Hart and USWeb/CKS and compared those data with similar data for other publicly held companies in businesses it deemed similar to those of Whittman-Hart and USWeb/CKS and considered, to the extent publicly available, the financial terms of other business combinations and other transactions which have recently been effected. Credit Suisse First Boston also considered other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant.

    In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the information that was provided to or otherwise reviewed by it and relied on that information being complete and accurate in all material respects. With respect to financial information forecasts, Credit Suisse First Boston was advised, and assumed, that this information represents reasonable estimates and judgments as to the future financial performance of Whittman-Hart and USWeb/CKS. The board of directors of Whittman-Hart informed Credit Suisse First Boston and Credit Suisse First Boston assumed that the merger will be treated as a tax-free reorganization for federal income tax purposes.

    Credit Suisse First Boston was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Whittman-Hart or USWeb/CKS, and was not furnished with any evaluations or appraisals. Credit Suisse First Boston's opinion was necessarily based on information available to, and financial, economic, market and other conditions as they existed and could be evaluated by, Credit Suisse First Boston on the date of its opinion. Credit Suisse First Boston did not express any opinion as to the actual value of the Whittman-Hart common stock when issued in the merger or the prices at which the Whittman-Hart common stock will trade after the merger. No other limitations were imposed on Credit Suisse First Boston with respect to the investigations made or procedures followed in rendering its opinion.

    In preparing its opinion to the Whittman-Hart board of directors, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse First Boston's analyses described below is not a complete description of the analyses underlying Credit Suisse First Boston's opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

    In its analyses, Credit Suisse First Boston considered industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Whittman-Hart and USWeb/CKS. No company, transaction or business used in Credit Suisse First Boston's analyses as a comparison is identical to Whittman-Hart or USWeb/CKS or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in Credit Suisse First Boston's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Credit Suisse First Boston's analyses and estimates are inherently subject to substantial uncertainty.

    Credit Suisse First Boston's opinion and financial analyses were not the only factors considered by the Whittman-Hart board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Whittman-Hart board of directors or management with respect to the merger or the exchange ratio.

    The following is a summary of the material financial analyses performed by Credit Suisse First Boston in connection with the preparation of its opinion and reviewed with the Whittman-Hart board of directors at a meeting of the board of directors held on December 11, 1999. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse First Boston's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse First Boston's financial analyses.

    SELECTED COMPANIES ANALYSIS. Credit Suisse First Boston compared financial, operating and stock market data of USWeb/CKS to corresponding data of the following publicly traded companies in the information technology services industry:

    - Scient Corporation

    - Sapient Corporation

    - Razorfish, Inc.

    - Rare Medium Group, Inc.

    - iXL Enterprises, Inc.

    - Viant Corporation

    - Proxicom, Inc.

    - AppNet, Inc.

    - Tanning Technology Corporation

    - U.S. Interactive, Inc.

    - Luminant Worldwide Corporation

    - Modem Media.Poppe Tyson, Inc.

    Credit Suisse First Boston reviewed, among other things, estimated calendar year 2000 price-to-earnings and enterprise values, calculated as equity value, plus debt, less cash, as a multiple of estimated calendar year 2000 revenues. All multiples were based on closing stock prices on December 10, 1999. Estimated financial data for the selected companies was based on publicly available research analysts' estimates. This analysis indicated an implied exchange ratio reference range of approximately 0.694x to 0.946x.

    None of the selected companies is identical to USWeb/CKS. Accordingly, an analysis of the results of this selected companies analysis involves complex considerations of the selected companies and other factors that could affect the public trading value of USWeb/CKS and the selected companies.

    SELECTED TRANSACTIONS ANALYSIS. Credit Suisse First Boston analyzed the purchase prices and implied transaction multiples paid in the following recent selected transactions in the high-end information technology services industry, as well as those involving USWeb/CKS:

            ACQUIROR                                        TARGET
            --------                                        ------
-           Razorfish, Inc.                                 International Integration Incorporated
-           USWeb Corporation                               CKS Group, Inc.
-           Complete Business Solutions, Inc.               Claremont Technology Group, Inc.
-           The Registry, Inc.                              Renaissance Solutions, Inc.
-           USWeb/CKS                                       Mitchell Madison Group
-           AnswerThink                                     ThinkNew Ideas
-           Getronics NV                                    Wang Laboratories
-           Metamor Worldwide                               SPR

    Credit Suisse First Boston compared enterprise values in the selected transactions as multiples of, among other things, latest twelve months revenues and earnings before interest and taxes, commonly known as "EBIT," and equity values in the selected transactions as a multiple of latest twelve months cash net income. All multiples were based on financial information available at the time of the relevant transaction. Credit Suisse First Boston then applied a range of selected multiples for the selected transactions of latest twelve months revenues, EBIT and cash net income, to corresponding financial data of USWeb/CKS. This analysis indicated an implied exchange ratio reference range of approximately 0.631x to 0.883x.

    No company or transaction used in the selected transactions analysis is identical to Whittman-Hart, USWeb/CKS or the proposed merger. Accordingly, an analysis of the results of this analysis involves complex considerations of the companies involved and the transactions and other factors that could affect the acquisition value of the companies and USWeb/CKS.

    TERMINAL VALUE ANALYSIS. Credit Suisse First Boston estimated the present value of USWeb/CKS's future stock price based upon estimated 2001 earnings per share, commonly referred to as "EPS," for USWeb/CKS, which was derived by applying the I/B/E/S long-term EPS growth rate for USWeb/CKS of 50% to estimated 2000 EPS for USWeb/CKS based upon publicly available research analysts' estimates. Applying a range of multiples of 60.0x to 80.0x and discount rates ranging from 14% to 18%, this analysis indicated an implied exchange ratio range of approximately 0.765x to 1.056x.

    RELATIVE CONTRIBUTION ANALYSIS. Credit Suisse First Boston performed a contribution analysis comparing the relative contributions of Whittman-Hart and USWeb/CKS to estimated calendar year 2000 revenues, gross profit, operating income and net income of the combined company. This analysis yielded, after adjustment to reflect net debt balances, among other things, an implied exchange ratio reference range of approximately 0.938x to 1.346x, as indicated in the following table:

                                            WHITTMAN-HART    USWEB/CKS     IMPLIED
                                             PERCENTAGE      PERCENTAGE    EXCHANGE
                                            CONTRIBUTION    CONTRIBUTION    RATIO
                                            -------------   ------------   --------
Revenues..................................       40.1%          59.9%       0.966x
Gross Profit..............................       40.9%          59.1%       0.938x
Operating Income..........................       32.6%          67.4%       1.320x
Net Income................................       33.3%          66.7%       1.346x

    HISTORICAL STOCK PRICE ANALYSIS. Credit Suisse First Boston performed an exchange ratio analysis comparing the average exchange ratios implied by the daily closing stock prices for Whittman-Hart and USWeb/CKS on December 10, 1999 and during the 5-day, 10-day, 20-day, 30-day, 40-day, 50-day, 60-day,

90-day and 180-day periods preceding December 10, 1999 and for calendar year 1999 through December 10, 1999 and the premiums over those periods implied by the exchange ratio in the merger. This comparison yielded an implied exchange ratio reference range of approximately 0.642x to 0.998x, as indicated in the following table:

                                                                 IMPLIED
PERIOD                                                        EXCHANGE RATIO
------                                                        --------------
December 10, 1999...........................................      0.642x
5-day.......................................................      0.667x
10-day......................................................      0.678x
20-day......................................................      0.723x
30-day......................................................      0.783x
40-day......................................................      0.814x
50-day......................................................      0.822x
60-day......................................................      0.838x
90-day......................................................      0.834x
180-day.....................................................      0.932x
January 4, 1999 to December 10, 1999........................      0.998x

    PRO FORMA EARNINGS IMPACT ANALYSIS. Credit Suisse First Boston analyzed the potential pro forma effect of the merger on Whittman-Hart's estimated cash EPS for calendar year 2000. Based on the exchange ratio in the merger of 0.865x, this analysis indicated that the proposed merger would be accretive to Whittman-Hart's estimated cash EPS in calendar year 2000, excluding goodwill amortization and other non-cash charges currently excluded from USWeb/CKS's earnings. The actual results achieved by the combined company may vary from projected results and the variations may be material.

    OTHER FACTORS. In the course of preparing its opinion, Credit Suisse First Boston also reviewed and considered other information and data, including:

    - Whittman-Hart's historical and projected financial information;

    - the common stock price performance of Whittman-Hart and USWeb/CKS relative to selected information technology services companies and Nasdaq; and

    - publicly available research analyst coverage of USWeb/CKS.

    MISCELLANEOUS. Whittman-Hart has agreed to pay Credit Suisse First Boston for its financial advisory services a customary fee. Whittman-Hart also has agreed to reimburse Credit Suisse First Boston for its out-of-pocket expenses, including fees and expenses of legal counsel and any other advisor retained by Credit Suisse First Boston, and to indemnify Credit Suisse First Boston and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the securities of both Whittman-Hart and USWeb/CKS for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    When considering the recommendation of USWeb/CKS's board of directors, you should be aware that some USWeb/CKS directors and officers have interests in the merger that are different from, or are in addition to, yours.


    In particular, Robert Shaw's employment agreement, dated as of November 1, 1998, and amended as of December 12, 1999, entitles him to acceleration of a number of his unexercisable options to purchase shares of common stock of USWeb/CKS upon the closing of the merger, based on his duration of service with USWeb/CKS. Mr. Shaw's employment agreement also entitles him to receive payments of up to $5 million to pay excise taxes imposed upon such accelerated options by the Internal Revenue Code. Assuming the merger were to close March 1, 2000, the number of shares of USWeb/CKS common stock subject to unvested options held by Mr. Shaw that would vest upon completion of the merger is 375,000. Further, so long as Mr. Shaw continues to serve as an employee, officer or director of the combined company, he will continue to vest in his unexercisable options.



    Additionally, the USWeb/CKS board of directors determined to accelerate all of Carolyn Aver's unvested stock options upon the closing of the merger. Assuming the merger were to close March 1, 2000, the number of shares of USWeb/CKS common stock subject to unvested options held by Ms. Aver that would vest upon completion of the merger is 201,875.


    Some other officers of USWeb/CKS have provisions in their employment agreements or arrangements that could accelerate their unvested options upon a change of control of USWeb/CKS and in some cases, in combination with a termination of, or a major change in, their employment with the combined company. In some cases, it is not clear whether the merger constitutes a change of control under the terms of their employment agreements or arrangements. The overwhelming majority of other employees of USWeb/CKS are not entitled to acceleration of unvested options upon the consummation of the merger, and accordingly, upon termination of their employment, could lose the right to any unvested options held by them. Options held by continuing employees will be assumed by the combined company.


    As of the USWeb/CKS record date, directors and executive officers of USWeb/CKS and their affiliates beneficially owned approximately 3% of the outstanding shares of USWeb/CKS common stock.



    MMG LLC, a Cayman Islands limited liability company, owns approximately 7.6% of the outstanding shares of USWeb/CKS. Each of the three members of the board of directors of MMG are employees of USWeb/CKS.


    According to the terms of the merger agreement, Robert Shaw and three other members of the board of directors of USWeb/CKS will join the combined company's board of directors following the merger. Mr. Shaw will be Chairman of the board of directors of the combined company. Robert Clarkson, the Chief Operating Officer of USWeb/CKS, will be the Chief Operating Officer of the combined company. In addition, these and other executive officers of USWeb/CKS are in the process of negotiating the terms of their employment with the combined company subject to completion of the merger. These terms are expected to be consistent with usual and customary business practice.

    Whittman-Hart will indemnify present and former directors and officers of USWeb/CKS against all claims arising out of actions and omissions occurring on or prior to the effective time of the merger to the fullest extent permitted by law, subject to certain limitations. Whittman-Hart has also agreed to maintain for six years, subject to certain cost limitations, a policy of directors' and officers' liability insurance with respect to matters occurring on or before the effective time of the merger for the benefit of USWeb/CKS's directors and officers.

ACCOUNTING TREATMENT

    The merger will be accounted for under the purchase method of accounting under which the total consideration paid in the merger will be allocated to the tangible and identifiable intangible assets acquired and liabilities assumed of USWeb/CKS on the basis of their estimated fair values on the acquisition date. The excess of purchase price over tangible and identifiable intangible assets acquired and liabilities assumed will be recorded as goodwill.

REGULATORY MATTERS


    ANTITRUST--Whittman-Hart and USWeb/CKS have filed the required pre-merger Notification and Report Forms pursuant to U.S. antitrust laws. In connection with the merger, the Federal Trade Commission or the Antitrust Division of the U.S. Department of Justice could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin consummation of the merger or seeking to cause divestiture of significant assets of Whittman-Hart or USWeb/CKS or their subsidiaries. It is possible that a challenge to the merger on antitrust grounds will be made, and we cannot accurately predict the result of such challenge. Consummation of the merger is conditioned upon, among other things, the expiration or termination of the waiting period applicable to the consummation of the merger under U.S. or foreign antitrust laws and the absence of any temporary restraining order, preliminary or permanent injunction, or other order issued by any federal or state court in the United States that prevents the consummation of the merger.


    SECURITIES LAWS--USWeb/CKS and Whittman-Hart must comply with the federal securities laws and applicable securities laws of various states.

RIGHTS OF DISSENTING USWEB/CKS AND WHITTMAN-HART STOCKHOLDERS

    Neither USWeb/CKS nor stockholders are entitled to exercise dissenters' or appraisal rights as a result of the merger or to demand payment for their shares under Delaware law.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following discussion summarizes the material federal income tax consequences of the merger that are generally applicable to holders of USWeb/CKS common stock. This discussion is based on current existing provisions of the Internal Revenue Code, existing and proposed U.S. Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Whittman-Hart, USWeb/CKS or the USWeb/CKS stockholders.

    USWeb/CKS stockholders should be aware that this discussion does not deal with all U.S. federal income tax considerations that may be relevant to particular USWeb/CKS stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, banks, insurance companies or tax-exempt organizations, who are subject to the alternative minimum tax provisions of the Internal Revenue Code, who are non-United States persons, who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions or who hold their shares as a hedge or as a part of a hedging, straddle, conversion or other risk reduction transaction. In addition, the following discussion does not address the tax consequences of the merger under foreign, state or local tax laws or the tax consequences of transactions effectuated prior to or after the merger (whether or not such transactions are in connection with the merger).

    USWEB/CKS STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM IN THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

    Neither Whittman-Hart nor USWeb/CKS has requested or will request a ruling from the Internal Revenue Service regarding any of the U.S. federal income tax consequences of the merger. As a condition to consummation of the merger, Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to USWeb/CKS, and Katten Muchin Zavis, counsel to Whittman-Hart, will each render a tax opinion to

USWeb/CKS and Whittman-Hart, respectively, that the merger will constitute a reorganization under Section 368(a) of the Internal Revenue Code provided, however, that if either firm does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party. If either USWeb/CKS or Whittman-Hart waives receipt of a tax opinion, the USWeb/CKS stockholders and the Whittman-Hart stockholders will be notified and resolicited. Such tax opinions are, and will be, based on certain assumptions and representations, and will be subject to certain limitations. Moreover, such opinions will not be binding on the IRS nor preclude the IRS or a court from adopting a contrary position. The discussion below assumes that the merger will qualify as a reorganization.

    Subject to the limitations and qualifications referred to herein, and as a result of the merger qualifying as a reorganization, the following U.S. federal income tax consequences will result:

    - no gain or loss will be recognized by the holders of USWeb/CKS common stock upon the receipt of Whittman-Hart common stock in exchange for USWeb/CKS common stock in the merger (except to the extent, if any, of cash received in lieu of fractional shares);

    - the aggregate tax basis of the Whittman-Hart common stock received by the USWeb/CKS public stockholders in the merger (including any fractional share of Whittman-Hart common stock not actually received) will be the same as the aggregate tax basis of USWeb/CKS common stock surrendered in exchange therefor;

    - the holding period of Whittman-Hart common stock received by each USWeb/CKS public stockholder in the merger will include the period for which the USWeb/CKS common stock exchanged therefor was considered to be held, provided that the USWeb/CKS common stock surrendered was held as a capital asset at the effective time of the merger; and

    - cash payments received by the USWeb/CKS public stockholders in lieu of a fractional share will be treated as if a fractional share of Whittman-Hart common stock was issued in the merger and then redeemed by Whittman-Hart. A USWeb/CKS public stockholder receiving such cash will recognize gain or loss upon such payment, measured by the difference (if any) between the amount of cash received and the basis of such fractional share. The gain or loss should be capital gain or loss provided that the USWeb/CKS common stock was held as a capital asset at the effective time of the merger.

    The tax opinions will be subject to certain assumptions and qualifications and will be based on the accuracy of certain representations of Whittman-Hart, the merger subsidiary and USWeb/CKS, including representations in certain certificates delivered to counsel by the respective managements of Whittman-Hart, the merger subsidiary and USWeb/CKS.

    A successful IRS challenge to the reorganization status of the merger could result in significant adverse tax consequences to the USWeb/CKS stockholders. A USWeb/CKS stockholder would recognize gain or loss on each share of USWeb/CKS common stock surrendered equal to the difference between the basis of such share and the fair market value, as of the effective time of the merger, of the Whittman-Hart common stock received in exchange therefor. In such event, a stockholder's aggregate basis in the Whittman-Hart common stock received would equal its fair market value, and the stockholder's holding period for such stock would begin the day after the effective time of the merger.

    Certain noncorporate USWeb/CKS stockholders may be subject to backup withholding at a rate of 31% on cash payments received in lieu of a fractional share of Whittman-Hart common stock. Backup withholding will not apply, however, to a stockholder who furnishes a correct taxpayer identification number and certifies that he, she or it is not subject to backup withholding on the substitute Form W-9 included in the transmittal letter from the exchange agent, who provides a certificate of foreign status on Form W-8, or who is otherwise exempt from backup withholding. A stockholder who fails to provide the correct taxpayer identification number on Form W-9 may be subject to a $50 penalty imposed by the IRS.

    Each USWeb/CKS stockholder will be required to retain records and file with such stockholder's U.S. federal income tax return a statement setting forth certain facts relating to the merger.

USWEB/CKS VOTING AGREEMENTS

    Pursuant to the USWeb/CKS voting agreements, three stockholders of USWeb/CKS who beneficially owned an aggregate of approximately 2% of the outstanding shares of USWeb/CKS common stock as of December 31, 1999, have agreed that they will vote their shares of USWeb/CKS common stock: (i) for approval of the merger agreement and the merger, and (ii) against any action which is intended to impede or interfere with the transactions contemplated by the merger agreement. In addition, these stockholders have generally agreed not to transfer any securities of USWeb/CKS owned by them except as contemplated by the merger agreement. The form of the USWeb/CKS voting agreement is attached to this joint proxy statement/prospectus as Annex D. The following USWeb/CKS stockholders have signed USWeb/CKS voting agreements, in substantially the form of Annex D: Robert Shaw, Chief Executive Officer of USWeb/CKS, Mark D. Kvamme, Chairman of the Board of USWeb/CKS, and Robert Hoff, Director of USWeb/CKS.

WHITTMAN-HART VOTING AGREEMENT

    Pursuant to the Whittman-Hart voting agreement, Robert Bernard, Chairman of the Board and Chief Executive Officer of Whittman-Hart, who beneficially owned an aggregate of approximately 21% of the outstanding shares of Whittman-Hart common stock as of December 31, 1999, has agreed that he will vote his shares of Whittman-Hart common stock: (i) for approval of the merger agreement and the merger, including the amendment to Whittman-Hart's charter; and (ii) against any action which is intended to impede or interfere with the transactions contemplated by the merger agreement. In addition, Mr. Bernard has agreed not to transfer any securities of Whittman-Hart owned by him except as contemplated by the merger agreement. The Whittman-Hart voting agreement is attached to this joint proxy statement/ prospectus as Annex E.

USWEB/CKS AFFILIATE LETTERS; RESTRICTIONS ON SALES BY USWEB/CKS AFFILIATES

    USWeb/CKS has identified each of its affiliates, as that term is defined under SEC rules. USWeb/CKS has agreed to use its reasonable efforts to obtain written agreements from each USWeb/CKS affiliate stating that he or she will not sell, pledge, transfer or otherwise dispose of shares of Whittman-Hart common stock received in the merger, except in compliance with Rule 145 under the Securities Act.

    The shares of Whittman-Hart common stock to be issued in connection with the merger will be registered under the Securities Act of 1933 and will be freely transferable under the Securities Act, except for shares of Whittman-Hart common stock issued to any person who is deemed to be an affiliate of either party at the time of the special meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of, either of the companies and may include some officers and directors, as well as principal stockholders. Affiliates may not sell their shares of Whittman-Hart common stock acquired in connection with the merger except pursuant to:

    - an effective registration statement under the Securities Act covering the resale of those shares;

    - an exemption under paragraph (d) of Rule 145 under the Securities Act; or

    - any other applicable exemption under the Securities Act.

The registration statement in which this joint proxy statement/prospectus is included does not cover the resale of shares of Whittman-Hart common stock to be received by affiliates in the merger.

                              THE MERGER AGREEMENT

    The following summary of the merger agreement is qualified by reference to the complete text of the merger agreement, which is incorporated by reference and attached as Annex A.

STRUCTURE OF THE MERGER

    Under the merger agreement, a subsidiary of Whittman-Hart will merge with and into USWeb/CKS, with USWeb/CKS continuing as the surviving corporation.

TIMING OF CLOSING

    The closing will occur on the second business day after the conditions set forth in the merger agreement have been satisfied or waived. We expect that, as promptly as practicable after the closing, we will file a certificate of merger with the Secretary of State of the State of Delaware, at which time or at such time thereafter as provided in the certificate of merger, the merger will become effective.

CONSIDERATION TO BE RECEIVED IN THE MERGER

    The merger agreement provides that each share of USWeb/CKS common stock outstanding immediately prior to the effective time of the merger will, at the effective time of the merger, be converted into the right to receive 0.865 of a share of Whittman-Hart common stock (other than shares held by Whittman-Hart or its subsidiaries or by USWeb/CKS). The number of shares of Whittman-Hart common stock to be received per share of USWeb/CKS common stock is referred to in this joint proxy statement/prospectus as the "exchange ratio." Any shares of USWeb/CKS common stock held by USWeb/CKS as treasury stock or owned by Whittman-Hart or its subsidiaries will be canceled without any payment for those shares and each issued and outstanding share of common stock of Whittman-Hart's merger subsidiary will be converted automatically into for one share of common stock of the surviving corporation.

CONVERSION OF USWEB/CKS OPTIONS AND WARRANTS

    The merger agreement provides that each outstanding and unexercised option and warrant to purchase shares of USWeb/CKS common stock will be assumed by Whittman-Hart and converted into an option or warrant to purchase shares of Whittman-Hart common stock. The number of shares of Whittman-Hart common stock to be subject to such new options and warrants will be determined by multiplying the number of shares of USWeb/CKS common stock subject to the original option or warrant by the exchange ratio and rounding down to the nearest full share, and the exercise price with respect thereto will equal the exercise price under the original option or warrant divided by the exchange ratio and rounded up to the nearest tenth of a cent.

NO FRACTIONAL SHARES

    No fractional shares of Whittman-Hart common stock will be issued in connection with the merger. In lieu of such fractional shares, any holder of USWeb/CKS common stock will, upon surrender of such holder's stock certificate(s) representing USWeb/CKS common stock to an exchange agent mutually agreed upon by the parties, be paid in cash the dollar amount, without interest, determined by multiplying such fraction by the closing price of a share of Whittman-Hart common stock on the Nasdaq National Market on the trading day immediately prior to the effective time of the merger.

CONVERSION OF USWEB/CKS COMMON STOCK; PROCEDURES FOR EXCHANGE OF CERTIFICATES

    Promptly after the effective time, the exchange agent will mail to the registered holders of USWeb/CKS common stock (i) a letter of transmittal and
(ii) instructions for use in effecting the surrender of the USWeb/CKS stock certificates in exchange for certificates representing shares of Whittman-Hart common stock. Upon surrender of a USWeb/CKS stock certificate to the exchange agent, together with a duly executed letter of transmittal and any other required documents, the holder of such USWeb/CKS stock certificate will be entitled to receive for each USWeb/CKS share, a certificate representing the whole number of shares of Whittman-Hart common stock that such holder has the right to receive. No fractional shares of Whittman-Hart common stock will be issued in connection with the merger, and no certificates for any such fractional shares will be issued.

    USWEB/CKS STOCKHOLDERS SHOULD NOT SURRENDER THEIR USWEB/CKS STOCK CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

CERTAIN CONDITIONS

    CONDITIONS OF EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER. The obligation of each party to the merger agreement to consummate the merger is subject to the following: (a) the merger agreement and the merger shall have received the approval of the stockholders of USWeb/CKS, (b) the issuance of Whittman-Hart common stock to the USWeb/CKS stockholders in connection with the merger shall have received the approval of the stockholders of Whittman-Hart, (c) the registration statement that includes this joint proxy statement/prospectus shall not be the subject of any stop order suspending its effectiveness, (d) no judgment, order, decree, statute, law, ordinance, rule or regulation, or other legal restraint or prohibition preventing consummation of the merger shall be in effect or pending, (e) any waiting period applicable to the merger under U.S. or foreign antitrust laws and all applicable material foreign merger laws shall have expired or been terminated, and (f) Whittman-Hart and USWeb/CKS shall have received opinions as to certain tax matters related to the merger. The conditions to a party's obligations to effect the merger may be waived by the party entitled to assert the condition.

    CONDITIONS TO THE OBLIGATIONS OF USWEB/CKS. The obligation of USWeb/CKS to complete the merger is also subject to the following: (a) subject to certain limitations set forth in the merger agreement, the representations and warranties of Whittman-Hart shall be true and correct, except to the extent that such inaccuracies do not constitute and are not reasonably expected to result in a material adverse effect on Whittman-Hart, (b) Whittman-Hart shall have performed in all material respects all obligations required to be performed by it under the merger agreement at or before the closing of the merger, (c) there shall not have been any event or development which has resulted in a material adverse effect upon the business of Whittman-Hart, nor shall there have occurred any event or development which could reasonably be likely to result in a material adverse effect on Whittman-Hart, and (d) the shares of Whittman-Hart common stock to be issued to the stockholders of USWeb/CKS shall have been approved for listing on Nasdaq.

    CONDITIONS TO THE OBLIGATIONS OF WHITTMAN-HART. The obligation of Whittman-Hart to complete the merger is also subject to the following:
(a) subject to certain limitations set forth in the merger agreement, the representations and warranties of USWeb/CKS shall be true and correct, except to the extent that such inaccuracies do not constitute and are not reasonably expected to result in a material adverse effect on USWeb/CKS, (b) USWeb/CKS shall have performed in all material respects all obligations required to be performed by it under the merger agreement at or before the closing of the merger, and (c) there shall not have been any event or development which has resulted in a material adverse effect on USWeb/CKS, nor shall there have occurred any event or development which could reasonably be likely to result in a material adverse effect on USWeb/CKS.

CERTAIN REPRESENTATIONS AND WARRANTIES

    The merger agreement contains substantially reciprocal representations and warranties of Whittman-Hart and USWeb/CKS customary for a transaction similar to the merger. None of the representations and warranties made in the merger agreement survive the closing of the merger.

CERTAIN COVENANTS

    Each of Whittman-Hart and USWeb/CKS has undertaken certain covenants in the merger agreement. The following summarizes the more significant of these covenants.

    NO SOLICITATION. USWeb/CKS and Whittman-Hart have agreed that they and their subsidiaries and their directors, officers, affiliates and advisers will not take action to solicit or encourage an offer for an alternative acquisition transaction involving USWeb/CKS or Whittman-Hart of a nature defined in the merger agreement.

    Restricted actions include engaging in any discussions with or furnishing any information to a potential bidder, or knowingly taking any other action designed to facilitate an alternative transaction. Whittman-Hart or USWeb/CKS, as the case may be, is permitted to take these actions in response to an unsolicited offer, however, if the board of Whittman-Hart or USWeb/CKS, as the case may be, determines in good faith that such action is required by its fiduciary duties and that the unsolicited offer is likely to result in a more favorable transaction for its stockholders. In such event, the Whittman-Hart or USWeb/CKS board, as the case may be, must inform the non-acting party of the material terms of the unsolicited offer no less than 24 hours prior to participation in any such discussions. Each of USWeb/CKS and Whittman-Hart must keep the other reasonably informed of the status and any material change to the terms of the unsolicited offer.

    USWEB/CKS BOARD'S COVENANT TO RECOMMEND. The USWeb/CKS board has agreed to recommend to USWeb/CKS's stockholders the approval and adoption of the merger agreement and the merger. However, the USWeb/CKS board may withhold or modify its recommendation if the USWeb/CKS Board determines in good faith, in consultation with outside counsel, that such withdrawal or modification is required by its fiduciary duties.

    WHITTMAN-HART BOARD'S COVENANT TO RECOMMEND. The Whittman-Hart board has agreed to recommend the approval of the merger agreement and the issuance of shares of Whittman-Hart common stock in the merger to Whittman-Hart's stockholders. However, the Whittman-Hart board may withhold or modify its recommendation the issuance of shares to USWeb/CKS stockholders in the merger if the Whittman-Hart board determines in good faith, in consultation with outside counsel, that such withdrawal or modification is required by its fiduciary duties.

    COVENANT TO HOLD STOCKHOLDER MEETINGS. Whittman-Hart and USWeb/CKS have agreed to submit the merger agreement and any related transactions to their stockholders at the meetings even if their boards of directors no longer recommend approval and adoption of the merger agreement and any related transactions.

    CONDUCT OF BUSINESS OF WHITTMAN-HART AND USWEB/CKS. Whittman-Hart and USWeb/CKS are required to conduct their business in the ordinary course consistent with past practice until the effective time of the merger and, subject to certain exceptions, may not engage in certain material transactions during this period.

    COOPERATION COVENANT. Whittman-Hart and USWeb/CKS have agreed to cooperate with each other to use their reasonable efforts to take all actions and do all things necessary, proper or appropriate to complete the merger and the other transactions contemplated by the merger agreement as soon as practicable.

    INDEMNIFICATION AND INSURANCE OF WHITTMAN-HART AND USWEB/CKS DIRECTORS AND OFFICERS. The merger agreement provides that after the effective time of the merger:

    - Whittman-Hart will indemnify present and former directors and officers of USWeb/CKS against all claims arising out of actions or omissions occurring on or prior to the effective time to the fullest extent permitted by law, however, such indemnification shall be limited to the indemnification provided in the charter and by-laws of USWeb/CKS or the indemnification actually provided by USWeb/CKS as of the date of the merger agreement; and

    - Whittman-Hart will maintain in effect for at least six years the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by USWeb/CKS, Whittman-Hart and their subsidiaries respectively (except that Whittman-Hart may substitute policies which are, in the aggregate, no less advantageous to the insured in any material respect) with respect to any claims arising from facts or events which occurred on or before the effective time of the merger, subject to certain cost limitations.

    FILING OF REGISTRATION STATEMENT ON FORM S-8. Promptly following the closing date, Whittman-Hart will file a Registration Statement on Form S-8 under the Securities Act covering the shares of Whittman-Hart common stock issuable with respect to options to purchase USWeb/CKS common stock assumed by Whittman-Hart.

    CERTAIN OTHER COVENANTS. The merger agreement contains other mutual covenants of the parties that are typical for a transaction similar to the merger.

TERMINATION

    Until the effective time, the merger agreement may be terminated by USWeb/CKS and Whittman-Hart by mutual consent, or by either USWeb/CKS or Whittman-Hart if:

    - the merger has not been consummated on or before May 31, 2000;

    - any judgment, order, decree, statute, law, ordinance, rule or regulation or other legal restraint shall be in effect and shall have become final or non-appealable;

    - the approval of either party's stockholders shall not have been obtained (however, a party may not use this provision to terminate if such failure was caused by a breach of certain covenants of such party); or

    - the other party has breached or failed to comply in any material respect with any of its obligations under the merger agreement or any representation or warranty made by the other party in the merger agreement is incorrect in any material respect, and such breaches, failures, or misrepresentations are not cured within 20 business days of notice.

The merger agreement may also be terminated by USWeb/CKS or Whittman-Hart if the other party's board of directors withdraws or adversely modifies its approval or recommendation of the merger or the merger agreement, or approves or recommends any other acquisition proposal, or a tender offer or exchange offer for such party's outstanding common stock is commenced and such party's board of directors fails to oppose such offer or such party enters into discussions in violation of the no solicitation covenant.

TERMINATION FEE

    The merger agreement obligates payment of a termination fee of $150 million as follows:

    - if an acquisition proposal or the intention to make an acquisition proposal to either USWeb/CKS or Whittman-Hart shall have been made directly to the stockholders of such company, generally or otherwise publicly announced by such company or the person making the acquisition proposal, AND the acquisition proposal or intention is not irrevocably and publicly withdrawn prior to the vote of such company's stockholders at the duly held stockholders' meeting, and thereafter the merger agreement is terminated by either party due to (i) such company's stockholders not approving the merger or (ii) the stockholders' meeting not occurring prior to May 31, 2000 as a result of such acquisition proposal; PROVIDED, HOWEVER, that no termination fee will be payable to the company which was not subject to the acquisition proposal unless and until within twelve
      (12) months of such

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
      termination the company which was subject to the acquisition proposal or any of its subsidiaries enters into any acquisition agreement with respect to, or consummates any acquisition proposal, in which event the termination fee will be payable upon the first to occur of such events. Also, if either Whittman-Hart or USWeb/CKS consummates an acquisition proposal during the twelve (12) month period subsequent to such termination contemplated by this paragraph with the same person or an affiliate of the person that made and withdrew an acquisition proposal prior to such termination, such company will pay the termination fee; or

    - if USWeb/CKS or Whittman-Hart terminates the merger agreement because the other party's board of directors has withdrawn or adversely modified its recommendation of the merger or the merger agreement.

EXPENSES

    Each of Whittman-Hart and USWeb/CKS will bear its own costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby, except that (a) the combined company shall pay any property or transfer taxes imposed on the combined company as a result of the merger and (b) the printing of the registration statement that includes this joint proxy statement/ prospectus will be shared equally by USWeb/CKS and Whittman-Hart, and (c) the filing fees of the pre-merger notification and report forms relating to the merger under U.S. or foreign antitrust laws will be shared equally.

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
                         AMENDMENT TO THE WHITTMAN-HART
                          CERTIFICATE OF INCORPORATION

    The board of directors of Whittman-Hart has declared the advisability of and approved, and is submitting for stockholder adoption, an amendment to Whittman-Hart's Amended and Restated Certificate of Incorporation that increases the authorized shares of common stock from 75,000,000 shares to 500,000,000 shares. The proposed amendment is as follows:

      "AUTHORIZED SHARES. The total number of shares of all classes of stock which the Corporation shall have authority to issue is five hundred three million (503,000,000) shares, consisting of five hundred million (500,000,000) shares of common stock, par value $.001 per share (the "Common Stock"), and three million (3,000,000) shares of Preferred Stock, par value $.001 per share (the "Preferred Stock")."


    Under Whittman-Hart's current Amended and Restated Certificate of Incorporation, Whittman-Hart has the authority to issue 75,000,000 shares of common stock and 3,000,000 shares of preferred stock. At the record date, 62,146,544 shares of common stock were issued and outstanding and no shares of preferred stock were outstanding. Accordingly, as of such date, after taking into account the shares reserved for issuance under Whittman-Hart's 1995 Incentive Stock Plan and upon the exercise of outstanding options issued by Whittman-Hart, no shares of common stock remained available for issuance. As of the record date, the issuance of Whittman-Hart common stock to USWeb/CKS stockholders in the merger would require approximately 81,482,000 shares of common stock, and significant additional shares will be issued by Whittman-Hart in the future to satisfy option, warrant, bonus and earn-out obligations of USWeb/CKS that will be assumed by Whittman-Hart in the merger.


    Although Whittman-Hart has no specific plans to use the additional authorized shares of common stock other than as described above or pursuant to the plan, the board of directors believes that an increase in the number of authorized shares to the proposed level is advisable because, in addition to allowing Whittman-Hart to issue shares of its common stock in and in connection with the merger, it will provide Whittman-Hart with a reserve of shares and needed flexibility in connection with possible future financing transactions, acquisitions of other companies or business properties, stock splits, employee benefit plans and other corporate purposes. Having such additional authorized shares available for issuance in the future would allow the Whittman-Hart board of directors to issue shares of Whittman-Hart common stock without the delay and expense associated with seeking stockholder approval. Elimination of such delays and expense occasioned by the necessity of obtaining stockholder approval will better enable Whittman-Hart (or, after the merger, the combined company), among other things, to engage in financing transactions and acquisitions as well as to take advantage of changing market and financial conditions on a more competitive basis as determined by Whittman-Hart's board (or, after the merger, the combined company's board).

    The increase in authorized Whittman-Hart common stock will not have any immediate effect on the rights of existing stockholders. To the extent that the additional authorized shares are issued in the future, they will decrease the existing stockholders' percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing stockholders.

    The increase in the authorized number of shares of Whittman-Hart common stock could have an anti-takeover effect. Shares of authorized and unissued Whittman-Hart common stock could (within the limits imposed by applicable law) be issued in one or more transactions that would make a takeover of Whittman-Hart more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of Whittman-Hart common stock, and such additional shares could be used to dilute the stock ownership or voting rights of persons seeking to obtain control of Whittman-Hart. See "Risk Factors--Risks Relating to the

Combined Company--The organizational documents of the combined company and current Delaware law may deter potentially beneficial takeover attempts."


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION INCREASING THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE FROM 75,000,000 TO 500,000,000.



            AMENDMENT TO THE WHITTMAN-HART 1995 INCENTIVE STOCK PLAN



    The Whittman-Hart 1995 Incentive Stock Plan, as approved and adopted by stockholders, currently provides that 24,000,000 shares of Whittman-Hart common stock are authorized for award thereunder. As of December 31, 1999, Whittman-Hart had granted options to purchase 16,662,916 shares of Whittman-Hart common stock under the plan. After taking cancellations and forfeitures into account at December 31, 1999, 7,337,084 shares of Whittman-Hart common stock remained available for future option grants. On completion of the merger, the combined company will have approximately 8,000 employees. As a result of the merger, the combined company will more directly compete within an employment base for which stock options have historically represented a significant portion of compensation. Because of these factors, the board believes that it is necessary to increase the number of shares of Whittman-Hart common stock authorized for issuance under the plan. Therefore, in December 1999, in connection with its approval of the merger, Whittman-Hart's board of directors approved an amendment to the plan that increased the number of shares of common stock available for issuance under the plan from 24,000,000 shares to 48,000,000 shares. The Whittman-Hart board is seeking stockholder approval of the proposed amendment to the plan to meet the requirements of the Nasdaq National Market and the Internal Revenue Code.


    Whittman-Hart has historically utilized stock options as a part of its overall compensation program for key employees, officers and directors. The board of directors believes that it is in the best interests of Whittman-Hart to have stock-based awards available for these individuals. The board of directors believes that the proposed amendment, if approved by stockholders, will assist Whittman-Hart in attracting, retaining, and motivating highly qualified personnel.

    The following is a brief summary of certain provisions of the plan.

SUMMARY OF THE PLAN

    The purpose of the plan is to enable Whittman-Hart to provide officers and employees of Whittman-Hart and its subsidiaries with performance-based equity and monetary incentives, thereby attracting, retaining and rewarding such persons and strengthening the mutuality of interest between such persons and Whittman-Hart's stockholders.

    The maximum number of shares which currently may be awarded to any participant in any year during the term of the plan is 100,000 shares. If there is a lapse, cancellation, expiration or termination of any option prior to the issuance of shares, or if shares are issued and thereafter are reacquired by Whittman-Hart pursuant to rights reserved upon issuance thereof, those shares may again be used for new awards under the plan.

    The plan is administered by the compensation committee of the board of directors. Among the committee's powers are the authority to interpret the plan, establish rules and regulations for its operation, select officers and other employees of Whittman-Hart and its subsidiaries to receive awards, and determine the form, amount and other terms and conditions of awards.

    Officers and employees of Whittman-Hart or any of its subsidiaries are eligible to participate in the plan. The selection of participants is within the discretion of the compensation committee. Approximately 3,900 employees and non-employee directors were eligible to participate in the plan on December 31, 1999.

    The plan provides for the grant of any or all of the following types of awards:

    - stock options, including incentive stock options and nonqualified stock options;

    - stock appreciation rights;

    - stock awards;

    - performance shares; and

    - performance units.

Awards may be granted singly, in combination, or in tandem as determined by the compensation committee.


    Under the plan, the compensation committee may grant awards in the form of incentive stock options or nonqualified stock options to purchase shares of Whittman-Hart common stock. The compensation committee, with regard to each stock option, determines the number of shares subject to the option, the manner and time of the option's exercise and vesting, and the exercise price per share of stock subject to the option; provided, however, that no stock options shall be exercisable later than fifteen years after the date they are granted. The aggregate fair market value at the time of grant of shares of common stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year cannot be more than $100,000. The exercise price of an incentive stock option will not be less than 100% of the fair market value of the common stock on the date the option is granted. The exercise price of a nonqualified stock option will not be less than 85% of the fair market value of the common stock on the date the option is granted. The option price may be paid by a participant in cash or, in the discretion of the compensation committee, in shares of Whittman-Hart common stock then owned by the participant, or a combination thereof. At the committee's discretion, it may also permit broker assisted cashless exercise.



    The plan authorizes the compensation committee to grant a stock appreciation right either in tandem with a stock option or independent of a stock option. A stock appreciation right is a right to receive a payment equal to the appreciation in market value of a stated number of shares of Whittman-Hart common stock from the exercise price. If issued in tandem with a stock option such appreciation is measured from not less than the option price and in the case of a stock appreciation right issued independently of any stock option, such appreciation is measured from not less than 85% of the fair market value of the Whittman-Hart common stock on the date the right is granted. No stock appreciation right may be exercisable earlier than six months after the date of grant and shall expire at the earlier of the date the related stock option expires or 15 years after the stock appreciation right was granted.


    The plan authorizes the compensation committee to grant awards in the form of restricted or unrestricted shares of Whittman-Hart common stock. Such awards are subject to such terms, conditions, restrictions, and/or limitations, if any, as the compensation committee deems appropriate including, but not by way of limitation, restrictions on transferability and continued employment.

    The plan authorizes the compensation committee to grant awards in the form of performance shares and performance units which consist of the right to receive common stock or cash of equivalent value at the end of a specified period. The compensation committee determines the terms and conditions of the performance units.

    The plan provides that awards shall not be transferable otherwise than by law or by will or the laws of descent and distribution. Notwithstanding the foregoing, the compensation committee may issue an award that permits the transferability of the award to members of the participant's immediate family or trusts or family partnerships for the benefit of such family members.

    The board of directors reserves the right to amend, suspend or terminate the plan at any time, subject to the rights of participants with respect to any outstanding awards. Notwithstanding the foregoing, no amendment to the plan shall, without approval of stockholders of Whittman-Hart, result in the plan losing its status as a protected plan under SEC Rule 16b-3.

    The plan contains provisions for equitable adjustment of awards in the event of a merger, consolidation or reorganization, or issuance of shares by Whittman-Hart without new consideration or a change of control.

FEDERAL TAX TREATMENT

    Under current law, the following are U.S. federal income tax consequences generally arising with respect to awards under the plan.

    A participant who is granted an incentive stock option does not recognize any taxable income at the time of the grant or at the time of exercise. Similarly, Whittman-Hart is not entitled to any deduction at the time of grant or at the time of exercise. If the participant makes no disposition of the shares acquired pursuant to an incentive stock option before the later of two years from the date of grant and one year from the date of exercise, any gain or loss realized on a subsequent disposition of the shares will be treated as a long-term capital gain or loss. Under such circumstances, Whittman-Hart will not be entitled to any deduction for federal income tax purposes.

    However, if the participant disposes of shares acquired upon exercise of an incentive stock option within two years after the date of grant or one year after the date of exercise of the option (a "disqualifying disposition"), the participant will recognize taxable income in the amount of the excess of the fair market value of the shares on the date of exercise over the option exercise price (or, in certain circumstances, the gain on the sale, if less). Any excess of the amount realized on the disqualifying disposition over the fair market value of the shares on the date of exercise of the option will generally be treated as capital gain. In the event of a disqualifying disposition, Whittman-Hart will be entitled to a deduction equal to the amount of ordinary compensation income recognized by the participant.

    A participant who is granted a nonqualified stock option will not have taxable income at the time of grant, but will have taxable income at the time of exercise equal to the difference between the exercise price of the shares and the market value of the shares on the date of exercise. Whittman-Hart is entitled to a tax deduction for the same amount.

    The grant of a stock appreciation right will generally produce no U.S. federal tax consequences for the participant or Whittman-Hart. The exercise of a stock appreciation right generally results in taxable income to the participant, equal to the difference between the exercise price of the shares and the market price of the shares on the date of exercise, and a corresponding tax deduction to Whittman-Hart.

    A participant who has been granted an award of restricted shares of Whittman-Hart common stock will not realize taxable income at the time of the grant, and Whittman-Hart will not be entitled to a tax deduction at the time of the grant, unless the participant makes an election to be taxed at the time of the award. When the restrictions lapse, the participant will recognize taxable income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. Whittman-Hart will be entitled to a corresponding tax deduction.

    The grant of an unrestricted stock award will produce immediate tax consequences for both the participant and Whittman-Hart. The participant will be treated as having received taxable income in an amount equal to the then fair market value of the Whittman-Hart common stock awarded. Whittman-Hart will receive a corresponding tax deduction.

    A participant who has been granted an award of performance shares or performance units will not realize taxable income at the time of grant and Whittman-Hart will not be entitled to a deduction at that time. The participant will realize taxable income when the shares or cash, as the case may be, are delivered upon achievement of the performance objectives in an amount equal to the fair market value of the shares on the date of delivery or payment of cash. Whittman-Hart will be entitled to a corresponding tax deduction.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE WHITTMAN-HART 1995 INCENTIVE STOCK PLAN INCREASING THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE UNDER THE PLAN FROM 24,000,000 SHARES TO 48,000,000 SHARES.

              POST-MERGER DIRECTORS AND OFFICERS OF WHITTMAN-HART


    Following the merger, the board of directors of the combined company will consist of nine directors: Robert Bernard, Chairman and Chief Executive Officer of Whittman-Hart; Robert Shaw, Chief Executive Officer of USWeb/CKS; four additional directors named by Whittman-Hart, all of whom are currently directors of Whittman-Hart: Paul D. Carbery, a general partner of Frontenac Company, W. Barry Moore, Vice Chairman of Kurt Salmon Associates, David P. Storch, Chief Executive Officer of AAR Corp., and Edward V. Szofer, President of Whittman-Hart; and three additional directors to be named by USWeb/CKS.



    Mr. Bernard will serve as the Chief Executive Officer and President of the combined company and Mr. Shaw will serve as the Chairman of the board of directors of the combined company.


    Robert Clarkson, Chief Operating Officer of USWeb/CKS, and Bert Young, Chief Financial Officer of Whittman-Hart, will continue in the same positions with the combined company.

    Information concerning the respective background and experience of the post-merger directors and officers is as follows:

    ROBERT F. BERNARD, the founder of Whittman-Hart, has served as Chairman of the Board and Chief Executive Officer of Whittman-Hart since its inception in 1984. From 1984 to August 1997, Mr. Bernard also served as Whittman-Hart's President. He was selected as the KPMG Illinois High Tech Entrepreneur of the Year in 1992 and the Ernst and Young Illinois and Northwest Indiana Service Entrepeneur of the Year in 1998.

    ROBERT SHAW joined USWeb in November 1998 as Chief Executive Officer and a director. Prior to joining USWeb, Mr. Shaw served as Executive Vice President of Worldwide Consulting Services and Vertical Markets of Oracle Corporation since February 1997, and Senior Vice President of Worldwide Applications and Services of Oracle Corporation from August 1995 to January 1997. From June 1992 to July 1995, Mr. Shaw served as Senior Vice President of Global Services of Oracle Corporation. Prior to joining Oracle Corporation, Mr. Shaw served as a Vice President of the West Coast Information Systems Group of Booz-Allen & Hamilton from June 1989 to June 1992.


    PAUL D. CARBERY has served as a director of Whittman-Hart since August 1995. Mr. Carbery has been a general partner of Frontenac Company, a private equity investment management partnership, since June 1993 and was an associate of that firm from September 1989 to June 1993. He also serves as a director of Mastering, Inc. as well as several privately held companies.


    ROBERT CLARKSON has served as the Chief Operating Officer of USWeb/CKS since November 1999. Mr. Clarkson became the executive partner of the pan-European Region of USWeb/CKS upon consummation of the USWeb-CKS merger in December 1998 and later served as the executive partner of the Northwest Region. From
February 1997 to December 1998, Mr. Clarkson served as Executive Vice President of CKS Group. Prior to joining CKS Group, Mr. Clarkson was a partner with the law firm of Wilson Sonsini Goodrich & Rosati.


    W. BARRY MOORE has served as a director of Whittman-Hart since July 1999. Mr. Moore has been Vice Chairman of Kurt Salmon Associates, a leading global management-consulting firm serving the retail, consumer products and health care industries, since 1999 and has served as President for the North American and Asian practices of that firm since 1990. Prior to joining Kurt Salmon Associates, he was a partner with Touche Ross Management Consulting and responsible for the Southeast and Middle Atlantic regions.



    DAVID P. STORCH has served as a director of Whittman-Hart since July 1999. Mr. Storch has been Chief Executive Officer of AAR Corp., a New York Stock Exchange listed aviation aftermarket support company, since October 1996 and has served as its President and Chief Operating Officer since 1989. Mr. Storch has also served as a director of AAR Corp. since 1989.

    EDWARD V. SZOFER has served as a director of Whittman-Hart since August 1995 and has been its President since August 1997 and its Secretary since May 1996. From December 1993 through July 1997, Mr. Szofer served as Vice President of Whittman-Hart. From 1984 to December 1993, Mr. Szofer held various management positions with Whittman-Hart in operations. Mr. Szofer was employed as a consultant of Arthur Andersen LLP prior to joining Whittman-Hart.


    BERT B. YOUNG has served as the Chief Financial Officer and Treasurer of Whittman-Hart since August 1999. Mr. Young joined Whittman-Hart in 1997 as the Chief Information Officer before becoming the Chief Financial Officer and Treasurer. Mr. Young was previously the Vice President of Information Systems and Chief Information Officer at Waste Management, Inc. where he was responsible for a 300 person systems organization with a $70 million annual budget. He developed and implemented an international systems strategy while at that firm. Prior to joining Waste Management, Inc., Mr. Young was the Chief Financial Officer of a start-up regional airline.

                      INFORMATION REGARDING THE COMPANIES

USWEB/CKS'S BUSINESS

    USWeb/CKS is a professional services firm with expertise in business strategy, marketing communications, and Internet technology solutions. USWeb/CKS's clients are typically medium-sized and large companies. USWeb/CKS provides a comprehensive range of business strategy consulting services; Intranet, Extranet and Web site solutions and services; and creative consulting services, including marketing communications programs that use advanced technology and new media. By combining our expertise with industry-specific knowledge, we provide an integrated service offering to help clients build their businesses in innovative ways.

    To capitalize on the opportunity presented by the rapid growth in demand for Internet solutions, we have built a professional services firm with offices across the United States and important markets worldwide. We are an integrated international firm, with local offices that can develop close client relationships and gain an in-depth understanding of client needs while benefitting from the resources of our overall organization.

    We offer a comprehensive range of services to deliver marketing communications and Internet solutions designed to help clients build their business in innovative ways.

        STRATEGY CONSULTING. We work closely with the client to conduct a thorough study of its strategic market position, business requirements and existing systems and capabilities to determine the ways in which Internet solutions can most improve the client's business processes or help them transform their business, and the marketing communications programs needed for such transformations.

        INTERNET SOLUTION DEVELOPMENT AND DEPLOYMENT. We translate the client's strategic requirements into a system or process design architecture. Our objective is to design, build and deploy a solution that is logically planned, scales well over time, is sufficiently secure, and is easy to use, administer and manage. We design, code, integrate and test all necessary programs and components using a broad range of expertise, including object-based and relational database systems; electronic commerce systems; integration with back-office legacy systems; implementation of third-party applications and security technologies; and integration of hardware, software and Internet access products. We maintain third-party vendor relationships that offer our clients secure, state-of-the-art, high-availability Intranet, Extranet and Web site hosting and integrated services.

        MARKETING COMMUNICATIONS SERVICES. Our marketing communications services include both on-line and off-line programs. In providing strategic corporate and product positioning, corporate identity, and product branding services, we work with the client to analyze the client's products or services and the market for those services, and to develop a unique selling proposition for either a company or product that differentiates it from the competition. We design advertising and related solutions for both traditional and new media to help clients deliver a consistent and effective marketing message through digital channels. We can also develop and implement the design and content of collateral literature systems; provide creative design, development, and production of product packaging; and provide creative design, development and management of virtual and physical environments.

    To address the Application Service Provider (ASP) market, USWeb/CKS has established a "Managed Services" division to offer outsourced application solutions designed to maximize a company's return of information technology investments. We are leveraging our relationship with leading technology companies to offer our clients a variety of Internet application modules, which we will customize to the ends of each client. We are assembling a portfolio of offerings in four categories: e-commerce, communications and knowledge management, customer relationship management, and back office functions.

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
    USWeb/CKS is headquartered in San Francisco, California and has offices in 13 countries around the world. As of December 31, 1999, the Company had approximately 4,100 employees worldwide.

WHITTMAN-HART'S BUSINESS

    Whittman-Hart provides enterprise-wide e-business solutions to help clients improve performance and create competitive advantage. Whittman-Hart's solutions give companies the insight and technology they need to evolve in increasingly competitive markets. We employ an integrated approach focused on delivering four client outcomes we call Envision, Engage, Empower, Extend-TM-.


    DIGITAL STRATEGY SOLUTIONS: We help clients envision integrated Internet solutions that transform business plans and strategies into processes, systems and applications. We educate clients' executive management teams and assist them in developing a shared vision of the e-business model. Our digital strategy solutions also include detailed assessment of the client's market position, existing systems, available resources and strategic requirements and translating these requirements into Internet and business architectures.


    CUSTOMER FACING SOLUTIONS: These solutions help our e-business clients create online experiences that attract, engage and retain customers. Our e-business marketing solutions are designed to open market channels and generate communications that build mind share, market share and brand impact. Our customer relationship management solutions address marketing, sales and customer service and include channel management, profiling and personalization, business-to-business and business-to-consumer e-commerce, back-office integration, and electronic customer service.

    KNOWLEDGE STRATEGY SOLUTIONS: Whittman-Hart's knowledge strategy solutions empower our clients and their employees with the skills, processes and systems required to turn passive data into positive decisions. Knowledge strategy solutions include web-enabled business intelligence and knowledge management systems, employee development processes and self-service human resources systems.

    SUPPLY CHAIN SOLUTIONS: Our supply chain solutions are designed to help clients extend their enterprises to generate value at each stage of the suppliers-to-consumer process. Supply chain solutions include sourcing, procurement cycle, e-warehousing, collaborative design, customer order fulfillment, outsourcing facilitation, customer self-service, transportation management and collaborative planning, forecasting and replenishment.

    Whittman-Hart's marketing efforts target growing and middle-market companies from startup to $1 billion in annual revenues, as well as divisions and departments of the Fortune 500. We serve clients in a broad range of industries including communications, consumer products, distribution, financial services, insurance, manufacturing, pharmaceuticals, professional services, retail and technology. Our business model focuses on providing local and Internet-hosted services to our clients and developing close and long-lasting relationships with them, and many of our clients have worked with us for several years spanning a variety of projects and services. We believe that our ability to provide innovative solutions is enhanced by our strategic relationships with leading vendors such as Broadvision, Exodus, IBM, Microsoft, Novell and Oracle.

    Headquartered in Chicago, Whittman-Hart has approximately 3,900 employees in 23 branch offices throughout the United States and the United Kingdom. Our Web site can be found at WWW.WHITTMAN-HART.COM.

                       COMPARISON OF STOCKHOLDERS' RIGHTS

    The rights of Whittman-Hart stockholders are governed by Delaware law, including the Delaware General Corporation Law, and Whittman-Hart's current Amended and Restated Certificate of Incorporation and Second Amended and Restated By-laws. The rights of USWeb/CKS stockholders are also governed by Delaware law, including the Delaware General Corporation Law, and USWeb/CKS's Amended and Restated Certificate of Incorporation and Amended and Restated By-laws.

    Upon consummation of the merger, holders of shares of USWeb/CKS common stock will become holders of shares of Whittman-Hart common stock. Consequently, following the merger, Delaware law and Whittman-Hart's Certificate of Incorporation, as amended in connection with the merger, and its By-laws, will govern the rights of former holders of USWeb/CKS common stock. Copies of Whittman-Hart's current Certificate of Incorporation and By-laws have been filed with the SEC and will be sent to any stockholder of Whittman-Hart or USWeb/CKS upon request.

    A tabular comparison of rights of holders of common stock of Whittman-Hart, USWeb/CKS and the combined company is included below. This table is not intended to be a complete statement of all differences or a complete description of the specific provisions referred to in this summary, and the identification of specific differences is not intended to indicate that other significant differences do not exist. However, the table includes a description of the differences that we believe to be material.

                           WHITTMAN-HART BEFORE            USWEB/CKS BEFORE              COMBINED COMPANY
STOCKHOLDER RIGHTS              THE MERGER                    THE MERGER                STOCKHOLDER RIGHTS

AUTHORIZED CAPITAL     The authorized capital stock  The authorized capital stock  If the merger is completed,
STOCK:                 of Whittman-Hart consists of  of USWeb/CKS consists of      the authorized capital stock
                       75,000,000 shares of common   200,000,000 shares of common  of the combined company will
                       stock and 3,000,000 shares    stock and 1,000,000 shares    consist of 500,000,000
                       of preferred stock.           of preferred stock.           shares of common stock and
                                                                                   3,000,000 shares of
                                                                                   preferred stock.

NUMBER OF DIRECTORS:   The Whittman-Hart board       The USWeb/CKS board           After the merger the board
                       currently consists of seven   currently consists of eight   of directors of the combined
                       directors.                    directors.                    company will consist of nine
                                                                                   directors.

REMOVAL OF DIRECTORS:  Whittman-Hart directors may   USWeb/CKS directors may be    See Whittman-Hart before the
                       be removed from office only   removed from office with or   merger.
                       with cause and then only by   without cause by the
                       a majority of the             affirmative vote of holders
                       stockholder voting power      of at least a majority of
                       entitled to vote in           the shares then entitled to
                       elections of directors.       vote at an election of
                                                     directors of USWeb/CKS.

STOCKHOLDER ACTION BY  Whittman-Hart stockholders    USWeb/CKS stockholders may    See Whittman-Hart before the
WRITTEN CONSENT:       may act by written consent    not act by written consent    merger.
                       in lieu of a meeting of       in lieu of a meeting of
                       stockholders.                 stockholders.

                           WHITTMAN-HART BEFORE            USWEB/CKS BEFORE              COMBINED COMPANY
STOCKHOLDER RIGHTS              THE MERGER                    THE MERGER                STOCKHOLDER RIGHTS

CALLING OF SPECIAL     The Whittman-Hart by-laws     The USWeb/CKS by-laws         See Whittman-Hart before the
MEETINGS OF            provide that the Chairman of  provide that the USWeb/CKS    merger.
STOCKHOLDERS:          the Board and the President   Board, the Chairman of the
                       may each call a special       Board, the President or one
                       meeting of the Whittman-Hart  or more stockholders holding
                       stockholders. Timely notice   shares entitled to cast at
                       of a special meeting          least 10% of the votes at
                       stating, among other things,  that special meeting may
                       the purpose or purposes of    call a special meeting of
                       the meeting must be given to  USWeb/CKS stockholders. If a each stockholder entitled to  special meeting is called by
                       vote at such meeting.         any person or persons other
                                                     than the board or the
                                                     president or the chairman of
                                                     the board of directors, the
                                                     stockholder or stockholders
                                                     calling the meeting must
                                                     send a request to the
                                                     chairman, the president, any
                                                     vice president or the
                                                     secretary of USWeb/CKS. This
                                                     request must include, among
                                                     other things, the general
                                                     nature of the business
                                                     proposed to be addressed at
                                                     the special meeting.

STOCKHOLDER PROPOSALS  For nominations or other      For nominations or other      See Whittman-Hart before the
AT ANNUAL MEETING      business to be properly       business to be properly       merger.
                       brought before an annual      brought before an annual
                       meeting by a stockholder,     meeting by a stockholder,
                       the stockholder must have     the stockholder must have
                       given timely notice thereof   given timely notice thereof
                       in writing to the secretary   in writing to the secretary
                       of the corporation and such   of the corporation and such
                       business must be a proper     business must be a proper
                       matter for stockholder        matter for stockholder
                       action under the Delaware     action under the Delaware
                       General Corporation Law.      General Corporation Law.
                       Specific instructions for
                       the qualification of a
                       notice as "timely" are
                       provided in the by-laws.
                       Such stockholder's notice
                       shall set forth, among other
                       things, a brief description
                       of the business the
                       stockholder wishes to bring
                       before the meeting, the
                       reasons for conducting such
                       business at the meeting and
                       any material interest in
                       such business of such
                       stockholder and the
                       beneficial owner, if any, on
                       whose behalf the proposal is
                       made.

                           WHITTMAN-HART BEFORE            USWEB/CKS BEFORE              COMBINED COMPANY
STOCKHOLDER RIGHTS              THE MERGER                    THE MERGER                STOCKHOLDER RIGHTS

AMENDMENT OF CHARTER   - The Whittman-Hart charter   - The USWeb/CKS charter may   See Whittman-Hart before the
AND BY-LAWS:             may be amended by the         be amended by the           merger.
                         affirmative vote of           affirmative vote of
                         stockholders holding a        stockholders holding a
                         majority of the               majority of the
                         outstanding shares of         outstanding shares of
                         Whittman-Hart.                USWeb/CKS.

                       - The Whittman-Hart by-laws   - The USWeb/CKS by-laws may
                         may be amended by the         be amended by the
                         affirmative vote of a         affirmative vote of a
                         majority of the               majority of the
                         stockholders of               stockholders of USWeb/CKS
                         Whittman-Hart voting in       voting in person or by
                         person or by proxy or a       proxy or a majority of the
                         majority of the directors     directors of USWeb/CKS.
                         of Whittman-Hart.

STOCKHOLDER RIGHTS     Whittman-Hart does not have   USWeb/CKS does not have a     See Whittman-Hart before the
PLANS:                 a stockholder rights plan.    stockholder rights plan.      merger.
                       While Whittman-Hart has no    While USWeb/CKS has no
                       present intention to adopt a  present intention to adopt a
                       stockholder rights plan       stockholder rights plan
                       either before or after the    either before or after the
                       merger, the Whittman-Hart     merger, the USWeb/ CKS
                       board, pursuant to its        Board, pursuant to its
                       authority to issue preferred  authority to issue preferred
                       stock, could do so without    stock, could do so without
                       stockholder approval at any   stockholder approval at any
                       future time.                  future time.

                             STOCKHOLDER PROPOSALS

    The deadline for receipt of a proposal to be considered for inclusion in Whittman-Hart's proxy statement for the 2000 annual meeting was December 31, 1999. Notice of a proposal for which a stockholder will conduct his or her own solicitation must be provided to Whittman-Hart not earlier than February 20, 2000 and not later than March 21, 2000. If the date of the annual meeting occurs prior to April 20, 2000 or after July 19, 2000, such notice must be delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any such notice of a proposal should be directed to the attention of the Secretary, Whittman-Hart, Inc., 311 South Wacker Drive, Suite 3500, Chicago, Illinois 60606-6618.

    USWeb/CKS will hold an annual meeting in the year 2000 only if the merger has not already been completed. If such meeting is held, the deadline for receipt of a proposal to be considered for inclusion in USWeb/CKS's proxy statement for the 2000 annual meeting was January 5, 2000. The deadline for notice of a proposal for which a stockholder will conduct his or her own solicitation is March 21, 2000. Any such notice of a proposal should be directed to the attention of the Secretary, USWeb Corporation, 410 Townsend Street, San Francisco, California 94107.

                                    EXPERTS

    The consolidated financial statements and consolidated financial statement schedule of valuation and qualifying accounts of Whittman-Hart as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998 have been incorporated in this joint proxy statement/ prospectus by reference in reliance on the reports pertaining to the consolidated financial statements and consolidated financial statement schedule of valuation and qualifying accounts, dated January 14, 1999, of KPMG LLP, independent certified public accountants, incorporated in this joint proxy statement/prospectus by reference, and on the authority of that firm as experts in accounting and auditing.

    The consolidated financial statements of USWeb Corporation at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, have been incorporated in this joint proxy statement/prospectus by reference in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

    Legal matters with respect to the validity of the securities issuable in connection with the merger and certain federal income tax matters for Whittman-Hart will be passed upon for Whittman-Hart by Katten Muchin Zavis, Chicago, Illinois. Legal matters relating to certain federal income tax matters will be passed upon for USWeb/CKS by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                      WHERE YOU CAN FIND MORE INFORMATION

    We each file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. You may obtain information on the SEC's public reference rooms by calling the SEC at 1-800-SEC-0330. Copies of these materials may also be obtained from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Our filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov.

    Whittman-Hart has filed a registration statement on Form S-4 with the SEC to register with the SEC the shares of Whittman-Hart common stock to be issued to USWeb/CKS stockholders (other than shares owned by Whittman-Hart and its subsidiaries or by USWeb/CKS). This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Whittman-Hart in addition to being a proxy statement of Whittman-Hart and USWeb/CKS for their respective meetings. As allowed by SEC Rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

    The SEC allows us to "incorporate by reference" information into this joint proxy statement/ prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information in, or incorporated by reference in, this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their finances.

    The following documents previously filed with the SEC by USWeb/CKS (SEC File Number 000-23151) are incorporated by reference into this joint proxy statement/prospectus:


            USWEB/CKS SEC FILINGS                                 PERIOD
---------------------------------------------  ---------------------------------------------
Annual Report on Form 10-K                     Fiscal year ended December 31, 1998

Quarterly Reports on Form 10-Q                 Quarters ended September 30, 1999, June 30,
                                               1999 and March 31, 1999

Current Reports on Form 8-K                    Filed on January 26, 2000, December 22, 1999
                                               and September 17, 1999 (as amended
                                               November 12, 1999)


    The following documents previously filed with the SEC by Whittman-Hart (SEC File Number 00-28166) are incorporated by reference into this joint proxy statement/prospectus:


          WHITTMAN-HART SEC FILINGS                               PERIOD
---------------------------------------------  ---------------------------------------------
Annual Report on Form 10-K                     Fiscal year ended December 31, 1998

Quarterly Reports on Form 10-Q                 Quarters ended September 30, 1999, June 30,
                                               1999 and March 31, 1999

Current Reports on Form 8-K                    Filed on January 26, 2000, December 15, 1999,
                                               October 15, 1999 and May 10, 1999

The description of Whittman-Hart common stock Filed on April 30, 1996 set forth in the Registration Statement on Form 8-A.


    We are also incorporating by reference additional documents that we file with the SEC between the date of this joint proxy statement/prospectus and the dates of the meetings of our stockholders.


    If you are a Whittman-Hart stockholder or a USWeb/CKS stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this joint proxy statement/prospectus. You may obtain documents incorporated by reference by requesting them in writing or by telephone from the appropriate party at the following address:



              USWeb Corporation                            Whittman-Hart, Inc.
             410 Townsend Street                          311 South Wacker Drive
       San Francisco, California 94107                          Suite 3500
        Attention: Investor Relations                  Chicago, Illinois 60606-6618
               (415) 284-7070                          Attention: Investor Relations
                                                              (312) 922-9200



    If you would like to request documents from us, please do so by February 21, 2000 to receive them before the meetings.



    You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus to vote on the Whittman-Hart proposals and the USWeb/CKS proposal, as the case may be. We have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated January 26, 2000. You should not assume that the information contained in the joint proxy statement/ prospectus is accurate as of any date other than such date, and neither the mailing of this joint proxy statement/prospectus to you nor the issuance of Whittman-Hart common stock in the merger shall create any implication to the contrary.


    This joint proxy statement/prospectus is being furnished:

    (1) to USWeb/CKS's stockholders in connection with the solicitation of proxies by the USWeb/CKS board of directors for use at the USWeb/CKS special meeting. Each copy of this joint proxy statement/prospectus mailed to the USWeb/CKS stockholders is accompanied by a form of proxy for use at the USWeb/CKS special meeting. This joint proxy statement/prospectus is also being furnished by Whittman-Hart to holders of USWeb/CKS common stock as a prospectus in connection with the shares of Whittman-Hart common stock to be issued after consummation of the merger; and

    (2) to Whittman-Hart's stockholders in connection with the solicitation of proxies by the Whittman-Hart board of directors for use at the Whittman-Hart special meeting. Each copy of this joint proxy statement/prospectus mailed to the Whittman-Hart stockholders is accompanied by a form of proxy for use at the Whittman-Hart special meeting.

    Whittman-Hart has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Whittman-Hart, and USWeb/CKS has supplied all such information relating to USWeb/CKS.

                                    PART II
          INFORMATION NOT REQUIRED IN JOINT PROXY STATEMENT/PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Article Ten of Whittman-Hart's Certificate of Incorporation, filed as
Exhibit 3.1, and Article Eight of the by-laws, filed as Exhibit 3.2, provide that Whittman-Hart shall indemnify its directors and officers to the full extent permitted by the Delaware General Corporation Law.

    Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities arising under the Securities Act of 1933. In addition, Article Eight of Whittman-Hart's Certificate of Incorporation provides that a director of Whittman-Hart shall not be personally liable to Whittman-Hart or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability
(i) for any breach of the director's duty of loyalty to Whittman-Hart or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derives an improper personal benefit.

    Reference is made to Section 145 of the General Corporation Law of the State of Delaware which provides for indemnification of directors and officers in certain circumstances.

    Whittman-Hart has obtained an insurance policy which will entitle Whittman-Hart to be reimbursed for certain indemnity payments it is required or permitted to make to its directors and officers.

    Pursuant to the merger agreement, Whittman-Hart will become obligated to indemnify present and former USWeb/CKS directors and officers to the full extent of the law; provided however that the indemnification shall not exceed the greater of the indemnification provided by USWeb/CKS's Certificate of Incorporation and by-laws as in effect on December 12, 1999 or the indemnification actually provided by USWeb/CKS on December 12, 1999. In addition, for six years Whittman-Hart will maintain in effect the current USWeb/CKS policies of directors' and officers' liability insurance with respect to claims arising from facts or events that occur on or before the effective date of the Merger. Whittman-Hart is not, however, required to expend more than 200% of the current USWeb/CKS annual premium for such insurance.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


          EXHIBITS                                  DESCRIPTION
    ---------------------                           -----------
             2.1            Agreement and Plan of Merger by and among
                            Whittman-Hart, Inc., Uniwhale, Inc., and USWeb/CKS
                            Corporation dated as of December 12, 1999 (included as
                            Annex A to the joint proxy statement/prospectus contained in this Registration Statement).

            *2.2            Form of letter from USWeb/CKS to Whittman-Hart regarding
                            selection of directors pursuant to Section 6.17 of the
                            Agreement and Plan of Merger.

             4.1            Amended and Restated Certificate of Incorporation of
                            Whittman-Hart, incorporated herein by reference to Whittman-Hart's Registration Statement on Form S-1
                            (No. 333-1778).

             4.2 Second Amended and Restated By-Laws of Whittman-Hart, incorporated herein by reference to Whittman-Hart's
                            Registration Statement on Form S-1 (No. 333-1778).

             4.3 Specimen stock certificate representing Common Stock incorporated herein by reference to the Company's
                            Registration Statement on Form S-1 (No. 333-1778).

          EXHIBITS                                  DESCRIPTION
    ---------------------                           -----------
            *5.1            Opinion of Katten Muchin Zavis as to the validity of the
                            securities being registered.

             8.1            Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                            Corporation, as to certain federal income tax matters.

             8.2            Opinion of Katten Muchin Zavis as to certain federal income tax matters.

             9.1            Stockholder Agreement dated December 12, 1999, by and
                            between USWeb Corporation and Robert F. Bernard (included as
                            Annex D to the joint proxy statement/prospectus contained in this registration statement).

             9.2            Form of Stockholder Agreement dated December 12, 1999, by
                            and between Whittman-Hart, Inc. and each of Robert Shaw,
                            Mark D. Kvamme, and Robert Hoff (included as Annex E to the joint proxy statement/prospectus contained in this
                            registration statement).

            23.1            Consent of KPMG LLP, independent accountants.

            23.2 Consent of PricewaterhouseCoopers LLP, independent accountants.

            23.3            Consent of Wilson Sonsini Goodrich & Rosati, Professional
                            Corporation (included in Exhibit 8.1).

           *23.4            Consent of Katten Muchin Zavis (included in Exhibit 5.1).

            23.5            Consent of Katten Muchin Zavis (included in Exhibit 8.2).

           *24.1            Power of Attorney.

            99.1            USWeb/CKS Form of Proxy Card.

            99.2            Whittman-Hart Form of Proxy Card.

           *99.3            Consent of Morgan Stanley & Co. Incorporated.

           *99.4            Consent of Credit Suisse First Boston Corporation.

            99.5            Consent of Robert Shaw.


------------------------


*   Previously filed.


ITEM 22.  UNDERTAKINGS.

    The Registrant hereby undertakes:

        (1) For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
    Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (2) To respond to requests for information that is incorporated by reference into this joint proxy statement/prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

        (3) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

        (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (5) That every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (Section230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on the 26th of January, 2000.



                                                       WHITTMAN-HART, INC.

                                                       By:  /s/ ROBERT F. BERNARD
                                                            -----------------------------------------
                                                            Robert F. Bernard
                                                            CHAIRMAN AND CHIEF EXECUTIVE OFFICER



    Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the Registration Statement has been signed below by the following persons in the capacities indicated on January 26, 2000.


                /s/ ROBERT F. BERNARD                  CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE
     -------------------------------------------       BOARD OF DIRECTORS (PRINCIPAL
                  Robert F. Bernard                    EXECUTIVE OFFICER)

                  /s/ BERT B. YOUNG
     -------------------------------------------       CHIEF FINANCIAL OFFICER AND TREASURER
                    Bert B. Young                      (PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER)

                          *
     -------------------------------------------       DIRECTOR, PRESIDENT AND SECRETARY
                  Edward V. Szofer

                          *
     -------------------------------------------       DIRECTOR
                   Paul D. Carbery

                          *
     -------------------------------------------       DIRECTOR
                 Lawrence P. Roches

                          *
     -------------------------------------------       DIRECTOR
                   Robert F. Steel

                          *
     -------------------------------------------       DIRECTOR
                   W. Barry Moore

                          *
     -------------------------------------------       DIRECTOR
                   David P. Storch


*By:                  /s/ ROBERT F. BERNARD
             --------------------------------------
                        Robert F. Bernard
                        ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS


          EXHIBITS                                  DESCRIPTION
    ---------------------                           -----------
             2.1            Agreement and Plan of Merger by and among
                            Whittman-Hart, Inc., Uniwhale, Inc., and USWeb/CKS
                            Corporation dated as of December 12, 1999 (included as Annex
                            A to the joint proxy statement/prospectus contained in this
                            Registration Statement).

            *2.2            Form of Letter from USWeb/CKS to Whittman-Hart regarding
                            selection of directors pursuant to Section 6.17 of the
                            Agreement and Plan of Merger.

             4.1            Amended and Restated Certificate of Incorporation of the
                            Company incorporated herein by reference to Whittman-Hart's
                            Registration Statement on Form S-1 (No. 333-1778).

             4.2 Second Amended and Restated By-Laws of the Company, incorporated herein by reference to Whittman-Hart's
                            Registration Statement on Form S-1 (No. 333-1778).

             4.3 Specimen stock certificate representing Common Stock, incorporated herein by reference to Whittman-Hart's
                            Registration Statement on Form S-1 (No. 333-1778).

            *5.1            Opinion of Katten Muchin Zavis as to the validity of the
                            securities being registered.

             8.1            Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                            Corporation, as to certain federal income tax matters.

             8.2            Opinion of Katten Muchin Zavis as to certain federal income tax matters.

             9.1            Stockholder Agreement dated December 12, 1999, by and
                            between USWeb Corporation and Robert F. Bernard (included as
                            Annex D to the joint proxy statement/prospectus contained in this registration statement).

             9.2            Form of Stockholder Agreement dated December 12, 1999, by
                            and between Whittman-Hart, Inc. and each of Robert Shaw,
                            Mark D. Kvamme, and Robert Hoff (included as Annex E to the joint proxy statement/prospectus contained in this
                            registration statement).

            23.1            Consent of KPMG LLP, independent accountants.

            23.2 Consent of PricewaterhouseCoopers LLP, independent accountants.

            23.3            Consent of Wilson Sonsini Goodrich & Rosati, Professional
                            Corporation (included in Exhibit 8.1).

           *23.4            Consent of Katten Muchin Zavis (included in Exhibit 5.1).

            23.5            Consent of Katten Muchin Zavis (included in Exhibit 8.2).

           *24.1            Power of Attorney.

            99.1            USWeb/CKS Form of Proxy Card.

            99.2            Whittman-Hart Form of Proxy Card.

           *99.3            Consent of Morgan Stanley & Co. Incorporated.

           *99.4            Consent of Credit Suisse First Boston Corporation.

            99.5            Consent of Robert Shaw.


------------------------


*  Previously filed.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                              WHITTMAN-HART, INC.
                                UNIWHALE, INC.,
                                      AND
                               USWEB CORPORATION
                         DATED AS OF DECEMBER 12, 1999

                               TABLE OF CONTENTS

                                                                              PAGE
                                                                            --------
ARTICLE I     The Merger; Effective Time; Closing.........................     A-1
    1.1       The Merger..................................................     A-1
    1.2       Effective Time..............................................     A-1
    1.3       Closing.....................................................     A-1
    1.4       Effect of the Merger........................................     A-2

ARTICLE II    Certificate of Incorporation and By-Laws of the Surviving
                Corporation...............................................     A-2
    2.1       Certificate of Incorporation; Name..........................     A-2
    2.2       By-Laws.....................................................     A-2

ARTICLE III   Directors and Officers of the Surviving Corporation.........     A-2
    3.1       Directors...................................................     A-2
    3.2       Officers....................................................     A-2

ARTICLE IV    Merger Consideration; Conversion or Cancellation of Shares
                in the Merger.............................................     A-2
    4.1       Share Consideration for the Merger; Conversion or
                Cancellation of Shares in the Merger......................     A-2
    4.2       Payment for Shares in the Merger............................     A-3
    4.3       Cash For Fractional Parent Shares...........................     A-4
    4.4       Transfer of Shares after the Effective Time.................     A-4

ARTICLE V     Representations and Warranties..............................     A-4
    5.1       Representations and Warranties of Parent and Merger Sub.....     A-4
    5.2       Representations and Warranties of the Company...............    A-17

ARTICLE VI    Additional Covenants and Agreements.........................    A-30
    6.1       Conduct of Business.........................................    A-30
    6.2       No Solicitation by the Company..............................    A-33
    6.3       No Solicitation by Parent...................................    A-34
    6.4       Meeting of Stockholders.....................................    A-36
    6.5       Registration Statement......................................    A-36
    6.6       Reasonable Efforts..........................................    A-37
    6.7       Access to Information.......................................    A-37
    6.8       Publicity...................................................    A-37
    6.9       Indemnification of Directors and Officers...................    A-37
    6.10      Affiliates of the Company and Parent........................    A-38
    6.11      Maintenance of Insurance....................................    A-38
    6.12      Representations and Warranties..............................    A-38
    6.13      Filings; Other Action.......................................    A-38
    6.14      Tax-Free Reorganization Treatment...........................    A-38
    6.15      Company Options; Company ESPPs..............................    A-39
    6.16      Stockholders Agreements.....................................    A-39
    6.17      Board Composition...........................................    A-39
    6.18      Officers of Combined Company................................    A-40
    6.19      Change of Name..............................................    A-40
    6.20      Contemplated Termination of 401(k) Plan(s)..................    A-40
    6.21      Crediting Service and Providing Other Benefits..............    A-40
    6.22      Earn-Out Shares.............................................    A-40
    6.23      Exemption from Liability Under Section 16(b)................    A-41

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                              PAGE
                                                                            --------
ARTICLE VII   Conditions..................................................    A-41
    7.1       Conditions to Each Party's Obligations......................    A-41
    7.2       Conditions to the Obligations of the Company................    A-42
    7.3       Conditions to the Obligations of Parent.....................    A-42

ARTICLE VIII  Termination.................................................    A-43
    8.1       Termination by Mutual Consent...............................    A-43
    8.2       Termination by either the Company or Parent.................    A-43
    8.3       Termination by the Company..................................    A-44
    8.4       Termination by Parent.......................................    A-44
    8.5       Effect of Termination; Termination Fee......................    A-45

ARTICLE IX    Miscellaneous and General...................................    A-46
    9.1       Payment of Expenses.........................................    A-46
    9.2       Non-Survival of Representations and Warranties..............    A-46
    9.3       Modification or Amendment...................................    A-47
    9.4       Waiver of Conditions........................................    A-47
    9.5       Counterparts................................................    A-47
    9.6       Governing Law...............................................    A-47
    9.7       Notices.....................................................    A-47
    9.8       Entire Agreement; Assignment................................    A-48
    9.9       Parties in Interest.........................................    A-48
    9.10      Certain Definitions.........................................    A-48
    9.11      Obligation of the Company...................................    A-49
    9.12      Severability................................................    A-49
    9.13      Specific Performance........................................    A-49
    9.14      Recovery of Attorney's Fees.................................    A-49
    9.15      Captions....................................................    A-49

                                 DEFINED TERMS


Agreement                                                     Introduction
Authorized Representatives..................................  Section 6.6
Certificate of Merger.......................................  Section 1.2
Certificates................................................  Section 4.2(b)
Closing.....................................................  Section 1.3
Closing Date................................................  Section 1.3
COBRA.......................................................  Section 5.1(m)(iii)(6)
Code........................................................  Recitals
Codification of Financing Reporting Policies................  Section 6.9
Company.....................................................  Introduction
Company Acquisition Agreement...............................  Section 6.2(b)
Company Acquisition Proposal................................  Section 6.2(a)
Company Affiliate...........................................  Section 6.10
Company Affiliate Letter....................................  Section 6.10
Company Contract............................................  Section 5.2(o)
Company Directors...........................................  Section 6.18
Company Disclosure Schedule.................................  Section 5.2
Company ESPPs...............................................  Section 6.16(b)
Company Financial Statements................................  Section 5.2(h)(ii)
Company Insiders............................................  Section 6.23(c)
Company Intellectual Property Rights........................  Section 5.2(n)(i)
Company International Employee Plans........................  Section 5.2(m)(iii)(13)
Company Key Employees.......................................  Section 5.2(o)(ii)
Company Option..............................................  Section 4.1(c)
Company Option Plans........................................  Section 4.1(c)
Company SEC Reports.........................................  Section 5.2(h)(i)
Company Scheduled Plans.....................................  Section 5.2(m)(i)
Company Shares..............................................  Section 4.1(a)
Confidentiality Agreement...................................  Section 6.6
DGCL........................................................  Section 1.1
Effective Time..............................................  Section 1.2
Environmental Costs and Liabilities.........................  Section 5.1(s)
Environmental Laws..........................................  Section 5.1(s)
ERISA.......................................................  Section 9.10(a)
Exchange Act................................................  Section 5.1(f)
Exchange Agent..............................................  Section 4.2(a)
Exchange Ratio..............................................  Section 4.1(a)
Fractional Securities Fund..................................  Section 4.3
Governmental Entity.........................................  Section 9.10(b)
Hazardous Material..........................................  Section 5.1(s)
HSR Act.....................................................  Section 5.1(f)
Indemnified Parties.........................................  Section 6.8(a)
Joint Proxy Statement.......................................  Section 6.4
Knowledge...................................................  Section 9.10(c)
KPMG........................................................  Section 5.1(p)
Malfunction.................................................  Section 9.10(d)

                                 DEFINED TERMS

                                  (CONTINUED)


Material Adverse Effect.....................................  Section 9.10(e)
Material Adverse Effect Exception...........................  Section 9.10(f)
Merger......................................................  Recitals
Merger Sub..................................................  Introduction
NNM.........................................................  Section 4.3
Parent......................................................  Introduction
Parent Acquisition Proposal.................................  Section 6.3(a)
Parent Contract.............................................  Section 5.1(o)
Parent Superior Proposal....................................  Section 6.3(a)
Parent Directors............................................  Section 6.18
Parent Disclosure Schedule..................................  Section 5.1
Parent Financial Statements.................................  Section 5.1(h)(ii)
Parent Intellectual Property Rights.........................  Section 5.1(n)(i)
Parent International Employee Plans.........................  Section 5.1(m)(iii)(13)
Parent Key Employees........................................  Section 5.1(o)(iv)
Parent SEC Reports..........................................  Section 5.1(h)(i)
Parent Scheduled Plans......................................  Section 5.1(m)(i)
Parent Shares...............................................  Section 4.1(a)
Parties.....................................................  Introduction
PBGC........................................................  Section 5.1(m)(iii)(7)
Person......................................................  Section 9.10(g)
Plan Affiliate..............................................  Section 5.1(m)(v)
Requisite Stockholder Approval..............................  Section 6.3
Restraints..................................................  Section 7.1(c)
Returns.....................................................  Section 5.1(l)(i)
S-4 Registration Statement..................................  Section 6.4
SEC.........................................................  Section 5.1(h)(i)
Section 16 Information......................................  Section 6.23(b)
Securities Act..............................................  Section 5.1(f)
Share Consideration.........................................  Section 4.2(a)
Significant Tax Agreement...................................  Section 9.10(h)
Software....................................................  Section 9.10(i)
Stock Merger Exchange Fund..................................  Section 4.2(a)
Stockholder Meetings........................................  Section 6.4
Stockholders Agreement......................................  Recitals
Subsidiary..................................................  Section 9.10(j)
Substitute Option...........................................  Section 4.1(c)
Subsidiary Shares...........................................  Section 6.22
Surviving Corporation.......................................  Section 1.1
Tax.........................................................  Section 9.10(k)
Taxes.......................................................  Section 9.10(k)
Termination Fee.............................................  Section 8.5(b)
United States Real Property Holdings Corporation............  Section 5.1(l)(ix)
Voting Stockholder..........................................  Recitals
Voting Stockholders.........................................  Recitals

                                    EXHIBITS


Stockholders Agreement (Company)............................  Exhibit A-1
Stockholders Agreement (Parent).............................  Exhibit A-2
Certificate of Merger.......................................  Exhibit B
Company Affiliate Letter....................................  Exhibit C

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of December 12, 1999, by and among WHITTMAN-HART, INC., a Delaware corporation ("Parent"), UNIWHALE, INC., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub"); and USWEB CORPORATION, a Delaware corporation (the "Company"). Parent, Merger Sub and the Company are referred to collectively herein as the "Parties".

                                    RECITALS

    WHEREAS, the Board of Directors of each of Parent, Merger Sub and the Company have determined that it is in the best interests of each corporation and their respective stockholders that the Company and Parent enter into a strategic "merger of equals" business combination by means of the merger of Merger Sub with and into the Company (the "Merger") and, in furtherance thereof, have approved the Merger and declared the Merger advisable;

    WHEREAS, pursuant to the Merger, the outstanding shares of common stock of the Company shall be converted into shares of common stock of Parent at the rate determined herein;

    WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); WHEREAS, it is intended that the Merger shall be treated for accounting purposes as a purchase;

    WHEREAS, concurrently with the execution hereof, certain holders (each a "Voting Stockholder" and collectively the "Voting Stockholders") of Company Shares and of Parent Shares are entering into a stockholder voting agreement, in each case in the forms attached as EXHIBIT A-1 and A-2 hereto (each, a "Stockholders Agreement").

    NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, the Parties hereby agree as follows:

                                   ARTICLE I
                      THE MERGER; EFFECTIVE TIME; CLOSING

    1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall be the successor or surviving corporation. The Company, as the surviving corporation after the consummation of the Merger, is sometimes hereinafter referred to as the "Surviving Corporation."

    1.2 EFFECTIVE TIME. Subject to the provisions of this Agreement, the Parties shall cause the Merger to be consummated by filing the certificate of merger of Merger Sub and the Company (the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the relevant provisions of the DGCL as soon as practicable on or before the Closing Date. The Merger shall become effective upon such filing or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time"). The Certificate of Merger is attached hereto as EXHIBIT B.

    1.3 CLOSING. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article VIII, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., local time, at the offices of counsel for Parent, on the second business day after all of the conditions to the obligations of the Parties to consummate the Merger as set forth in Article VII have been satisfied or waived, or such other date, time or place as is agreed to in writing by the Parties (the "Closing Date").

    1.4 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

                                   ARTICLE II
     CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION

    2.1 CERTIFICATE OF INCORPORATION; NAME. At the Effective Time, the Certificate of Incorporation of the Company immediately prior to the Effective Time shall remain the Certificate of Incorporation of the Surviving Corporation, and the name of the Surviving Corporation shall be the Company's name.

    2.2 BY-LAWS. At the Effective Time, the by-laws of the Company in effect immediately prior to the Effective Time shall remain the by-laws of the Surviving Corporation.

                                  ARTICLE III
              DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

    3.1 DIRECTORS. The directors of Merger Sub shall be the initial directors of the Surviving Corporation, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and By-Laws.

    3.2 OFFICERS. The officers of Merger Sub shall be the initial officers of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and By-Laws.

                                   ARTICLE IV
    MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF SHARES IN THE MERGER

    4.1 SHARE CONSIDERATION FOR THE MERGER; CONVERSION OR CANCELLATION OF SHARES IN THE MERGER. At the Effective Time, the manner of converting or canceling shares of the Company and Parent shall be as follows:

        (a) CONVERSION OF COMPANY STOCK. Each share of common stock, $0.001 par value ("Company Shares"), of the Company issued and outstanding immediately prior to the Effective Time (excluding any Company Shares described in Section 4.1(d)), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into the right to receive 0.865 shares of common stock, $0.001 par value, of Parent (collectively, "Parent Shares"). All Company Shares to be converted into Parent Shares pursuant to this Section 4.1(a) shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be canceled and cease to exist, and each holder of a certificate representing any such Company Shares shall thereafter cease to have any rights with respect to such Company Shares, except the right to receive for each of the Company Shares, upon the surrender of such certificate in accordance with Section 4.2, the number of Parent Shares specified above and cash in lieu of fractional shares. The ratio of Company Shares per share of Parent Shares is sometimes hereinafter referred to as the "Exchange Ratio."

        (b) STOCK OF MERGER SUB. Each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into and exchanged for one
    (1) validly issued, fully paid and nonassessable share of common stock, $0.001 par value, of the

    Surviving Corporation. Each stock certificate representing any shares of Merger Sub shall continue to represent ownership of such shares of capital stock of the Surviving Corporation.

        (c) OUTSTANDING OPTIONS AND WARRANTS. Each outstanding option or warrant to purchase Company Shares (each, a "Company Option") shall be assumed by Parent (in accordance with the further provisions contained in Section 6.17) and each such assumed option shall be converted into and represent an option to purchase the number of Parent Shares (a "Substitute Option") (rounded down to the nearest full share) determined by multiplying
    (i) the number of Company Shares subject to such Company Option immediately prior to the Effective Time by (ii) the Exchange Ratio, at an exercise price per share of Parent Shares (rounded up to the nearest tenth of a cent) equal to the exercise price per share of Company Shares immediately prior to the Effective Time divided by the Exchange Ratio. It is the intent of the parties that the Company Options assumed by Parent shall qualify following the Effective Time as "incentive stock options" as defined in Section 422 of the Code to the extent such Company Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this
    Section 4.1(c) shall be applied consistent with such intent. Parent will reserve a sufficient number of Parent Shares for issuance under this Section 4.1(c).

        (d) CANCELLATION OF PARENT OWNED AND TREASURY STOCK. All of the Company Shares that are owned by Parent, any direct or indirect wholly-owned subsidiary of Parent or by the Company as treasury stock shall automatically cease to be outstanding, shall be canceled and shall cease to exist and no Parent Shares shall be delivered in exchange therefor.

    4.2 PAYMENT FOR SHARES IN THE MERGER. The manner of making payment for Shares in the Merger shall be as follows:

        (a) EXCHANGE AGENT. On or prior to the Closing Date, Parent shall make available to EquiServe, or other entity mutually agreed upon by the Parties (the "Exchange Agent"), for the benefit of the holders of Company Shares, a sufficient number of certificates representing the Parent Shares required to effect the delivery of the aggregate consideration in Parent Shares and cash for the Fractional Securities Fund required to be issued pursuant to Section
    4.1 (collectively, the "Share Consideration" and the certificates representing the Parent Shares comprising such aggregate Share Consideration being referred to hereinafter as the "Stock Merger Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Share Consideration out of the Stock Merger Exchange Fund and the Fractional Securities Fund. The Stock Merger Exchange Fund and the Fractional Securities Fund shall not be used for any other purpose than as set forth herein.

        (b) EXCHANGE PROCEDURES. Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Shares (the "Certificates") (i) a form of letter of transmittal, in a form reasonably satisfactory to the Parties (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates shall be entitled to receive for each of the Company Shares represented by such Certificates the Share Consideration, without interest, allocable to such Certificates and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, such Certificates shall represent solely the right to receive the Share Consideration allocable to such Certificates.

        (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions that are declared after the Effective Time on Parent Shares and payable to the holders of record thereof after the Effective Time will be paid to Persons entitled by reason of the Merger to receive Parent Shares until such Persons surrender their Certificates as provided above. Upon such surrender, there shall be paid to the Person in whose name the Parent Shares are issued any dividends or other distributions having a record date after the Effective Time and payable with respect to such Parent Shares between the Effective Time and the time of such surrender. After such surrender there shall be paid to the Person in whose name the Parent Shares are issued any dividends or other distributions on such Parent Shares which shall have a record date after the Effective Time. In no event shall the Persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

        (d) TRANSFERS OF OWNERSHIP. If any certificate representing Parent Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such Parent Shares in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

        (e) NO LIABILITY. Neither the Exchange Agent nor any of the Parties shall be liable to a holder of Company Shares for any Parent Shares or dividends thereon, or, in accordance with Section 4.3, cash in lieu of fractional Parent Shares, delivered to a public official pursuant to applicable escheat law. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Parent Shares held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such Parent Shares for the account of the Persons entitled thereto.

        (f) TERMINATION OF FUNDS. Subject to applicable law, any portion of the Stock Merger Exchange Fund and the Fractional Securities Fund which remains unclaimed by the former stockholders of the Company for one
    (1) year after the Effective Time shall be delivered to Parent, upon demand of Parent, and any former stockholder of the Company shall thereafter look only to Parent for payment of their applicable claim for the Share Consideration for their Company Shares.

    4.3 CASH FOR FRACTIONAL PARENT SHARES. No fractional Parent Shares shall be issued in the Merger. Each holder of Parent Shares shall be entitled to receive in lieu of any fractional Parent Shares to which such holder otherwise would have been entitled pursuant to Section 4.2 (after taking into account all Parent Shares then held of record by such holder) a cash payment in an amount equal to the product of (i) the fractional interest of a Parent Share to which such holder otherwise would have been entitled and (ii) the closing price of a Parent Share on the NASDAQ National Market ("NNM") on the trading day immediately prior to the Effective Time (the cash comprising such aggregate payments in lieu of fractional Parent Shares being hereinafter referred to as the "Fractional Securities Fund").

    4.4 TRANSFER OF SHARES AFTER THE EFFECTIVE TIME. No transfers of Company Shares shall be made on the stock transfer books of the Company after the close of business on the day prior to the date of the Effective Time.

                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

    5.1 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB. Parent and Merger Sub hereby represent and warrant to the Company that the statements contained in this Section 5.1 are true and correct, except to the extent specifically set forth on the disclosure schedule previously delivered by Parent to the Company (the "Parent Disclosure Schedule"). The Parent Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the letter and numbered paragraphs contained in this Section 5.1, and the disclosure in any paragraph shall qualify only the corresponding paragraph in this Section
5.1 or other paragraphs or sections to which it is clearly apparent (from a plain reading of the disclosure) that such disclosure relates.

        (a) CORPORATE ORGANIZATION AND QUALIFICATION. Each of Parent and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where failure to so qualify or be in good standing as a foreign corporation would not have a Material Adverse Effect on Parent. Each of Parent and its subsidiaries has all requisite power and authority (corporate or otherwise) to own its properties and to carry on its business as it is now being conducted. All of the subsidiaries of Parent are set forth in Section 5.1(a) of the Parent Disclosure Schedule. Parent has heretofore made available to the Company complete and correct copies of its Certificate of Incorporation and Bylaws and the charter documents of its subsidiaries, each as amended. Merger Sub is a direct, wholly-owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

        (b)  CAPITALIZATION.  The authorized capital stock of Parent consists of
    (i) 75,000,000 shares of common stock, $0.001 par value per share, of which 61,784,097 shares were issued and outstanding on December 9, 1999 and (ii) 3,000,000 shares of preferred stock, $0.001 par value per share, none of which are issued or outstanding. All of the outstanding shares of capital stock of Parent and its subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. Parent has no outstanding stock appreciation rights, phantom stock or similar rights. No Parent Shares are owned by any subsidiary of Parent. All outstanding shares of capital stock or other equity interests of the subsidiaries of Parent are owned by Parent or a direct or indirect wholly-owned subsidiary of Parent, free and clear of all liens, pledges, charges, encumbrances, claims and options of any nature. Except for options to purchase 16,831,629 Parent Shares as of December 9, 1999 under the 1995 Incentive Stock Plan (the "Parent Option Plans") and rights under Parent Employee Stock Purchase Plan, there are no outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character which Parent or any of its subsidiaries is a party to, or may be bound by, requiring it to issue, transfer, grant, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of Parent or any of its subsidiaries. There are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which Parent is a party or to which it is bound relating to the voting of any shares of the capital stock of Parent.

        (c) FAIRNESS OPINION. The Board of Directors of Parent has received an opinion in writing from Credit Suisse First Boston Corporation to the effect that as of the date hereof and based upon and subject to the matters stated therein, the Exchange Ratio is fair to Parent from a financial point of view. As of the date hereof, such opinion has not been withdrawn, revoked or modified.

        (d) AUTHORITY RELATIVE TO THIS AGREEMENT. The Board of Directors of Merger Sub has declared the Merger advisable and Merger Sub has the requisite corporate power and authority to approve, authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Board of Directors of Parent has declared the issuance of Parent Shares advisable and Parent has the requisite corporate power and authority to approve, authorize, execute and deliver this Agreement and, subject to the approval by the stockholders of Parent of the amendment to Parent's Certificate of Incorporation to increase Parent's authorized capital stock in order to allow for the issuance of Parent Shares by virtue of the Merger and the approval of the issuance of Parent Shares by the stockholders of Parent in accordance with the NNM listing requirements, to consummate the transactions contemplated hereby. This Agreement and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub (including, in the case of Merger Sub, all stockholder action by Parent as its sole stockholder) are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval by the stockholders of Parent of the amendment to Parent's Certificate of Incorporation to increase Parent's authorized capital stock in order to allow for the issuance of Parent Shares by virtue of the Merger and the approval of the issuance of Parent Shares by the stockholders of Parent in accordance with the NNM listing requirements). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

        (e) PRESENT COMPLIANCE WITH OBLIGATIONS AND LAWS. Neither Parent nor any of its subsidiaries is: (i) in violation of its Certificate of Incorporation or Bylaws or similar documents; (ii) in default in the performance of any obligation, agreement or condition of any debt instrument which (with or without the passage of time or the giving of notice, or both) affords to any Person the right to accelerate any indebtedness or terminate any right; (iii) in default under or breach of (with or without the passage of time or the giving of notice) any other contract to which it is a party or by which it or its assets are bound; or (iv) in violation of any law, regulation, administrative order or judicial order, decree or judgment (domestic or foreign) applicable to it or its business or assets, except where any violation, default or breach under items (ii), (iii), or
    (iv) would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

        (f) CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution and delivery of this Agreement nor the consummation by Parent of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation (or other similar documents) or Bylaws (or other similar documents) of Parent or any of its subsidiaries; (ii) require any consent, approval, authorization or permit of, or registration or filing with or notification to, any governmental or regulatory authority, except (A) in connection with the applicable requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) pursuant to the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, (C) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which Parent is authorized to do business, (D) as may be required by any applicable state securities laws,
    (E) the consents, approvals, orders, authorizations, registrations, declarations and filings required under the antitrust laws of foreign countries, as set forth in Section 5.1(f) of the Parent Disclosure Schedule, or (F) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a Material Adverse Effect on Parent or adversely affect the ability of Parent to consummate the transactions contemplated hereby; (iii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any indenture, note, license, lease, agreement or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or which, in the aggregate, would not have a Material Adverse Effect on Parent or adversely affect the ability of Parent to consummate the transactions contemplated hereby; (iv) cause the suspension or revocation of any authorizations, consents, approvals or licenses currently in effect which would have a Material Adverse Effect on Parent; or (v) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this
    Section 5.1(f) are duly and timely obtained or made and the approval by the stockholders of Parent of the amendment to Parent's

    Certificate of Incorporation to increase parent's authorized capital stock in order to allow for the issuance of Parent Shares by virtue of the Merger and approval of the issuance of the Parent Shares by the stockholders of Parent in accordance with the NNM listing requirements have been obtained, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its subsidiaries or to any of their respective assets, except for violations which would not in the aggregate have a Material Adverse Effect on Parent or adversely affect the ability of Parent to consummate the transactions contemplated hereby.

        (g) LITIGATION. There are no actions, suits, claims, investigations or proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries that, alone or in the aggregate would be reasonably likely to result in obligations or liabilities of Parent or any of its subsidiaries that, alone or in the aggregate, would have a Material Adverse Effect on Parent or a material adverse effect on the parties' ability to consummate the transactions contemplated by this Agreement. Neither Parent nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree which (i) has or may have the effect of prohibiting or impairing any business practice of Parent or any of its subsidiaries, any acquisition of property (tangible or intangible) by Parent or any of its subsidiaries, the conduct of the business by Parent or any of its subsidiaries, or Parent's ability to perform its obligations under this Agreement or (ii) insofar as can be reasonably foreseen, individually or in the aggregate, would have a Material Adverse Effect on Parent.

        (h)  SEC REPORTS; FINANCIAL STATEMENTS.

           (i) Since January 1, 1997, Parent has filed all forms, reports and documents with the Securities and Exchange Commission (the "SEC") required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder (collectively, the "Parent SEC Reports"). None of the Parent SEC Reports, including, without limitation, any financial statements or schedules included therein, at the time filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

           (ii) The consolidated balance sheets and the related consolidated statements of income, stockholders' equity (deficit) and cash flows (including the related notes thereto) of Parent included in the Parent SEC Reports (collectively, "Parent Financial Statements") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods involved (except as otherwise noted therein or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act), and present fairly the consolidated financial position of Parent and its consolidated subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments). Since January 1, 1999, there has not been any material change, by Parent or any of its subsidiaries, in accounting principles, methods or policies for financial accounting purposes except as required by concurrent changes in generally accepted accounting principles.

        (i) NO LIABILITIES; ABSENCE OF CERTAIN CHANGES OR EVENTS. Neither Parent nor any of its subsidiaries has any material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted), and, to knowledge of Parent, there is no reasonable basis for the assertion of any material claim or liability of any nature against Parent or any of its subsidiaries, except for liabilities (i) which are fully reflected in, reserved against or otherwise described in the Parent Financial Statements for the period ending September 30, 1999, (ii) which have been incurred after September 30, 1999 in the ordinary course of business, consistent with past practice, or (iii) which are obligations to perform under executory contracts in the ordinary course of business (none of which is a liability resulting from a breach of contract or warranty, tort, infringement or legal action). Since September 30, 1999, the business of Parent and its subsidiaries has been carried on only in the ordinary and usual course, and there has not been any Material Adverse Effect on Parent and no event has occurred and no fact or set of circumstances has arisen which has resulted in or could reasonably be expected to result in a Material Adverse Effect on Parent. Since September 30, 1999, to the knowledge of Parent, no material customer or supplier of Parent or its subsidiaries has threatened, in writing, to alter materially its relationship with Parent or its subsidiaries. Since September 30, 1999, neither Parent nor any of its subsidiaries has agreed to a waiver or release of any material right or claim (including without limitation to any write off or other compromise of any material account receivable) outside of the ordinary course of business consistent with past practice.

        (j) BROKERS AND FINDERS. Except for the fees and expenses payable to Credit Suisse First Boston or Launchpad Consulting, LLC, which fees and expenses are reflected in their agreements with Parent, a true and complete copy of which (including all amendments) has been furnished to the Company, neither Parent nor any of its subsidiaries has employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

        (k) S-4 REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the S-4 Registration Statement or the Joint Proxy Statement will (i) in the case of the S-4 Registration Statement, at the time it becomes effective or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Joint Proxy Statement, at the time of the mailing of the Joint Proxy Statement and at the time of the Stockholder Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Parent, Merger Sub or any of their respective affiliates, officers and directors or any of its subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the S-4 Registration Statement, Parent should promptly inform the Company, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Parent and the Company. The S-4 Registration Statement will (with respect to Parent and Merger Sub) comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder. The Joint Proxy Statement will (with respect to Parent and Merger Sub) comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

        (l)  TAXES.

           (i) Parent and each of its subsidiaries has timely filed all federal, state, local and foreign returns, information statements and reports relating to Taxes ("Returns") required by applicable Tax law to be filed by Parent and each of its subsidiaries, except for any such failures to file that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse

           Effect on Parent. All Taxes owed by Parent or any of its subsidiaries to a taxing authority, or for which Parent or any of its subsidiaries is liable, whether to a taxing authority or to other Persons or entities under a Significant Tax Agreement, as of the date hereof, have been paid and, as of the Effective Time, will have been paid, except for any such failure to pay that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent has made accruals for Taxes on the Parent Financial Statements which are adequate to cover any Tax liability of Parent and each of its subsidiaries determined in accordance with generally accepted accounting principles through the date of the Parent Financial Statements, except where failures to make such accruals or provisions could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

           (ii) Except to the extent that any such failure to withhold could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, Parent and each of its subsidiaries have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

          (iii) There is no Tax deficiency outstanding, proposed or assessed against Parent or any of its subsidiaries, except any such deficiency that, if paid, could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Neither Parent nor any of its subsidiaries executed or requested any waiver of any statute of limitations on or extending the period for the assessment or collection of any federal or material state Tax that is still in effect.

           (iv) No federal or state Tax audit or other examination of Parent or any of its subsidiaries is presently in progress, nor has Parent or any of its subsidiaries been notified in writing of any request for such federal or material state Tax audit or other examination, except in all cases for Tax audits and other examinations which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

           (v) Neither Parent nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have
       Section 341(f)(2) of the Code apply to any disposition of a subsection
       (f) asset (as defined in Section 341(f)(4) of the Code) owned by Parent.

           (vi) Neither Parent nor any of its subsidiaries is a party to (A) any agreement with a party other than Parent or any of its subsidiaries providing for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Return which Return includes or included Parent or any subsidiary or (B) any Significant Tax Agreement other than any Significant Tax Agreement described in (A).

          (vii) Except for the group of which Parent and its subsidiaries are now presently members, neither Parent nor any of its subsidiaries has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code.

         (viii) Neither Parent nor any of its subsidiaries has agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise which have not yet been taken into account.

           (ix) Parent is not, and has not at any time been, a "United States Real Property Holding Corporation" within the meaning of
       Section 897(c)(2) of the Code.

        (m)  EMPLOYEE BENEFITS.

           (i) Section 5.2(m)(i) of the Parent Disclosure Schedule lists each "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA), material personnel or payroll policy

       (including vacation time, holiday pay, service awards, moving expense reimbursement programs and sick leave) or material fringe benefit, severance agreement or plan or any medical, hospital, dental, life or disability plan, excess benefit plan, bonus, stock option, stock purchase, or other incentive plan (including any equity or equity-based plan), tuition reimbursement, automobile use, club membership, parental or family leave, top hat plan or deferred compensation plan, salary reduction agreement, change-of-control agreement, employment agreement, consulting agreement, collective bargaining agreement, indemnification agreement, or retainer agreement, or any other material benefit plan, policy, program, arrangement, agreement or contract, whether or not written or terminated, with respect to any employee, former employee, director, independent contractor, or any beneficiary or dependent thereof maintained, sponsored, adopted or administered by Parent or any current or former Plan Affiliate or to which Parent or any current or former Plan Affiliate has made contributions to, obligated itself or had any liability with respect to (all such plans, policies, programs, arrangements, agreements and contracts, whether or not set forth in
       Section 5.1(m) of the Parent Disclosure Schedule or on the Parent Financial Statements are referred to in this Agreement as "Parent Scheduled Plans").

           (ii) Parent has delivered or made available to the Company a complete and accurate copy of each written Parent Scheduled Plan, together with, if applicable, a copy of audited financial statements, actuarial reports and Form 5500 Annual Reports (including required schedules), if any, for the three (3) most recent plan years, the most recent IRS determination letter or IRS recognition of exemption; each other material letter, ruling or notice issued by a governmental body with respect to each such plan, a copy of each trust agreement, insurance contract or other funding vehicle, if any, with respect to each such plan, the most recent PBGC Form 1 with respect to each such plan, if any, the current summary plan description and summary of material modifications thereto with respect to each such plan, Form 5310 and any related filings with the PBGC and with respect to the last six (6) Plan years, for each Plan subject to Title IV of ERISA, general notification to employees of their rights under Code Section 4980B and form of letter(s) distributed upon the occurrence of a qualifying event described in Code Section 4980B, in the case of a Parent Scheduled Plan that is a "group health plan" as defined in Code Section 162(i), and a copy or description of each other general explanation or written or oral communication which describes a material term of each Parent Scheduled Plan that has not previously been disclosed to the Company pursuant to this Section. Section 5.1(m) of the Parent Disclosure Schedule contains a description of the material terms of any unwritten Parent Scheduled Plan as comprehended to the Closing Date. Except as set forth in Section 5.1(m) of the Parent Disclosure Schedule, there are no negotiations, demands or proposals which are pending or threatened which concern matters now covered, or that would be covered, by the foregoing types of unwritten Plans.

          (iii) Except as could not reasonably give rise, whether individually or in the aggregate, to a Material Adverse Effect to Parent or Merger
       Sub:

               (1) Each Parent Scheduled Plan (A) has been and currently complies in form and in operation in all material respects with all applicable requirements of ERISA and the Code, and any other legal requirements; (B) has been and is operated and administered in material compliance with its terms (except as otherwise required by law); (C) has been and is operated in compliance with applicable legal requirements in such a manner as to qualify, where appropriate, for both Federal and state purposes, for income tax exclusions to its participants, tax-exempt income for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto; and (D) where appropriate, has received a favorable determination letter or recognition of exemption from the Internal Revenue Service.

               (2) With respect to each Parent Scheduled Plan, there are no claims or other proceedings pending or, to the knowledge of Parent, threatened with respect to the assets thereof (other than routine claims for benefits), and there are no facts which could reasonably give rise to any material liability, claim or other proceeding against any Parent Scheduled Plan, any fiduciary or plan administrator or other Person dealing with any Parent Scheduled Plan or the assets of any such Parent Scheduled Plan.

               (3) With respect to each Parent Scheduled Plan, to the knowledge of Parent, no Person: (A) has entered into any "prohibited transaction," as such term is defined in ERISA or the Code and the regulations, administrative rulings and case law thereunder that is not otherwise exempt under Code Section 4975 or ERISA Section 408 (or any administrative class exemption issued thereunder); (B) has materially breached a fiduciary obligation or violated Sections 402, 403, 405, 503, 510 or 511 of ERISA; (C) has any material liability for any failure to act or comply in connection with the administration or investment of the assets of such plans; or
           (D) engaged in any transaction or otherwise acted with respect to such plans in such a manner which could subject the Company, or any fiduciary or plan administrator or any other Person dealing with any such plan, to material liability under Section 409 or 502 of ERISA or Sections 4972 or 4976 through 4980B of the Code.

               (4) Each Parent Scheduled Plan (other than any stock option plan) may be amended, terminated, modified or otherwise revised by Parent, on and after the Closing, without further material liability to Parent (other than ordinary administrative expenses or routine claims for benefit plans), including, but not limited to, any withdrawal liability under ERISA for any multi-employer plan or any liability under any Parent Scheduled Plan subject to Title IV of ERISA.

               (5) None of Parent or any current or former Parent Plan Affiliate has at any time participated in, made contributions to or had any other liability with respect to any Parent Scheduled Plan which is a "multi-employer plan" as defined in Section 4001 of ERISA, a "multi-employer plan" within the meaning of Section 3(37) of ERISA, a "multiple employer plan" within the meaning of Section 413(c) of the Code, a "multiple employer welfare arrangement" within the meaning of
           Section 3(40) of ERISA or a plan that is subject to Title IV of ERISA.

               (6) No Parent Scheduled Plan provides, or reflects or represents any liability to provide retiree health to any person for any reason, except as may be required by COBRA or other applicable statute, and neither Parent nor any Plan Affiliate has ever represented, promised or contracted (whether in oral or written form) to any current or former employee, consultant or director (either individually or as a group) or any other person that such current or former employee(s) or other person would be provided with retiree health, except to the extent required by applicable continuation coverage statute.

               (7) No Parent Scheduled Plan has incurred an "accumulated funding deficiency" as such term is defined in Section 302 of ERISA or
           Section 412 of the Code, whether or not waived, or has posted or is required to provide security under Code Section 401(a)(29) or
           Section 307 of ERISA; no event has occurred which has or could result in the imposition of a lien under Code Section 412 or Section 302 of ERISA, nor has any liability to the Pension Benefit Guaranty Corporation (the "PBGC") (except for payment of premiums) been incurred or reportable event within the meaning of Section 4043 of ERISA occurred with respect to any such plan; and the PBGC has not threatened or taken steps to institute the termination of any such plan;

               (8) The requirements of COBRA and the Health Insurance Portability and Accountability Act, the requirements of the Family Medical Leave Act of 1993, as amended, the requirements of the Women's Health and Cancer Rights Act, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its employees, have, in all material respects, been satisfied with respect to each Parent Scheduled Plan.

               (9) All contributions, payments, premiums, expenses, reimbursements or accruals for all periods ending prior to or as of the Closing for each Parent Scheduled Plan (including periods from the first day of the then current plan year to the Closing) shall have been made or accrued on Parent financial statements (in accordance with generally applied accounting principles, including FAS 87, 88, 106 and 112) and each such plan otherwise does not have nor could have any unfunded liability (including benefit liabilities as defined in Section 4001(a)(16) of ERISA) which is not reflected on Parent financial statements. Any contribution made or accrued with respect to any Parent Scheduled Plan has been or, to the knowledge of Parent, will be intended to be, fully deductible by Parent.

              (10) Neither Parent nor a Plan Affiliate has any material liability (A) for the termination of any single employer plan under
           Section 4062 of ERISA or any multiple employer plan under
           Section 4063 of ERISA, (B) for any lien imposed under
           Section 302(f) of ERISA or Section 412(n) of the Code, (C) for any interest payments required under Section 302(e) of ERISA or
           Section 412(m) of the Code, (D) for any excise tax imposed by Code Sections 4971, 4972, 4977, or 4979, or (E) for any minimum funding contributions under Section 302(c)(11) of ERISA or Code
           Section 412(c)(11).

              (11) All Parent Scheduled Plans to the extent applicable, are in compliance with Section 1862(b)(1)(A)(i) of the Social Security Act and neither Parent nor any Plan Affiliate has any liability for any excise tax imposed by Code Section 5000.

              (12) With respect to any Parent Scheduled Plan which is a welfare plan as defined in Section 3(1) of ERISA; (A) each such welfare plan which is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code materially meets such requirements; and (B) there is no disqualified benefit (as such term is defined in Code Section 4976(b)) which would subject Parent or any Plan Affiliate to a tax under Code Section 4976(a).

              (13) Each Parent Scheduled Plan that has been adopted or maintained by Parent or any Plan Affiliate, whether informally or formally, or with respect to which Parent or any Plan Affiliate will or may have any liability, for the benefit of Parent Employees who perform services outside the United States (the "Parent International Employee Plans") has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such Parent International Employee Plan. Furthermore, no Parent International Employee Plan has unfunded liabilities, that, as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent Parent or any Plan Affiliate from terminating or amending any Parent International Employee Plan at any time for any reason without material liability to Parent or any Plan Affiliate (other than ordinary administration expenses or routine claims for benefits). To the extent any such Parent International Employee Plan has not been disclosed or provided prior to the date of this Agreement, Parent agrees to use its best efforts to disclose and provide such plan prior to the Effective Time.

           (iv) Other than by reason of actions taken by Parent following the Closing, the consummation of the transactions contemplated by this Agreement will not (A) entitle any current or former employee of Parent to severance pay, unemployment compensation or any other payment,
       (B) accelerate the time of payment or vesting of any payment (other than for a terminated or frozen tax-qualified plan, pursuant to a requirement herein to freeze or terminate such plan), cause the forgiveness of any indebtedness, or increase the amount of any compensation due to any such employee or former employee, (C) result in any prohibited transaction described in
       Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available, or (D) give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

           (v) As used in this Agreement, with respect to any Person the term "Plan Affiliate" shall mean each other Person with whom such Person constitutes or has constituted all or part of a controlled group, or which would be treated or has been treated with such Person as under common control or whose employees would be treated or have been treated as employed by such Person, under Section 414 of the Code and any regulations, administrative rulings and case law interpreting the foregoing.

        (n)  PARENT INTANGIBLE PROPERTY.

           (i) Parent and its subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and mask works, all applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of Parent and its subsidiaries as currently conducted or planned to be conducted (the "Parent Intellectual Property Rights"). Section 5.1(n) of the Parent Disclosure Schedule sets forth a list of the material software licenses to which Parent or its subsidiaries is a party.

           (ii) Neither Parent nor any of its subsidiaries is or will be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach in any material respect of any material license, sublicense or other agreement relating to the Parent Intellectual Property Rights or any license, sublicense or other agreement pursuant to which Parent or any of its subsidiaries is authorized to use any third party patents, trademarks or copyrights, including software, which are used in the manufacture of, incorporated in, or form a part of any product of Parent or any of its subsidiaries.

          (iii) To Parent's knowledge, all patents, registered trademarks, service marks and copyrights held by Parent or any of its subsidiaries which are material to its business are valid and enforceable. Neither Parent nor any of its subsidiaries has been sued in any suit, action or proceeding which involves a claim of infringement of any patent, trademark, service mark or copyright or the violation of any trade secret or other proprietary rights of any third party, which infringement would be reasonably likely to have a Material Adverse Effect on Parent.

           (iv) Parent and its subsidiaries have taken reasonable security measures to safeguard and maintain their property rights in all Parent Intellectual Property Rights owned by Parent or its subsidiaries. Parent and its subsidiaries maintain and in all material respects abide by a policy that officers, employees and consultants of Parent or any of its subsidiaries, except for clerical and other lower level support personnel (e.g. mail room, messengers, etc.), execute an agreement, in a form or forms previously provided to the Company, regarding (i) the protection of proprietary information, (ii) the assignment to Parent (or an applicable subsidiary) of all Parent Intellectual Property Rights arising from services performed for Parent or any of its subsidiaries by such Persons,
       (iii) the ownership by Parent or one of its subsidiaries of all Parent Intellectual Property Rights arising from the services performed for Parent or one of its subsidiaries by such Persons and (iv) limitations on the individual's ability to solicit or hire Parent's or its subsidiaries' employees or consultants.

        (o) AGREEMENTS, CONTRACTS AND COMMITMENTS; MATERIAL CONTRACTS. Except as set forth in the Section 5.1(o) of the Parent Disclosure Schedule, as of the date hereof, neither Parent nor any of its subsidiaries is a party to or is bound by:

           (i) any contract relating to the borrowing of money, the guaranty of another Person's borrowing of money, or the creation of an encumbrance or lien on the assets of the Parent or any of its subsidiaries and with outstanding obligations in excess of $1,000,000;

           (ii) any employment or consulting agreement, contract or commitment with any officer or director level employee or member of Parent's Board of Directors or any other employee who is one of the fifty (50) most highly compensated employees, including base salary and bonuses, (the "Parent Key Employees"), other than those that are terminable by Parent or any of its subsidiaries on no more than thirty (30) days notice without liability or financial obligation or benefits generally available to employees of Parent, except to the extent general principles of wrongful termination law may limit Parent's or any of its subsidiaries' ability to terminate employees at will;

          (iii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

           (iv) any agreement of indemnification or guaranty by Parent or any of its subsidiaries not entered into in the ordinary course of business other than indemnification agreements between Parent or any of its subsidiaries and any of its officers or directors in standard forms as filed by Parent with the SEC;

           (v) any agreement, contract or commitment containing any covenant limiting the freedom of Parent or any of its subsidiaries to engage in any line of business or conduct business in any geographical area, compete with any person or granting any exclusive distribution rights;

           (vi) any joint venture, partnership, and other contract (however named) involving a sharing of profits or losses by the Parent or any subsidiary with any other Person;

          (vii) any contract for capital expenditures in excess of $1,000,000;

         (viii) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business;

           (ix) any agreement, contract or commitment for the purchase of any ownership interest in any corporation, partnership, joint venture or other business enterprise for consideration in excess of $2,500,000, in any case which includes all escrow and earn-out agreements with outstanding obligations; or

           (x) any material joint marketing, distribution or development agreement or any other material contract of the Parent or any of its subsidiaries not previously filed with the SEC and not otherwise listed in any other section of the Parent Disclosure Schedule.

    A true and complete copy (including all amendments) of each Parent Contract (or if standard forms are used, copies of the applicable forms with an indication of any material differences from the actual listed Parent Contract), or a summary of each oral contract, has been made available to the Company, excluding those Parent Contracts referenced in clause (vii). Each contract set forth in Section 5.1(o)(i)-(x) of the Parent Disclosure Schedule (a "Parent Contract") and each Parent Material Contract (as defined below) is in full force and effect, and is a legal, valid and binding obligation of Parent or a subsidiary of Parent and, to the knowledge of Parent, each of the other parties thereto, enforceable in accordance with its terms, except (a) that the enforcement thereof may be limited by
(i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and (b) as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect on Parent. No condition exists or event has occurred which (whether with or without notice or lapse of time or both, or the happening or occurrence of any other event) would constitute a default by Parent or a subsidiary of Parent or, to the knowledge of Parent, any other party thereto under, or result in a right in termination of, any Parent Contract or Parent Material Contract, except as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect on Parent. The term "Parent Material Contract" shall mean any contract that is material to Parent and its subsidiaries, taken as a whole. Except as provided for herein, at the Effective Time, no Person will have the right, by contract or otherwise, to become, nor does any entity have the right to designate or cause Parent to appoint a Person as, a director of Parent or any subsidiary of Parent.

        (p) UNLAWFUL PAYMENTS AND CONTRIBUTIONS. To the knowledge of Parent, neither Parent, any subsidiary of Parent nor any of their respective directors, officers, employees or agents has, with respect to the businesses of Parent or its subsidiaries, (i) used any funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee;
    (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any Person or entity.

        (q) LISTINGS. Parent's securities are not listed, or quoted, for trading on any U.S. domestic or foreign securities exchange, other than the NNM.

        (r) ENVIRONMENTAL MATTERS. Except as disclosed in Parent's SEC Reports filed prior to the date hereof, (i) Parent and its subsidiaries and the operations, assets and properties thereof are in material compliance with all Environmental Laws; (ii) there are no judicial or administrative actions, suits, proceedings or investigations pending or, to the knowledge of Parent, threatened against Parent or any subsidiary of Parent alleging the violation of any Environmental Law and neither Parent nor any subsidiary of Parent has received notice from any governmental body or Person alleging any violation of or liability under any Environmental Laws, in either case which could reasonably be expected to result in material Environmental Costs and Liabilities; (iii) to the knowledge of Parent, there are no facts, circumstances or conditions relating to, arising from, associated with or attributable to Parent or its subsidiaries or any real property currently or previously owned, operated or leased by Parent or its subsidiaries that could reasonably be expected to result in material Environmental Costs and Liabilities; and (iv) to the knowledge of Parent, neither Parent nor any of its subsidiaries has ever generated, transported, treated, stored, handled or disposed of any Hazardous Material (as hereinafter defined) at any site, location or facility in a manner that could create any material Environmental Costs and Liabilities under any Environmental Law, and no such Hazardous Material has been or is currently present on, in, at or under any real property owned or used by Parent or any of its subsidiaries in a manner that could create any Environmental Costs and Liabilities (including without limitation, containment by means of any underground or aboveground storage tank). For the purpose of Sections 5.1(s) and 5.2(s), the following terms have the following definitions: (X) "Environmental Costs and Liabilities" means any losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies, remedial or removal actions and cleanup activities) arising from or under any Environmental Law; (Y) "Environmental Laws" means any applicable federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement relating to the environment, natural resources, or public or employee health and safety; and
    (Z) "Hazardous Material"
    means any substance, material or waste regulated by federal, state or local government, including, without limitation, any substance, material or waste which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "toxic waste" or "toxic substance" under any provision of Environmental Law and including but not limited to petroleum and petroleum products.

        (s)  TITLE TO PROPERTIES; LIENS; CONDITION OF PROPERTIES.

           (i) Parent and its subsidiaries have good and marketable title to, or a valid leasehold interest in, the real and personal property, located on their premises or shown on their most recent balance sheet or acquired after the date thereof. None of the property owned or used by Parent or any of its subsidiaries is subject to any mortgage, pledge, deed of trust, lien (other than for taxes not yet due and payable), conditional sale agreement, security title, encumbrance, or other adverse claim or interest of any kind. Since September 30, 1999, there has not been any sale, lease, or any other disposition or distribution by Parent or any of its subsidiaries of any of its assets or properties, material to Parent and its subsidiaries, taken as a whole, except transactions in the ordinary and regular course of business.

           (ii) Parent has delivered to the Company a schedule of all material leases, subleases, rental agreements, contracts of sale, tenancies or licenses related to any of the real property used by Parent or any of its subsidiaries in their respective businesses. All such leases are valid, binding and enforceable in accordance with their terms against the parties thereto, and each such lease is subsisting and no default exists under any thereof. Neither Parent nor any of its subsidiaries has received notice that any party to any such lease intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or any right thereunder.

        (t)  LABOR AND EMPLOYEE RELATIONS.

           (i) Neither Parent nor any of its subsidiaries is party to any employment, consulting, non-competition, severance, golden parachute, indemnification agreement or any other material employment or consulting agreement providing for payments or benefits or the acceleration of payments or benefits upon the change of control of Parent (including, without limitation, any contract to which Parent is a party involving employees of Parent).

           (ii) Except as required by applicable law in non-U.S. jurisdictions,
       (A) none of the employees of Parent or any of its subsidiaries is represented in his or her capacity as an employee of such company by any labor organization; (B) neither Parent nor any of its subsidiaries has recognized any labor organization nor has any labor organization been elected as the collective bargaining agent of any of their employees, nor has Parent or any of its subsidiaries signed any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any of their employees; and (C) to the knowledge of Parent there is no active or current union organization activity involving the employees of Parent or any of its subsidiaries, nor has there ever been union representation involving employees of Parent or any of its subsidiaries.

          (iii) Except for complaints which, in the aggregate, do not represent claims which could reasonably involve liabilities in excess of $2,000,000, there are no complaints against Parent or any of its subsidiaries pending or, to the knowledge of Parent, overtly threatened before the National Labor Relations Board or any similar foreign, state or local labor agencies, or before the Equal Employment Opportunity Commission or any similar foreign, state or local agency, or before any other governmental agency or entity by or on behalf of any employee or former employee of Parent or any of its subsidiaries.

           (iv) Parent has provided to the Company a description of all written employment policies under which Parent and each subsidiary is operating.

           (v) Parent and each of its subsidiaries is in compliance with all Federal, foreign (as applicable), and state laws regarding employment practices, including laws relating to workers' safety, sexual harassment or discrimination, except where the failure to so be in compliance, individually or in the aggregate, would not have a Material Adverse Effect on Parent.

           (vi) To the knowledge of Parent, as of the date hereof, no executive, key employee or group of employees has any plans to terminate his or her employment with Parent or any of its subsidiaries.

        (u) PERMITS. Parent and each of its subsidiaries hold all licenses, permits, registrations, orders, authorizations, approvals and franchises which are required to permit it to conduct its businesses as presently conducted, except where the failure to hold such licenses, permits, registrations, orders, authorizations, approvals or franchises would not, individually or in the aggregate, have a Material Adverse Effect on Parent. All such material licenses, permits, registrations, orders, authorizations, approvals and franchises are now, and will be after the Closing, valid and in full force and effect, and Parent shall have full benefit of the same, except where the failure to be valid and in full force and effect or to have the benefit of any such license, permit, registration, order, authorization, approval or franchise would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Neither Parent nor any of its subsidiaries has received any notification of any asserted present failure (or past and unremedied failure) by it to have obtained any such license, permit, registration, order, authorization, approval or franchise except where such failures would not, in the aggregate, have a Material Adverse Effect on Parent.

        (v) WARRANTY OR OTHER CLAIMS. Parent has provided to the Company a copy of its standard form agreement for services. It is Parent's practice and policy to adhere to the form terms, except to the extent not commercially practicable.

        (w) TRANSACTIONS WITH AFFILIATES. Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, since the date of Parent's last proxy statement to its stockholders, no event has occurred that would be required to be reported by Parent as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

        (x) COMPUTER SOFTWARE. The occurrence in or use by any material Software used by Parent and its subsidiaries of dates on or after January 1, 2000 will not result in any Malfunction.

        (y) STATE TAKEOVER LAWS. The Board of Directors of Parent has taken all necessary action so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in Section 203) will not apply to the execution, delivery or performance of this Agreement or the Stockholder Agreements or the consummation of the Merger or the other transactions contemplated by this Agreement or the Stockholder Agreements. No other state takeover statute or similar statute or regulation is applicable to this Agreement or the Stockholder Agreements.

    5.2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Parent and Merger Sub that the statements contained in this Section 5.2 are true and correct, except to the extent specifically set forth on the disclosure schedule previously delivered by the Company to Parent and Merger Sub (the "Company Disclosure Schedule"). The Company Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the letter and numbered paragraphs contained in this Section 5.2, and the disclosure in any paragraph shall qualify only the corresponding paragraph in this Section
5.2 or other paragraphs or sections to which it is clearly apparent (from a plain reading of the disclosure) that such disclosure relates.

        (a) CORPORATE ORGANIZATION AND QUALIFICATION. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where failure to so qualify or be in good standing as a foreign corporation would not have a Material Adverse Effect on the Company. Each of the Company and its subsidiaries has all requisite power and authority (corporate or otherwise) to own its properties and to carry on its business as it is now being conducted. All of the subsidiaries of the Company are set forth in Section 5.2(a) of the Company Disclosure Schedule. The Company has heretofore made available to Parent complete and correct copies of its Certificate of Incorporation and Bylaws and the charter documents of its subsidiaries, each as amended.

        (b) CAPITALIZATION. The authorized capital stock of the Company consists of (i) 200,000,000 shares of common stock, $0.001 par value per share, of which 90,645,130 shares were issued and outstanding on November 30, 1999, and (ii) 1,000,000 shares of preferred stock, $0.001 par value per share, none of which is issued or outstanding. All of the outstanding shares of capital stock of the Company and its subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. The Company has no outstanding stock appreciation rights, phantom stock or similar rights. All outstanding shares of capital stock or other equity interests of the subsidiaries of the Company are owned by the Company or a direct or indirect wholly-owned subsidiary of the Company, free and clear of all liens, pledges, charges, encumbrances, claims and options of any nature. Except for options to purchase 35,484,796 Company Shares
    (i) issued pursuant to the 1996 Stock Option Plan, 1996 Equity Compensation Plan, the 1997 Acquisition Stock Option Plan and the 1999 Non-Qualified Stock Option Plan of the Company (the "Company Stock Option Plans"),
    (ii) existing as a result of the Company's assumption of then outstanding stock options of CKS Group, Inc. in connection with the merger with CKS Group, Inc. consummated on December 17, 1998, and (iii) under the Stock Option Agreement with Robert Shaw and the Company's Bonus Plan (the plans and agreements referred to in clauses (i), (ii) and (iii), collectively, the "Company Option Plans") and rights under the Company ESPPs, as of November 30, 1999, there are no outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character which the Company or any of its subsidiaries is a party to, or may be bound by, requiring it to issue, transfer, grant, sell, purchase, redeem or acquire any shares of capital stock or any of its securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Company or any of its subsidiaries. There are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or to which it is bound relating to the voting of any shares of the capital stock of the Company. No existing rights with respect to the registration of Company Shares under the Securities Act, including, but not limited to, demand rights or piggy-back registration rights, shall apply with respect to any Parent Shares issuable in connection with the Merger. The Company has provided to Parent a list, as of November 30, 1999, of the outstanding options to acquire shares of the Company's capital stock, the name of the holder of such option, the exercise price of such option, the number of shares as to which such option will have vested at such date and whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of acceleration, if any. Since November 30, 1999 through the date hereof no options have been issued or accelerated or had their terms modified.

        (c) FAIRNESS OPINION. The Board of Directors of the Company has received an oral opinion from Morgan Stanley Dean Witter to be confirmed in writing and addressed to its Board of Directors, to the effect that, as of the date hereof and based upon and subject to the matters stated therein, the consideration to be received by the holders of Common Shares in the Merger is fair to such holders from a financial point of view. As of the date hereof, such opinion has not been withdrawn, revoked or modified.

        (d) AUTHORITY RELATIVE TO THIS AGREEMENT. The Board of Directors of the Company has declared the Merger advisable and the Company has the requisite corporate power and authority to approve, authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of the Merger by the stockholders of the Company in accordance with the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the

    Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

        (e) PRESENT COMPLIANCE WITH OBLIGATIONS AND LAWS. Neither the Company nor any of its subsidiaries is: (i) in violation of its Certificate of Incorporation or Bylaws or similar documents; (ii) in default in the performance of any obligation, agreement or condition of any debt instrument which (with or without the passage of time or the giving of notice, or both) affords to any Person the right to accelerate any indebtedness or terminate any right; (iii) in default under or breach of (with or without the passage of time or the giving of notice) any other contract to which it is a party or by which it or its assets are bound; or (iv) in violation of any law, regulation, administrative order or judicial order, decree or judgment (domestic or foreign) applicable to it or its business or assets, except where any violation, default or breach under items (ii), (iii), or
    (iv) would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

        (f) CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of its Certificate of Incorporation or Bylaws; (ii) require any consent, approval, authorization or permit of, or registration or filing with or notification to, any governmental or regulatory authority, except (A) in connection with the applicable requirements, if any, of the HSR Act, (B) pursuant to the applicable requirements of the Securities Act and the Exchange Act, (C) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which the Company is authorized to do business, (D) as may be required by any applicable state securities laws, (E) such filings, consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the antitrust laws of any foreign country or, (F) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a Material Adverse Effect on the Company or adversely affect the ability of the Company to consummate the transactions contemplated hereby; (iii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any indenture, note, license, lease, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation, or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or which, in the aggregate, would not have a Material Adverse Effect on the Company or adversely affect the ability of the Company to consummate the transactions contemplated hereby; (iv) cause the suspension or revocation of any authorizations, consents, approvals or licenses currently in effect which would have a Material Adverse Effect on the Company; or (v) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 5.2(f) are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its subsidiaries or to any of their respective assets, except for violations which would not in the aggregate have a Material Adverse Effect on the Company or adversely affect the ability of the Company to consummate the transactions contemplated hereby.

        (g) LITIGATION. Except as disclosed in Company SEC Reports filed prior to the date hereof, there are no actions, suits, claims, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries that, alone or in the aggregate, would be reasonably likely to result in obligations or liabilities of the Company or any of its subsidiaries that would have a Material Adverse Effect on the Company or a material adverse effect on the parties' ability to consummate the transactions contemplated by this Agreement. Neither the

    Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree which (i) has or may have the effect of prohibiting or impairing any business practice of the Company or any of its subsidiaries, any acquisition of property (tangible or intangible) by the Company or any of its subsidiaries, the conduct of the business by the Company or any of its subsidiaries, or Company's ability to perform its obligations under this Agreement or (ii), insofar as can be reasonably foreseen, individually or in the aggregate, would have a Material Adverse Effect on the Company.

        (h)  SEC REPORTS; FINANCIAL STATEMENTS.

           (i) Since January 1, 1997, the Company has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act (the "Company SEC Reports"). None of the Company SEC Reports, including, without limitation, any financial statements or schedules included therein, at the time filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

           (ii) The consolidated balance sheets and the related statements of income, stockholders' equity and cash flow (including the related notes thereto) of the Company included in the Company SEC Reports (collectively, the "Company Financial Statements") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods involved (except as otherwise noted therein or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act), and present fairly the consolidated financial position of the Company and its consolidated subsidiaries as of their respective dates, and the results of its operations and its cash flow for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments). Since January 1, 1999, there has not been any material change, by the Company or any of its subsidiaries in accounting principles, methods or policies for financial accounting purposes except as required by concurrent changes in generally accepted accounting principles.

        (i) NO LIABILITIES; ABSENCE OF CERTAIN CHANGES OR EVENTS. Neither the Company nor any of its subsidiaries has any material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted), and, to the knowledge of the Company, there is no reasonable basis for the assertion of any material claim or liability of any nature against the Company or any of its subsidiaries, except for liabilities
    (i) which are fully reflected in, reserved against or otherwise described in the Company Financial Statements for the period ending September 30, 1999,
    (ii) which have been incurred after September 30, 1999 in the ordinary course of business, consistent with past practice, or (iii) which are obligations to perform under executory contracts in the ordinary course of business (none of which is a liability resulting from a breach of contract or warranty, tort, infringement or legal action). Since September 30, 1999, the business of the Company and its subsidiaries has been carried on only in the ordinary and usual course, and there has not been any Material Adverse Effect on the Company and no event has occurred and no fact or set of circumstances has arisen which has resulted in or could reasonably be expected to result in a Material Adverse Effect on the Company. Since September 30, 1999, to the knowledge of the Company, no material customer or supplier of the Company or its subsidiaries has threatened, in writing, to alter materially its relationship with the Company or its subsidiaries. Since

    September 30, 1999, neither the Company nor any of its subsidiaries has agreed to a waiver or release of any material right or claim (including without limitation to any write off or other compromise of any material account receivable) outside of the ordinary course of business consistent with past practice.

        (j) BROKERS AND FINDERS. Except for the fees and expenses payable to Morgan Stanley Dean Witter, which fees and expenses are reflected in its agreement with the Company, a true and complete copy of which (including all amendments) has been furnished to the Company, neither the Company nor any of its subsidiaries has employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

        (k) S-4 REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the S-4 Registration Statement or the Joint Proxy Statement will (i) in the case of the S-4 Registration Statement, at the time it becomes effective or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Joint Proxy Statement, at the time of the mailing of the Joint Proxy Statement and at the time of the Stockholder Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors or any of its subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the S-4 Registration Statement, the Company shall promptly inform Parent such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company and Parent. The S-4 Registration Statement will (with respect to the Company) comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder. The Joint Proxy Statement will (with respect to the Company) comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

        (l)  TAXES.

           (i) The Company and each of its subsidiaries has timely filed all Returns required by applicable Tax law to be filed by the Company and each of its subsidiaries, except for any such failures to file that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All Taxes owed by the Company or any of its subsidiaries to a taxing authority, or for which the Company or any of its subsidiaries is liable, whether to a taxing authority or to other Persons or entities under a Significant Tax Agreement, as of the date hereof, have been paid and, as of the Effective Time, will have been paid, except for any such failure to pay that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has made accruals for Taxes on the Company Financial Statements which are adequate to cover any Tax liability of the Company and each of its subsidiaries determined in accordance with generally accepted accounting principles through the date of the Company Financial Statements, except where failures to make such accruals or provisions could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

           (ii) Except to the extent that any such failure to withhold could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the

       Company and each of its subsidiaries have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

          (iii) There is no Tax deficiency outstanding, proposed or assessed against the Company or any of its subsidiaries, except any such deficiency that, if paid, could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any of its subsidiaries executed or requested any waiver of any statute of limitations on or extending the period for the assessment or collection of any federal or material state Tax that is still in effect.

          (iv) No federal or state Tax audit or other examination of the Company or any of its subsidiaries is presently in progress, nor has the Company or any of its subsidiaries been notified in writing of any request for such federal or material state Tax audit or other examination, except in all cases for Tax audits and other examinations which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

           (v) Neither the Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have
       Section 341(f)(2) of the Code apply to any disposition of a subsection
       (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

           (vi) Neither the Company nor any of its subsidiaries is a party to
       (A) any agreement with a party other than the Company or any of its subsidiaries providing for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Return which Return includes or included the Company or any subsidiary or (B) any Significant Tax Agreement other than any Significant Tax Agreement described in (A).

          (vii) Except for the group of which the Company and its subsidiaries are now presently members, neither the Company nor any of its subsidiaries has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code.

         (viii) Neither the Company nor any of its subsidiaries has agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise which have not yet been taken into account.

           (ix) The Company is not, and has not at any time been, a United States Real Property Holding Corporation.

        (m)  EMPLOYEE BENEFITS.

           (i) Section 5.2(m)(i) of the Company Disclosure Schedule lists each "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA), material personnel or payroll policy (including vacation time, holiday pay, service awards, moving expense reimbursement programs and sick leave) or material fringe benefit, severance agreement or plan or any medical, hospital, dental, life or disability plan, excess benefit plan, bonus, stock option, stock purchase or other incentive plan (including any equity or equity-based plan), tuition reimbursement, automobile use, club membership, parental or family leave, top hat plan or deferred compensation plan, salary reduction agreement, change-of-control agreement, employment agreement, consulting agreement, or collective bargaining agreement, indemnification agreement, retainer agreement, or any other material benefit plan, policy, program, arrangement, agreement or contract, whether or not written or terminated, with respect to any employee, former employee, director, independent contractor, or any beneficiary or dependent thereof maintained, sponsored, adopted or administered by the Company or any current or former Plan Affiliate or to which the Company or any current or former Plan Affiliate has made contributions to, obligated itself or had any liability with respect to (all such plans, policies, programs, arrangements, agreements and contracts, are referred to in this Agreement as "Company Scheduled Plans").

           (ii) The Company has delivered or made available to Parent a complete and accurate copy, as of the Closing, of each written Company Scheduled Plan, together with, if applicable, a copy of audited financial statements, actuarial reports and Form 5500 Annual Reports (including required schedules), if any, for the three (3) most recent plan years, the most recent IRS determination letter or IRS recognition of exemption; each other material letter, ruling or notice issued by a governmental body with respect to each such plan, a copy of each trust agreement, insurance contract or other funding vehicle, if any, with respect to each such plan, the most recent PBGC Form 1 with respect to each such plan, if any, the current summary plan description and summary of material modifications thereto with respect to each such plan, Form 5310 and any related filings with the PBGC and with respect to the last six (6) Plan years, for each Plan subject to Title IV of ERISA, general notification to employees of their rights under Code Section 4980B and form of letter(s) distributed upon the occurrence of a qualifying event described in Code Section 4980B, in the case of a Company Scheduled Plan that is a "group health plan" as defined in Code Section 162(i), and a copy or description of each other general explanation or written or oral communication which describes a material term of each Company Scheduled Plan that has not previously been disclosed to Parent pursuant to this Section. Section 5.2(m) of the Company Disclosure Schedule contains a description of the material terms of any unwritten Company Scheduled Plan as comprehended to the Closing Date. Except as set forth in
       Section 5.2(m) of the Company Disclosure Schedule, there are no negotiations, demands or proposals which are pending or threatened which concern matters now covered, or that would be covered, by the foregoing types of unwritten Plans.

          (iii) Except as could not reasonably give rise, whether individually or in the aggregate, to a Material Adverse Effect to the Company, Parent, or Merger Sub:

               (1) Each Company Scheduled Plan (A) has been and currently complies in form and in operation in all material respects with all applicable requirements of ERISA and the Code, and any other legal requirements; (B) has been and is operated and administered in material compliance with its terms (except as otherwise required by law); (C) has been and is operated in compliance with applicable legal requirements in such a manner as to qualify, where appropriate, for both Federal and state purposes, for income tax exclusions to its participants, tax-exempt income for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto; and (D) where appropriate, has received a favorable determination letter or recognition of exemption from the Internal Revenue Service.

               (2) With respect to each Company Scheduled Plan, there are no claims or other proceedings pending or, to the knowledge of the Company, threatened with respect to the assets thereof (other than routine claims for benefits), and there are no facts which could reasonably give rise to any material liability, claim or other proceeding against any Company Scheduled Plan, any fiduciary or plan administrator or other Person dealing with any Company Scheduled Plan or the assets of any such Company Scheduled Plan.

               (3) With respect to each Company Scheduled Plan, to the knowledge of the Company, no Person: (A) has entered into any "prohibited transaction," as such term is defined in ERISA or the Code and the regulations, administrative rulings and case law thereunder that is not otherwise exempt under Code Section 4975 or ERISA Section 408 (or any administrative class exemption issued thereunder); (B) has materially breached a fiduciary obligation or violated Sections 402, 403, 405, 503, 510 or 511 of ERISA; (C) has any material liability for any failure to act or comply in connection with the administration or investment of the assets of such plans; or (D) engaged in any transaction or otherwise acted with respect to such plans in such a manner which could subject Parent, or any fiduciary or plan administrator or any other Person dealing with any such plan, to material liability under Section 409 or 502 of ERISA or Sections 4972 or 4976 through 4980B of the Code.

               (4) Each Company Scheduled Plan (other than any stock option plan) may be amended, terminated, modified or otherwise revised by the Company or Parent, on and after the Closing, without further material liability to the Company or Parent (other than ordinary administrative expenses or routine claims for benefit plans), including, but not limited to, any withdrawal liability under ERISA for any multi-employer plan or any liability under any Company Scheduled Plan subject to Title IV of ERISA.

               (5) None of the Company or any current or former Company Plan Affiliate has at any time participated in, made contributions to or had any other liability with respect to any Company Scheduled Plan which is a "multi-employer plan" as defined in Section 4001 of ERISA, a "multi-employer plan" within the meaning of Section 3(37) of ERISA, a "multiple employer plan" within the meaning of Section 413(c) of the Code, a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA or a plan that is subject to Title IV of ERISA.

               (6) No Company Scheduled Plan provides, or reflects or represents any liability to provide retiree health to any person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any Plan Affiliate has ever represented, promised or contracted (whether in oral or written form) to any current or former employee, consultant or director (either individually or as a group) or any other person that such current or former employee(s) or other person would be provided with retiree health, except to the extent required by applicable continuation coverage statute.

               (7) No Company Scheduled Plan has incurred an "accumulated funding deficiency" as such term is defined in Section 302 of ERISA or Section 412 of the Code, whether or not waived, or has posted or is required to provide security under Code Section 401(a)(29) or
           Section 307 of ERISA; no event has occurred which has or could result in the imposition of a lien under Code Section 412 or Section 302 of ERISA, nor has any liability to the PBGC (except for payment of premiums) been incurred or reportable event within the meaning of
           Section 4043 of ERISA occurred with respect to any such plan; and the PBGC has not threatened or taken steps to institute the termination of any such plan;

               (8) The requirements of COBRA and the Health Insurance Portability and Accountability Act, the requirements of the Family Medical Leave Act of 1993, as amended, the requirements of the Women's Health and Cancer Rights Act, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its employees, have, in all material respects, been satisfied with respect to each Company Scheduled Plan.

               (9) All contributions, payments, premiums, expenses, reimbursements or accruals for all periods ending prior to or as of the Closing for each Company Scheduled Plan (including periods from the first day of the then current plan year to the Closing) shall have been made or accrued on the Company financial statements (in accordance with generally applied accounting principles, including FAS 87, 88, 106 and 112) and each such plan otherwise does not have nor could have any unfunded liability (including benefit liabilities as defined in Section 4001(a)(16) of ERISA) which is not reflected on the Company financial statements. Any contribution made or accrued with respect to any Company Scheduled Plan has been or, to the knowledge of the Company, will be intended to be, fully deductible by the Company.

               (10) Neither the Company nor a Plan Affiliate has any material liability (A) for the termination of any single employer plan under
           Section 4062 of ERISA or any multiple employer plan under
           Section 4063 of ERISA, (B) for any lien imposed under
           Section 302(f) of ERISA or Section 412(n) of the Code, (C) for any interest payments required under Section 302(e) of ERISA or
           Section 412(m) of the Code, (D) for any excise tax imposed by Code Sections 4971, 4972, 4977, or 4979, or (E) for any minimum funding contributions under Section 302(c)(11) of ERISA or Code
           Section 412(c)(11).

               (11) All the Company Scheduled Plans to the extent applicable, are in compliance with Section 1862(b)(1)(A)(i) of the Social Security Act and neither the Company nor any Plan Affiliate has any liability for any excise tax imposed by Code Section 5000.

               (12) With respect to any Company Scheduled Plan which is a welfare plan as defined in Section 3(1) of ERISA; (A) each such welfare plan which is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code materially meets such requirements; and (B) there is no disqualified benefit (as such term is defined in Code Section 4976(b)) which would subject the Company or any Plan Affiliate to a tax under Code
           Section 4976(a).

               (13) Each Company Scheduled Plan that has been adopted or maintained by the Company or any Plan Affiliate, whether informally or formally, or with respect to which the Company or any Plan Affiliate will or may have any liability, for the benefit of the Company Employees who perform services outside the United States (the "Company International Employee Plans") has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such Company International Employee Plan. Furthermore, no Company International Employee Plan has unfunded liabilities, that, as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Company or any Plan Affiliate from terminating or amending any Company International Employee Plan at any time for any reason without material liability to the Company or any Plan Affiliate (other than ordinary administration expenses or routine claims for benefits). To the extent any such Company International Employee Plan has not been disclosed or provided prior to the date of this Agreement, the Company agrees to use its best efforts to disclose and provide such plan prior to the Effective Time.

           (iv) Other than by reason of actions taken by Parent following the Closing, the consummation of the transactions contemplated by this Agreement will not (A) entitle any current or former employee of the Company to severance pay, unemployment compensation or any other payment,
       (B) accelerate the time of payment or vesting of any payment (other than for a terminated or frozen tax-qualified plan, pursuant to a requirement herein to freeze or terminate such plan), cause the forgiveness of any indebtedness, or increase the amount of any compensation due to any such employee or former employee, (C) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available, or (D) give rise to the payment of any amount that would not be deductible pursuant to the terms of
       Section 280G of the Code.

        (n)  COMPANY INTANGIBLE PROPERTY.

           (i) The Company and its subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and mask works, all applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of the Company and its subsidiaries as currently conducted or planned to be conducted (the "Company Intellectual Property Rights").
       Section 5.2(n) of the Company Disclosure Schedule sets forth a list of the material software licenses to which the Company or its subsidiaries is a party.

           (ii) Neither the Company nor any of its subsidiaries is or will be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach in any material respect of any material license, sublicense or other agreement relating to the Company Intellectual Property Rights or any license, sublicense or other agreement pursuant to which the Company or any of its subsidiaries is authorized to use any third party patents, trademarks or copyrights, including software, which are used in the manufacture of, incorporated in, or form a part of any product of the Company or any of its subsidiaries.

          (iii) To the Company's knowledge, all patents, registered trademarks, service marks and copyrights held by the Company or any of its subsidiaries which are material to its business are valid and enforceable. Neither the Company nor any of its subsidiaries has been sued in any suit, action or proceeding which involves a claim of infringement of any patent, trademark, service mark or copyright or the violation of any trade secret or other proprietary rights of any third party, which infringement would be reasonably likely to have a Material Adverse Effect on the Company.

           (iv) The Company and its subsidiaries have taken reasonable security measures to safeguard and maintain their property rights in all the Company Intellectual Property Rights owned by the Company or its subsidiaries. The Company and its subsidiaries maintain and in all material respects abide by a policy that officers, employees and consultants of the Company or any of its subsidiaries, except for clerical and other lower level support personnel (e.g. mail room, messengers, etc.), execute an agreement, in a form previously provided to Parent, regarding (i) the protection of proprietary information,
       (ii) the assignment to the Company (or an applicable subsidiary) of all the Company Intellectual Property Rights arising from services performed for the Company or any of its subsidiaries by such Persons, (iii) the ownership by the Company or one of its subsidiaries of all the Company Intellectual Property Rights arising from the services performed for the Company or one of its subsidiaries by such Persons and (iv) limitations on the individual's ability to solicit or hire Parent's or its subsidiaries' employees or consultants.

        (o) AGREEMENTS, CONTRACTS AND COMMITMENTS; MATERIAL CONTRACTS. Except as set forth in the Section 5.2(o) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its subsidiaries is a party to or is bound by:

           (i) any contract relating to the borrowing of money, the guaranty of another Person's borrowing of money, or the creation of an encumbrance or lien on the assets of the Company or any of its subsidiaries and with outstanding obligations in excess of $1,000,000;

           (ii) any employment or consulting agreement, contract or commitment with any officer or director level employee or member of the Company's Board of Directors or any other employee who is one of the fifty (50) most highly compensated employees, including base salary and bonuses (the "Company Key Employees"), other than those that are terminable by the Company or any of its subsidiaries on no more than thirty (30) days notice without liability or financial obligation or benefits generally available to employees of the Company, except to the extent general principles of wrongful termination law may limit the Company's or any of its subsidiaries' ability to terminate employees at will;

          (iii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

           (iv) any agreement of indemnification or guaranty by the Company or any of its subsidiaries not entered into in the ordinary course of business other than indemnification agreements between the Company or any of its subsidiaries and any of its officers or directors in standard forms as filed by the Company with the SEC;

           (v) any agreement, contract or commitment containing any covenant limiting the freedom of the Company or any of its subsidiaries to engage in any line of business or conduct business in any geographical area, compete with any person or granting any exclusive distribution rights;

           (vi) any joint venture, partnership, and other Contract (however named) involving a sharing of profits or losses by the Company or any subsidiary with any other Person;

          (vii) any contract for capital expenditures in excess of $1,000,000;

         (viii) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business;

           (ix) any agreement, contract or commitment for the purchase of any ownership interest in any corporation, partnership, joint venture or other business enterprise for consideration in excess of $2,500,000, in any case, which includes all escrow and earn-out agreements with outstanding obligations; or

           (x) any material joint marketing, distribution or development agreement or other material contract of the Company or any of its subsidiaries not previously filed with the SEC and not otherwise listed in any other section of the Company Disclosure Schedule.

           (xi) A true and complete copy (including all amendments) of each Company Contract (or if standard forms are used, copies of the applicable forms with an indication of any material differences from the actual listed Company Contract), or a summary of each oral contract, has been made available to Parent, excluding those Company Contracts referenced in clauses (vii). Each contract set forth in Section 5.2(o)(i)-(x) of the Company Disclosure Schedule (a "Company Contract") and each Company Material Contract (as defined below) is in full force and effect, and is a legal, valid and binding obligation of the Company or a subsidiary of the Company and, to the knowledge of the Company, each of the other parties thereto, enforceable in accordance with its terms, except
       (a) that the enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and
       (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and (b) as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect with respect to the Company on the Company. No condition exists or event has occurred which (whether with or without notice or lapse of time or both, or the happening or occurrence of any other event) would constitute a default by the Company or a subsidiary of the Company or, to the knowledge of the Company, any other party thereto under, or result in a right in termination of, any Company Contract or Company Material Contract, except as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect on the Company. The term "Company Material Contract" shall mean any contract that is material to the Company and its subsidiaries, taken as a whole.

        (p) UNLAWFUL PAYMENTS AND CONTRIBUTIONS. To the knowledge of the Company, neither the Company, any subsidiary of the Company nor any of their respective directors, officers, employees or agents has, with respect to the businesses of the Company or its subsidiaries, (i) used any funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee;
    (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any Person or entity.

        (q) LISTINGS. The Company's securities are not listed, or quoted, for trading on any U.S. domestic or foreign securities exchange, other than the NNM.

        (r) ENVIRONMENTAL MATTERS. Except as disclosed in the Company SEC Reports filed prior to the date hereof, (i) the Company and its subsidiaries and the operations, assets and properties thereof are in material compliance with all Environmental Laws; (ii) there are no judicial or administrative actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any subsidiary of the Company alleging the violation of any Environmental Law and neither the Company nor any subsidiary of the Company has received notice from any governmental body or Person alleging any violation of or liability under any Environmental Laws, in either case which could reasonably be expected to result in material Environmental Costs and Liabilities; (iii) to the knowledge of the Company, there are no facts, circumstances or conditions relating to, arising from, associated with or attributable to the Company or its subsidiaries or any real property currently or previously owned, operated or leased by the Company or its subsidiaries that could reasonably be expected to result in material Environmental Costs and Liabilities; and
    (iv) to the knowledge of the Company, neither the Company nor any of its subsidiaries has ever generated, transported, treated, stored, handled or disposed of any Hazardous Material at any site, location or facility in a manner that could create any material Environmental Costs and Liabilities under any Environmental Law, and no such Hazardous Material has been or is currently present on, in, at or under any real property owned or used by the Company or any of its subsidiaries in a manner that could create any Environmental Costs and Liabilities (including without limitation, containment by means of any underground or aboveground storage tank).

        (s)  TITLE TO PROPERTIES; LIENS; CONDITION OF PROPERTIES.

           (i) The Company and its subsidiaries have good and marketable title to, or a valid leasehold interest in, the real and personal property, located on their premises or shown on their most recent balance sheet or acquired after the date thereof. None of the property owned or used by the Company or any of its subsidiaries is subject to any mortgage, pledge, deed of trust, lien (other than for taxes not yet due and payable), conditional sale agreement, security title, encumbrance, or other adverse claim or interest of any kind. Since September 30, 1999, there has not been any sale, lease, or any other disposition or distribution by the Company or any of its subsidiaries of any of its assets or properties material to the Company and its subsidiaries, taken as a whole, except transactions in the ordinary and regular course of business.

           (ii) The Company has delivered to Parent a schedule of all material leases, subleases, rental agreements, contracts of sale, tenancies or licenses related to any of the real property used by the Company or any of its subsidiaries in their respective businesses. All such leases are valid, binding and enforceable in accordance with their terms against the parties thereto, and each such lease is subsisting and no default exists under any thereof. Neither the Company nor any of its subsidiaries has received notice that any party to any such lease intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or any right thereunder.

        (t)  LABOR AND EMPLOYEE RELATIONS.

           (i) Neither the Company nor any of its subsidiaries is a party to any employment, consulting, non-competition, severance, golden parachute, indemnification agreement or any other material employment or consulting agreement providing for payments or benefits or the acceleration of payments or benefits upon the change of control of the Company (including, without limitation, any contract to which the Company is a party involving employees of the Company).

           (ii) Except as required by applicable law in non-U.S. jurisdictions,
       (A) none of the employees of the Company or any of its subsidiaries is represented in his or her capacity as an employee of such company by any labor organization; (B) neither the Company nor any of its subsidiaries has recognized any labor organization nor has any labor organization been elected as the collective bargaining agent of any of their employees, nor has the Company or any of its subsidiaries signed any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any of their employees; and (C) to the knowledge of the Company, there is no active or current union organization activity involving the employees of the Company or any of its subsidiaries, nor has there ever been union representation involving employees of the Company or any of its subsidiaries.

          (iii) Except for complaints which, in the aggregate, do not represent claims which could reasonably involve liabilities in excess of $2,000,000, there are no complaints against the Company or any of its subsidiaries pending or, to the knowledge of the Company, overtly threatened before the National Labor Relations Board or any similar foreign, state or local labor agencies, or before the Equal Employment Opportunity Commission or any similar foreign, state or local agency, or before any other governmental agency or entity by or on behalf of any employee or former employee of the Company or any of its subsidiaries.

           (iv) The Company has provided to Parent a description of all written employment policies under which the Company and each subsidiary is operating.

           (v) The Company and each of its subsidiaries is in compliance with all Federal, foreign (as applicable), and state laws regarding employment practices, including laws relating to workers' safety, sexual harassment or discrimination, except where the failure to so be in compliance, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

           (vi) To the knowledge of the Company, as of the date hereof, no executive, key employee or group of employees has any plans to terminate his or her employment with the Company or any of its subsidiaries.

          (vii) Section 5.2(t) of the Company Disclosure Schedule lists the following information with respect to the Company Key Employees.

               (1) position; and

               (2) any non-compete or non solicitation agreement they are bound by.

        (u) PERMITS. The Company and each of its subsidiaries hold all licenses, permits, registrations, orders, authorizations, approvals and franchises which are required to permit it to conduct its businesses as presently conducted, except where the failure to hold such licenses, permits, registrations, orders, authorizations, approvals or franchises would not, individually or in the aggregate, have a Material Adverse Effect on the Company. All such material licenses, permits, registrations, orders, authorizations, approvals and franchises are now, and will be after the Closing, valid and in full force and effect, and Parent shall have full benefit of the same, except where the failure to be valid and in full force and effect or to have the benefit of any such license, permit, registration, order, authorization, approval or franchise would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company nor any of its subsidiaries has received any notification of any asserted present failure (or past and unremedied failure) by it to have obtained any such license, permit, registration, order, authorization, approval or franchise, except where such failures would not, in the aggregate, have a Material Adverse Effect on the Company.

        (v) WARRANTY OR OTHER CLAIMS. The Company has provided to the Company a copy of its standard form agreement for services. It is the Company's practice and policy to adhere to the form terms, except to the extent not commercially practicable.

        (w) TRANSACTIONS WITH AFFILIATES. Except as set forth in the Company SEC Reports filed prior to the date of this Agreement, since the date of Company's last proxy statement to its stockholders, no event has occurred that would be required to be reported by Company as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

        (x) COMPUTER SOFTWARE. The occurrence in or use by any material Software used by the Company and its subsidiaries of dates on or after January 1, 2000 will not result in any Malfunction.

        (y) STATE TAKEOVER LAWS. The Board of Directors of the Company has taken all necessary action so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in Section
    203) will not apply to the execution, delivery or performance of this Agreement or the Stockholder Agreements or the consummation of the Merger or the other transactions contemplated by this Agreement or the Stockholder Agreements. No other state takeover statute or similar statute or regulation is applicable to this Agreement or the Stockholder Agreements.

                                   ARTICLE VI
                      ADDITIONAL COVENANTS AND AGREEMENTS

    6.1  CONDUCT OF BUSINESS

        (a) Parent and the Company each covenant and agree that, during the period from the date of this Agreement to the Effective Time (unless the Parties shall otherwise agree in writing and except as otherwise contemplated by this Agreement), Parent and the Company each will, and will cause each of their subsidiaries to, conduct their operations according to their ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact their current business organizations, use their reasonable efforts to keep available the service of its current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time.

        (b) Without limiting the generality of the foregoing, and except as otherwise permitted in this Agreement, prior to the Effective Time, Parent and the Company shall not, and each shall cause each of their subsidiaries not to, without the prior written consent of the other Parties:

           (i) except as set forth in Section 6.1(b) of the Company Disclosure Schedule, accelerate, amend or change the period of exercisability of any outstanding options or restricted stock, reprice options granted under the Company Option Plans or Parent Option Plans or authorize cash payments in exchange for any options granted under any of such plans, as the case may be, or authorize cash payments in exchange for any options granted under any of such plans, except to the extent required under any Company Option Plan or Parent Option Plan, as the case may be, or any individual agreement as in effect on the date hereof (or, if entered into after the date hereof in compliance with this Section 6.1(b), such agreement which shall be in the standard form thereof as in effect on the date hereof);

           (ii) except (v) for issuances of shares of common stock of Merger Sub to Parent, (w) as set forth in Section 6.1(b) of the Parent Disclosure Schedule or the Company Disclosure Schedule, as the case may be, (x) for shares to be issued upon exercise of outstanding options or warrants or options and warrants granted in compliance with clauses (w) or
       (y) hereof, and (y) for grants of stock options in the ordinary course consistent with past practice pursuant to the Parent Option Plans or Company Option Plans, as the case may be, in connection with new hires or in accordance with regularly scheduled periodic grants, not to exceed 4,000,000 shares, in all cases, for each of Parent and the Company, respectively, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any additional shares of capital stock of any class, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, or
       (B) any other securities in respect of, in lieu of, or in substitution for, shares outstanding on the date hereof;

          (iii) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any of its outstanding securities (including the Parent Shares or the Company Shares, as the case may be), other than the repurchase of securities from service providers upon their termination from service with Parent or the Company, as the case may be, at the original purchase price;

           (iv) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such;

           (v) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger as provided for herein);

           (vi) adopt any amendments to its Certificate or Articles of Incorporation, as the case may be, or By-Laws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any of its subsidiaries, except to increase the authorized capital stock or reduce the par value of the capital stock of Merger Sub;

          (vii) other than as set forth in Section 6.1(b) of the Parent Disclosure Schedule or the Company Disclosure Schedule, as applicable, make any acquisition, by means of merger, consolidation or otherwise, or dispositions, of assets or securities (except for acquisitions or dispositions in the ordinary course of business none of which are acquisitions of businesses);

         (viii) other than in the ordinary course of business consistent with past practice, except as set forth in Section 6.1(b) of the Parent Disclosure Schedule or the Company Disclosure Schedule, incur any indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person;

           (ix) make or revoke any material Tax election, settle or compromise any material federal, state, local or foreign Tax liability or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for Tax purposes (except for Tax elections which are consistent with prior such elections (in past years);

           (x) incur any material liability for Taxes other than in the ordinary course of business;

           (xi) incur or commit to incur any capital expenditures in excess of current budgets for capital expenditures which were provided by the Company or Parent to the other party prior to the date hereof;

          (xii) enter into any contract material to Parent or the Company as the case may be, and its subsidiaries, taken as a whole;

         (xiii) enter into any strategic alliance or joint marketing arrangement or agreement other than routine alliances, arrangements or agreements;

          (xiv) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or litigation (whether or not commenced prior to the date of this Agreement), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with its terms, of any liability recognized or disclosed in the most recent Parent Financial Statements (September 30, 1999) or Company Financial Statements (September 30, 1999) (or the notes thereto), as applicable, or incurred since the date of such financial statements, or (B) voluntarily waive the benefits of, or agree to modify in any manner, terminate or release any Person from any non-competition, confidentiality, standstill or similar agreement to which Parent or any of its subsidiaries or the Company or any of its subsidiaries, as applicable, is a party or of which any of them is a beneficiary;

          (xv) except as required by this Agreement or as required to be held in accordance with a valid stockholder request, call or hold any meeting of stockholders of the Company or Parent other than an annual meeting of shareholders which considers routine matters in the ordinary course of business consistent with past practices;

          (xvi) transfer or license to any Person or entity or otherwise extend, amend or modify any material rights to the Parent Intellectual Property Rights or the Company Intellectual Property Rights, as applicable, other than in the ordinary course of business consistent with past practices or on a non-exclusive basis not materially different from past practices;

         (xvii) make any change to accounting policies or procedures, except as may be required by generally accepted accounting principles or applicable law; or

         (xviii) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

        (c) Between the date hereof and the Effective Time, except as contemplated herein, Parent, the Company and their subsidiaries shall not (without the prior written consent of the Parties hereto) (A) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not materially increase benefits or compensation expenses of Parent and its subsidiaries, or the Company and its subsidiaries, or as contemplated by the terms of any contract the existence of which does not constitute a violation of this Agreement, increase the compensation, bonus or other benefits of any director, officer or other employee; (B) pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing benefit, severance, pension or employment plans, agreements or arrangements as in effect on the date hereof to any such director, officer or employee, whether past or present; (C) enter into any new or amend any existing employment or severance agreement with any such director, officer or employee; (D) except as may be required to comply with applicable law, become obligated under any new pension plan, welfare plan, multi-employer plan, employee benefit plan, severance plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, or amend, terminate or change any funding policies or assumptions for any such plan or arrangement in existence on the date hereof if such amendment, termination or change would have the effect of enhancing any benefits thereunder or increasing the cost thereof to Parent or the Company or

    (E) increase the total head count of Parent and its subsidiaries, or the Company and its subsidiaries, in an amount greater than an increase in the ordinary course of business consistent with past practice.

    6.2  NO SOLICITATION BY THE COMPANY.

        (a) From and after the date of this Agreement until the Effective Time or the earlier termination of this Agreement in accordance with its terms, the Company and its subsidiaries will not, and will not permit their respective directors, officers, investment bankers, affiliates, representatives and agents to, (i) solicit, initiate, or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or proposals that constitute, or could reasonably be expected to lead to, any Company Acquisition Proposal (as defined below), or (ii) engage in, or enter into, any negotiations or discussions concerning any Company Acquisition Proposal. Notwithstanding the foregoing, in the event that, notwithstanding compliance with the preceding sentence, the Company receives a Company Superior Proposal (as defined below) the Company may, to the extent that the Board of Directors of the Company determines in good faith (in consultation with outside counsel) that such action would, in the absence of the foregoing proscriptions, be required by its fiduciary duties, participate in discussions regarding any Company Superior Proposal in order to be informed with respect thereto in order to make any determination permitted pursuant to Section 6.2(b)(i). In such event, the Company shall, (i) no less than twenty four (24) hours prior to participating in any such discussions, inform Parent of the material terms and conditions of such Company Superior Proposal, including the identity of the Person making such Company Superior Proposal and (ii) promptly keep Parent informed of the status including any material change to the terms of any such Company Superior Proposal. As used herein, the term "Company Acquisition Proposal" shall mean any bona fide inquiry, proposal or offer relating to any (i) merger, consolidation, business combination, or similar transaction involving the Company or any subsidiary of the Company,
    (ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of the Company or any subsidiary of the Company in one or more transactions, (iii) issuance, sale, or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase such securities, or securities convertible into such securities) of the Company or any subsidiary of the Company,
    (iv) liquidation, dissolution, recapitalization or other similar type of transaction with respect to the Company or any subsidiary of the Company,
    (v) tender offer or exchange offer for Company securities; in the case of
    (i), (ii), (iii), (iv) or (v) above, which transaction would result in a third party (or its shareholders) acquiring more than thirty-five percent (35%) of the voting power of the Company or the assets representing more than thirty-five percent (35%) of the net income, net revenue or assets of the Company on a consolidated basis, (vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions or
    (vii) public announcement of an agreement, proposal, plan or intention to do any of the foregoing, PROVIDED, HOWEVER, that the term "Company Acquisition Proposal" shall not include the Merger and the transactions contemplated thereby. For purposes of this Agreement, "Company Superior Proposal" means any offer not solicited by the Company, or by other persons in violation of the first sentence of this Section 6.2(a), and made by a third party to consummate a tender offer, exchange offer, merger, consolidation or similar transaction which would result in such third party (or its shareholders) owning, directly or indirectly, more than fifty percent (50%) of the Company Shares then outstanding (or of the surviving entity in a merger) or all or substantially all of the assets of Company and its subsidiaries, taken together, and otherwise on terms which the Board of Directors of the Company determines in good faith (based on its consultation with a financial advisor of nationally recognized reputation and other such matters that it deems relevant) would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the Merger and, in the reasonable good faith judgment of the Board of Directors of the Company after consultation with its financial advisor the persons or entity making such Company Superior Proposal has the financial means to conclude such transaction. The Company will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

        (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) except as required by their fiduciary duties as determined in good faith in consultation with outside counsel, withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Board of Directors of the Company or such committee of this Agreement or the Merger, (ii) approve, recommend, or otherwise support or endorse any Company Acquisition Proposal, or
    (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement (each a "Company Acquisition Agreement") with respect to any Company Acquisition Proposal. Nothing contained in this Section 6.2 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, in consultation with outside counsel, such disclosure is necessary for the Board of Directors to comply with its fiduciary duties under applicable law; PROVIDED, HOWEVER, that, subject to
    Section 6.2(b)(i), neither the Company nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend or propose publicly to approve or recommend, a Company Acquisition Proposal.

        (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 6.2, the Company will promptly (and in any event within twenty-four (24) hours) advise Parent, orally and in writing, if any Company Acquisition Proposal is made or proposed to be made or any information or access to properties, books or records of the Company is requested in connection with a Company Acquisition Proposal, the principal terms and conditions of any such Company Acquisition Proposal or potential Company Acquisition Proposal or inquiry (and will disclose any written materials received by the Company in connection with such Company Acquisition Proposal, potential Company Acquisition Proposal or inquiry) and the identity of the party making such Company Acquisition Proposal, potential Company Acquisition Proposal or inquiry. The Company will keep Parent advised of the status and details (including amendments and proposed amendments) of any such request or Company Acquisition Proposal.

    6.3  NO SOLICITATION BY PARENT.

        (a) From and after the date of this Agreement until the Effective Time or the earlier termination of this Agreement in accordance with its terms, Parent and its subsidiaries will not, and will not permit their respective directors, officers, investment bankers, affiliates, representatives and agents to, (i) solicit, initiate, or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or proposals that constitute, or could reasonably be expected to lead to, any Parent Acquisition Proposal (as defined below), or (ii) engage in, or enter into, any negotiations or discussions concerning any Parent Acquisition Proposal. Notwithstanding the foregoing, in the event that, notwithstanding compliance with the preceding sentence, Parent receives a Parent Superior Proposal (as defined below) Parent may, to the extent that the Board of Directors of Parent determines in good faith (in consultation with outside counsel) that such action would, in the absence of the foregoing proscriptions, be required by its fiduciary duties, participate in discussions regarding any Parent Superior Proposal in order to be informed with respect thereto in order to make any determination permitted pursuant to Section 6.3(b)(i). In such event, Parent shall, (i) no less than twenty four (24) hours prior to participating in any such discussions, inform the Company of the material terms and conditions of such Parent Superior Proposal, including the identity of the Person making such Parent Superior Proposal and (ii) promptly keep the Company informed of the status including any material change to the terms of any such Parent Superior Proposal. As used herein, the term "Parent Acquisition Proposal" shall mean any bona fide inquiry, proposal or offer relating to any

    (i) merger, consolidation, business combination, or similar transaction involving Parent or any subsidiary of Parent, (ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of Parent or any subsidiary of Parent in one or more transactions, (iii) issuance, sale, or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase such securities, or securities convertible into such securities) of Parent or any subsidiary of Parent, (iv) liquidation, dissolution, recapitalization or other similar type of transaction with respect to Parent or any subsidiary of Parent, (v) tender offer or exchange offer for Parent securities; in the case of (i), (ii), (iii), (iv) or (v) above, which transaction would result in a third party (or its shareholders) acquiring more than thirty-five percent (35%) of the voting power of Parent or the assets representing more than thirty-five percent (35%) of the net income, net revenue or assets of Parent on a consolidated basis, (vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions or (vii) public announcement of an agreement, proposal, plan or intention to do any of the foregoing, PROVIDED, HOWEVER, that the term "Parent Acquisition Proposal" shall not include the Merger and the transactions contemplated thereby. For purposes of this Agreement, "Parent Superior Proposal" means any offer not solicited by Parent, or by other persons in violation of the first sentence of this Section 6.3(a), and made by a third party to consummate a tender offer, exchange offer, merger, consolidation or similar transaction which would result in such third party (or its shareholders) owning, directly or indirectly, more than fifty percent (50%) of Parent Shares then outstanding (or of the surviving entity in a merger) or all or substantially all of the assets of Parent and its subsidiaries, taken together, and otherwise on terms which the Board of Directors of Parent determines in good faith (based on its consultation with a financial advisor of nationally recognized reputation and other such matters that it deems relevant) would, if consummated, result in a transaction more favorable to Parent's stockholders from a financial point of view than the Merger and, in the reasonable good faith judgment of the Board of Directors of Parent after consultation with its financial advisor the persons or entity making such Parent Superior Proposal has the financial means to conclude such transaction. Parent will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

        (b) Neither the Board of Directors of Parent nor any committee thereof shall (i) except as required by their fiduciary duties as determined in good faith in consultation with outside counsel, withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Company, the approval or recommendation by the Board of Directors of Parent or such committee of the amendment to Parent's Certificate of Incorporation and the approval of the issuance of Parent Shares, (ii) approve, recommend, or otherwise support or endorse any Parent Acquisition Proposal, or (iii) cause Parent to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement (each a "Parent Acquisition Agreement") with respect to any Parent Acquisition Proposal. Nothing contained in this Section 6.3 shall prohibit Parent from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or 14e-2 promulgated under the Exchange Act or from making any disclosure to Parent's stockholders if, in the good faith judgment of the Board of Directors of Parent, in consultation with outside counsel, such disclosure is necessary for the Board of Directors to comply with its fiduciary duties under applicable law; PROVIDED, HOWEVER, that, subject to Section 6.3(b)(i), neither Parent nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend or propose publicly to approve or recommend, a Parent Acquisition Proposal.

        (c) In addition to the obligations of Parent set forth in paragraphs
    (a) and (b) of this Section 6.3, Parent will promptly (and in any event within twenty-four (24) hours) advise the Company, orally and in writing, if any Parent Acquisition Proposal is made or proposed to be made or any information or access to properties, books or records of Parent is requested in connection with a Parent Acquisition Proposal, the principal terms and conditions of any such Parent Acquisition Proposal or potential

    Parent Acquisition Proposal or inquiry (and will disclose any written materials received by Parent in connection with such Parent Acquisition Proposal, potential Parent Acquisition Proposal or inquiry) and the identity of the party making such Parent Acquisition Proposal, potential Parent Acquisition Proposal or inquiry. Parent will keep the Company advised of the status and details (including amendments and proposed amendments) of any such request or Parent Acquisition Proposal.

    6.4 MEETING OF STOCKHOLDERS. Parent, on the one hand, and the Company on the other, shall each take all action necessary in accordance with applicable law and its Certificate of Incorporation and By-Laws to convene a meeting of its stockholders (the "Stockholder Meetings") as promptly as practicable to consider and vote upon the approval of the Merger and the issuance of the Parent Shares, as the case may be. Subject to the fiduciary duties of each Party's Board of Directors under applicable law in consultation with independent legal counsel (who may be the Party's regularly engaged independent legal counsel), the Board of Directors of Parent, on the one hand, and the Company, on the other, shall recommend and each shall declare advisable such approval (the requisite approval by stockholders of the Company as well as by stockholders of Parent is hereinafter referred to collectively as the "Requisite Stockholder Approval"); provided, however, that the Board of Directors of Parent and the Board of Directors of the Company shall submit this Agreement to the stockholders of Parent and the Company, as the case may be, whether or not the Board of Directors of Parent or the Board of Directors of the Company, as the case may be, at any time subsequent to the date hereof determines that this Agreement is no longer advisable or recommends that the stockholders of Parent or the Company, as the case may be, reject it. Unless the Board of Directors of Parent or the Board of Directors of the Company, as the case may be, has withdrawn its recommendation of this Agreement in compliance herewith, each of Parent and the Company shall use reasonable efforts to solicit from its stockholders proxies in favor of the approval and adoption of this Agreement and the Merger and to secure the vote or consent of stockholders required by the DGCL and its respective Certificate of Incorporation and Bylaws to approve and adopt this Agreement and the Merger and the issuance of Parent Shares, as the case may be.

    6.5 REGISTRATION STATEMENT. Parent will, as promptly as practicable, prepare and file with the SEC a registration statement on Form S-4 (the "S-4 Registration Statement"), containing a proxy statement/ prospectus and a form of proxy, in connection with the registration under the Securities Act of the Parent Shares issuable upon conversion of the Shares and the other transactions contemplated hereby. The Company and Parent will, as promptly as practicable, prepare and file with the SEC a proxy statement that will be the same proxy statement/prospectus contained in the S-4 Registration Statement and a form of proxy, in connection with the vote of the Company's and Parent's stockholders with respect to the Merger and the issuance of the Parent Shares (such proxy statement/prospectus, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's and Parent's stockholders, is herein called the "Joint Proxy Statement"). The Company and Parent will, and will cause their accountants and lawyers to, use their reasonable efforts to have or cause the S-4 Registration Statement declared effective as promptly as practicable, including, without limitation, causing their accountants to deliver necessary or required instruments such as opinions, consents and certificates, and will take any other action required or necessary to be taken under federal or state securities laws or otherwise in connection with the registration process, it being understood and agreed that Katten
Muchin & Zavis, counsel to Parent, and Wilson Sonsini Goodrich & Rosati, P.C., counsel to the Company, will each render the tax opinions referred to in Section 7.1(g) and 7.1(h), respectively, on (i) the date the preliminary Joint Proxy Statement is filed with the SEC and (ii) the date the S-4 Registration Statement is filed with the SEC. The Company and Parent will each use their reasonable efforts to cause the Joint Proxy Statement to be mailed to their respective stockholders at the earliest practicable date and will coordinate and cooperate with one another with respect to the timing of the Stockholder Meetings and the Company and Parent shall each use their commercially reasonable efforts to hold such Stockholder Meetings as soon as practicable after the date hereof. Parent shall also take any action required to be taken under state blue sky or other securities laws in connection with the issuance of Parent Shares in the Merger.

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
    6.6 REASONABLE EFFORTS. The Parties shall: (i) promptly make their respective filings and thereafter make any other required submissions under all applicable laws with respect to the Merger and the other transactions contemplated hereby; and (ii) use their reasonable efforts to promptly take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement as soon as practicable.

    6.7 ACCESS TO INFORMATION. Upon reasonable notice, Parent, on the one hand, and the Company, on the other, shall (and shall cause each of their subsidiaries to) afford to officers, employees, counsel, accountants and other authorized representatives of the other such party (the "Authorized Representatives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to their properties, assets, books and records and, during such period, shall (and shall cause each of their subsidiaries to) furnish promptly to such Authorized Representatives all information concerning their business, properties, assets and personnel as may reasonably be requested for purposes of appropriate and necessary due diligence, provided that no investigation pursuant to this Section 6.7 shall affect or be deemed to modify any of the representations or warranties made by the Parties. The Parties each agree to treat (and cause their Authorized Representatives to treat) any and all information provided pursuant to this Section 6.7 in strict compliance with the terms of that certain Confidentiality Agreement, entered by and between the Company and Parent, dated November 18, 1999 (the "Confidentiality Agreement").

    6.8 PUBLICITY. The Parties agree that they will consult with each other concerning any proposed press release or public announcement pertaining to the Merger in order to agree upon the text of any such press release or the making of such public announcement, which agreement shall not be unreasonably withheld, except as may be required by applicable law or by obligations pursuant to any listing agreement with an national securities exchange or national automated quotation system, in which case the party proposing to issue such press release or make such public announcement shall use reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement. Notwithstanding the foregoing, in the event the Board of Directors of Parent or the Company withdraws its recommendation of this Agreement in compliance herewith, neither party will be required to consult with or obtain the agreement of the other in connection with any press release or public announcement.

    6.9  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        (a) From and after the Effective Time, Parent shall, and in addition shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers and directors of the Company and any of their subsidiaries against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the full extent (not otherwise covered by insurance) permitted or required under applicable law (and shall also advance expenses as incurred to the fullest extent permitted under applicable law, PROVIDED that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); PROVIDED, HOWEVER, the indemnification provided hereunder by Parent shall not be greater than the greater of (x) the indemnification actually provided pursuant to the Company's Certificate of Incorporation and By-Laws, as in effect as of the date hereof or (y) the indemnification actually provided by the Company as of the date hereof. Parent agrees that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the present or former directors, officers, employees, fiduciaries and agents of the Company, Parent or any of their subsidiaries (collectively, the "Indemnified Parties") as provided in, as the case may be, the Company's Certificate of Incorporation or By-Laws or pursuant to other agreements, or articles or certificates of incorporation or by-laws or similar documents of any of the Company's or Parent's subsidiaries, as in effect as of the date hereof, with respect to matters occurring through the Effective Time, shall survive the Merger.

        (b) Parent shall cause to be maintained in effect for not less than six
    (6) years the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company, Parent and their subsidiaries with respect to matters occurring prior to the Effective Time to the extent required to cover the types of actions and omissions currently covered by such policies; PROVIDED, HOWEVER, that
    (i) Parent may substitute therefor policies of substantially the same coverage containing terms and conditions which are not less advantageous, in any material respect, to the Indemnified Parties and (ii) Parent shall not be required to pay an annual premium for such insurance in excess of two hundred percent (200%) of current aggregate policies but in such case shall purchase as much coverage as possible for such amount.

        (c) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated by this Agreement is commenced, whether before or after the Closing, the parties hereto agree to cooperate and use their respective commercially reasonable efforts to vigorously defend against and respond thereto.

        (d) This Section 6.9 is intended to benefit the Indemnified Parties and shall be binding on all successors and assigns of the Parties.

    6.10 AFFILIATES OF THE COMPANY AND PARENT. The Company has identified to Parent each "affiliate" of the Company for purposes of Rule 145 promulgated under the Securities Act (each, a "Company Affiliate") and the Company will use its reasonable efforts to obtain as promptly as practicable from each Company Affiliate written agreements in the form attached hereto as EXHIBIT C (the "Company Affiliate Letter") that such Company Affiliate will not sell, pledge, transfer or otherwise dispose of any Parent Shares issued to such Company Affiliate pursuant to the Merger, except in compliance with Rule 145 promulgated under the Securities Act or an exemption from the registration requirements of the Securities Act.

    6.11 MAINTENANCE OF INSURANCE. Between the date hereof and through the Effective Time each of the Company and Parent will maintain in full force and effect all of their and their subsidiaries presently existing policies of insurance or insurance comparable to the coverage afforded by such policies.

    6.12 REPRESENTATIONS AND WARRANTIES. Each of the Company and Parent shall give prompt notice to the other of any circumstances that would cause any of their respective representations and warranties set forth in Section 5.1 or 5.2, as the case may be, not to be true and correct in all material respects at and as of the Effective Time.

    6.13 FILINGS; OTHER ACTION. Subject to the terms and conditions herein provided, the Parties shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act, the Securities Act and the Exchange Act with respect to the Merger; (b) cooperate in the preparation of such filings or submissions under the HSR Act; and (c) use reasonable efforts promptly to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as soon as practicable.

    6.14 TAX-FREE REORGANIZATION TREATMENT. Prior to the Effective Time, the Parties shall use their best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368 of the Code and to obtain the opinion of their respective counsels contemplated by Section 7.1 and shall not knowingly take or fail to take any action which action or failure to act would jeopardize the qualification of the Merger as a reorganization within Section 368 of the Code.

    6.15  COMPANY OPTIONS; COMPANY ESPPS.

        (a) After the Effective Time, except as provided above, each Substitute Option shall be subject to the same terms and conditions as were applicable under the related Company Option immediately prior to the Effective Time. The Company agrees that it will not grant any stock appreciation rights or limited stock appreciation rights and will not permit cash payments to holders of Company Options in lieu of the substitution therefor of Substitute Options, as described herein. As soon as practicable after the Effective Time, Parent shall deliver to each holder of a Company Option an appropriate notice setting forth such holder's right to acquire Parent Shares and Company Option agreements of such holder shall be deemed to be appropriately amended so that such Company Options shall represent rights to acquire Parent Shares on substantially the same terms and conditions as contained in the outstanding Company Options.

        (b) From and after the date hereof, the Company (i) shall not commence any "offering periods" or "purchase periods" under its 1997 Employee Stock Purchase Plan or the CKS Group, Inc. Employee Stock Purchase Plan (collectively, the "Company ESPPs") and shall apply all amounts deducted and withheld thereunder to purchase shares of the Company in accordance with the provisions thereof, (ii) shall not grant any bonuses under its Acquisition Stock Bonus Plan, and (iii) shall terminate the Company ESPPs or the Acquisition Stock Purchase Plan and the Acquisition Stock Purchase Plan as of the Effective Time. Parent shall have no obligation or duty in respect of the Company ESPPs or the Acquisition Stock Purchase Plan or the rights granted thereunder.

        (c) Parent shall file and use commercially reasonable efforts to cause there to be effective within one week of the Effective Time a registration statement on Form S-8 (or any successor form) or other appropriate forms, with respect to Parent Shares subject to such Company Options and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Company Options remain outstanding.

    6.16 STOCKHOLDERS AGREEMENTS. Concurrently with the execution and delivery of this Agreement, each of the Voting Stockholders has executed and delivered each Stockholders Agreement, as applicable.

    6.17 BOARD COMPOSITION. The Board of Directors of Parent will take all actions within its power to cause the Board of Directors of Parent, effective upon the Effective Time, to consist of nine (9) Persons, four (4) of whom shall have served on the Board of Directors of Parent ("Parent Directors") immediately prior to the Effective Time (including the Chief Executive Officer of Parent as of the date of this Agreement), and four (4) of whom shall have served on the Board of Directors of the Company ("Company Directors") immediately prior to the Effective Time (including the Chief Executive Officer of the Company as of the date of this Agreement), and the "New Director." The "New Director" shall be a person who is not a current director or employee of Parent or the Company, and shall be selected by the Chief Executive Officer of Parent, with the consent of the Chief Executive Officer of the Company, which consent cannot be unreasonably withheld or delayed. The first class of directors, with a term expiring at Parent's 2000 annual meeting of stockholders, (and such persons shall be nominated for election at such meeting for a term expiring at Parent's 2003 annual meeting) shall include one (1) Parent Director and one (1) Company Director. The second class of directors, with a term expiring at Parent's 2001 annual meeting of stockholders, shall include two (2) Parent Directors and two
(2) Company Directors, one of whom shall be Robert Shaw. The third class of directors, with a term expiring at Parent's 2002 annual meeting of stockholders, shall include one (1) Parent Director, one (1) Company Director and the New Director. If, prior to the Effective Time, any of the Parent or the Company designees shall decline or be unable to serve as a director of Parent, the Company (if such Person was designated by the Company) or Parent (if such Person was designated by Parent) shall designate another Person to serve in such Person's stead, which Person shall be reasonably acceptable to the other party.

    6.18 OFFICERS OF COMBINED COMPANY. Robert Shaw shall be elected non-executive Chairman of Parent effective as of the Effective Time, and Robert
F. Bernard shall remain the Chief Executive Officer, with the additional title of President, of Parent (reporting directly to the Board of Directors as a whole). At the Effective Time, the Chief Operating Officer Robert Clarkson, the Chief Creative Officer Thomas Suiter, the Chief Strategist & Information Officer Ian Small, and the Chief People Officer Richard Evans, of the Company, as of the date of this Agreement will be offered positions as the Chief Operating Officer, the Chief Creative Officer, the Chief Strategist Officer and the Chief People Officer of Parent, respectively. The Chief Executive Officer, Chief Financial Officer and Executive Vice President of Corporate Development of Parent shall remain in such positions after the Effective Time.

    6.19 CHANGE OF NAME. Subject to the terms hereof, at Parent's Stockholders' Meeting, Parent shall propose and recommend that its Certificate of Incorporation be amended at the Effective Time to change its name to a new name to be agreed upon by Parent and the Company.

    6.20 CONTEMPLATED TERMINATION OF 401(K) PLAN(S). Parent and its Plan Affiliates and Company and its Plan Affiliates each agree to evaluate whether the termination of any of their 401(k) plans is reasonable in light of the Merger contemplated herein. To the extent that Parent and Company agree to terminate one (1) or more 401(k) plans prior to the Effective Time, the sponsor of such plan will take any and all actions required under the circumstances to effectuate such termination prior to the Effective Time including, without limitation, resolutions of that entity's Board of Directors (the form and substance of which resolutions shall be subject to review and approval by the other entity).

    6.21  CREDITING SERVICE AND PROVIDING OTHER BENEFITS.  Parent shall either
(i) adopt and maintain any or all employee welfare benefit plan, as defined in
Section 3(1) of ERISA and as specified in Section 5.2(m) of the Company Disclosure Schedule (the "Scheduled Welfare Plans"), and, accordingly, shall thereby continue in full force and effect each Scheduled Welfare Plan subject to the terms and conditions thereof, to the extent such Scheduled Welfare Plan is offered as of the Effective Time to each eligible employee of the Company and its participating Affiliates, his or her dependents and each Qualified Beneficiary (as such term is defined in COBRA); or (ii) provide all eligible employees of the Company and their dependents and all Qualified Beneficiaries (as such term is defined in COBRA) with coverage under one or more of Parent's employee welfare benefit plans (as defined in Section 3(1) of ERISA) that corresponds to a Scheduled Welfare Plan which meets all of the following requirements as of the Effective Time (the "Successor Welfare Plan"): (A) the coverage is as favorable as that provided to Parent employees in similar circumstances, (B) service with the Company or its Affiliates prior to the Effective Time shall be credited against all service and waiting period requirements under the Successor Welfare Plan(s), (C) Parent shall make its commercially reasonable best efforts to have the Successor Welfare Plan(s) not provide any pre-existing condition exclusion(s) to persons who were not excluded under the Company Scheduled Plans, and (D) the deductibles and co-payments in effect under the Successor Welfare Plan(s) shall be reduced by any deductibles and/or co-payments, respectively, paid by such individuals under the corresponding Scheduled Welfare Plan for the plan year in which the Effective Time occurs. In addition, service with the Company shall be recognized for all purposes under Parent's compensation and benefit plans, programs, policies and arrangements, except where crediting such service would result in a duplication of benefits or is not legally permissible. Without limiting the generality of the foregoing, Parent shall honor all vacation, personal and sick days accrued by Continuing Employees under the Company's plans, policies, programs and arrangements immediately prior to the Effective Time to the same extent required to be honored under the Company's plan, programs, policies and arrangements in effect on the date hereof.

    6.22 EARN-OUT SHARES. The Company shall use its reasonable efforts to amend all acquisition agreements to which it or one of its subsidiaries is a party and that provide for the future issuance of Company Shares or shares of capital stock of a subsidiary ("Subsidiary Shares") as deferred consideration, purchase price adjustment or otherwise, to allow for the issuance of Parent Shares in lieu of Company Shares or Subsidiary Shares in an amount equal to, (i) with respect to the Company Shares, the number of Company Shares otherwise issuable, multiplied by the Exchange Ratio, and (ii) with respect to the

Subsidiary Shares, the number of Subsidiary Shares otherwise issuable, multiplied by a factor that appropriately reflects the exchange ratio or other valuation factor used in the acquisition of the respective subsidiary by the Company.

    6.23  EXEMPTION FROM LIABILITY UNDER SECTION 16(B).

        (a) Provided that the Company delivers to Parent the Section 16 Information with respect to the Company prior to the Effective Time, the Board of Directors of Parent, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by the Company Insiders of Parent Shares in exchange for Company Shares, and of options to purchase Parent Shares in exchange for shares of Company Shares, and of options to purchase Parent Shares upon assumption and conversion by Parent of options to purchase Company Shares, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act.

        (b) "Section 16 Information" shall mean information accurate in all respects regarding the Company Insiders, the number of Company Shares or other Company equity securities deemed to be beneficially owned by each Company Insider and expected to be exchanged for Parent Shares in connection with the Merger.

        (c) "Company Insiders" shall mean those officers and directors of Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act who are listed in Section 16 Information.

                                  ARTICLE VII
                                   CONDITIONS

    7.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each Party to consummate the Merger are subject to the satisfaction or waiver by each of the Parties of the following conditions:

        (a) this Agreement and the Merger shall have received the Requisite Stockholder Approvals;

        (b) the S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect;

        (c) no judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or making the Merger illegal (collectively, "Restraints") shall be in effect, and there shall not be pending any suit, action or proceeding by any Governmental Entity preventing the consummation of the Merger; PROVIDED, HOWEVER, that each of the parties shall have used reasonable efforts to prevent the entry of such Restraints and to appeal as promptly as possible any such Restraints that may be entered;

        (d) the waiting period(s) under the HSR Act and all applicable material foreign merger laws, if any, shall have expired; and each of Parent and the Company shall have received a written opinion from its respective tax counsel (Katten Muchin & Zavis and Wilson Sonsini Goodrich & Rosati, Professional Corporation, respectively), in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn; PROVIDED, HOWEVER, that if the counsel to either Parent or the Company does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

    7.2 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Merger are subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

        (a) the representations and warranties of Parent set forth in Section
    5.1 that are qualified as to materiality or Material Adverse Effect, or in Sections 5.1(a), (b) or (d) shall be true and correct (provided, however, that with respect to the representations and warranties contained in Section 5.1(b), an understatement in Section 5.1(b) of the number of Parent Shares outstanding or of the number of Parent Shares issuable under outstanding options, warrants or other commitments shall not render such representations and warranties untrue or incorrect unless the difference between (x) the actual number of Parent Shares outstanding or the actual number of Parent Shares issuable under outstanding options, warrants or other commitments, and (y) the number of Parent Shares outstanding or the number of Parent Shares issuable under outstanding options, warrants or other commitments set forth in Section 5.1(b) is equal to or greater than one-half percent (0.5%) of the number set forth in Section 5.1(b)), and those that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and as of the Effective Time with the same force and effect as if made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), in each case except as permitted or contemplated by this Agreement (it being understood that for purposes of determining the accuracy of such representations and warranties (i) any update or modification to the Parent's Disclosure Schedule made or purported to have been made without the Company's written consent thereto shall be disregarded, (ii) any inaccuracy that results from a Material Adverse Effect Exception shall be disregarded, and (iii) with respect to representations and warranties as if made as of the Effective Time, (x) all qualifications as to materiality or Material Adverse Effect shall be disregarded, and (y) any inaccuracies in such representations and warranties (as so modified) shall be disregarded, if the inaccuracies (considered collectively) do not constitute and are not reasonably expected to result in a Material Adverse Effect on Parent).

        (b) Parent and its subsidiaries shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

        (c) Parent shall have delivered to the Company a certificate of its Chief Executive Officer and Chief Financial Officer to the effect that each of the conditions specified in Section 7.1 (as it relates to Parent) and clauses (a), (b) and (d) of this Section 7.2 is satisfied in all respects;

        (d) from the date of this Agreement to the Effective Time, there shall not have been any event or development which has resulted in a Material Adverse Effect (other then any Material Adverse Effect Exception) on Parent nor shall there have occurred any event or development which could reasonably be likely to result in the future in a Material Adverse Effect on Parent (other than any Material Adverse Effect Exception);

        (e) the Parent Shares to be issued in the Merger to the stockholders of the Company shall have been approved for listing on the NNM.

    7.3 CONDITIONS TO THE OBLIGATIONS OF PARENT. The obligation of Parent to consummate the Merger is subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by Parent to the extent permitted by applicable law:

        (a) the representations and warranties of the Company set forth in
    Section 5.2 that are qualified as to materiality or Material Adverse Effect, or in Sections 5.2(a), (b) or (d) shall be true and correct

    (provided, however, that with respect to the representations and warranties contained in Section 5.2(b) an understatement in Section 5.2(b) of the number of Company Shares outstanding or of the number of Company Shares issuable under outstanding options, warrants or commitments shall not render such representations and warranties untrue or incorrect unless the difference between (x) the actual number of Company Shares outstanding or the actual number of Company Shares issuable under outstanding options, warrants or other commitments, and (y) the number of Company Shares outstanding or the number of Company Shares issuable under outstanding options, warrants or other commitments set forth in Section 5.2(b) is equal to or greater than one-half percent (0.5%) of the number set forth in
    Section 5.2(b)), and those that are no so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and as of the Effective Time with the same force and effect as if made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), in each case except as permitted or contemplated by this Agreement (it being understood that for purposes of determining the accuracy of such representations or warranties
    (i) any update or modifications to the Company's Disclosure Schedule made or purported to have been made without Parent's written consent thereto shall be disregarded, (ii) any inaccuracy that results from a Material Adverse Effect Exception shall be disregarded and (iii) with respect to representations and warranties as if made as of the Effective Time, (x) all qualifications as to materiality or Material Adverse Effect shall be disregarded, and (y) any inaccuracies in such representations and warranties (as so modified) shall be disregarded, if the inaccuracies (considered collectively) do not constitute and are not reasonably expected to result in a Material Adverse Effect on the Company).

        (b) the Company and its subsidiaries shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

        (c) the Company shall have delivered to Parent a certificate of its Chief Executive Officer and Chief Financial Officer to the effect that each of the conditions specified in Section 7.1 and clauses (a), (b) and (d) of this Section 7.3 is satisfied in all respects; and

        (d) from the date of this Agreement to the Effective Time, there shall not have been any event or development which results in a Material Adverse Effect (other than any Material Adverse Effect Exception) on the Company.

                                  ARTICLE VIII
                                  TERMINATION

    8.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after gaining Requisite Stockholder Approval, by the mutual written consent of the Company and Parent.

    8.2 TERMINATION BY EITHER THE COMPANY OR PARENT. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either the Company or Parent if:

        (a) the Merger shall not have been consummated by May 31, 2000 (the "Outside Date"); PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 8.2(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

        (b) if any Restraint shall be in effect and shall have become final and nonappealable; or

       (c) (i) at the Company's duly held Stockholders' Meeting (including any adjournments thereof), the Requisite Stockholder Approval of the Company's stockholders shall not have been obtained;

       provided, however, that the right to terminate this Agreement under this
       Section 8.2(c)(i) shall not be available to any party which has not complied with its obligations under Sections 6.2 or 6.3, as applicable, and 6.4, or

           (ii) at Parent's duly held Stockholders' Meeting (including any adjournments thereof), the Requisite Stockholder Approval of Parent's stockholders shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 8.2(c)(ii) shall not be available to any party which has not complied with its obligations under Sections 6.2 or 6.3, as applicable, and 6.4.

    8.3 TERMINATION BY THE COMPANY. This Agreement may be terminated upon written notice to Parent and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of the Company Shares, by action of the Board of Directors of the Company, if:

        (a) Parent shall have breached or failed to perform any of the representations, warranties, covenants or other agreements contained in this Agreement, or if any representation or warranty shall have become untrue, in either case such that (i) the condition set forth in Section 7.2(a) or (b), would not be satisfied as of the time of such breach or as of such time as such representation or warranty shall have become untrue and (ii) such breach or failure to be true has not been or is incapable of being cured within twenty (20) business days following receipt by Parent of notice of such failure to comply; or

        (b) (i) the Board of Directors of Parent or any committee thereof shall have withdrawn or modified in a manner adverse to the Company its recommendation of approval of the Agreement and the issuance of Parent Shares pursuant to the Merger, (ii) Parent shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of Parent in favor of approval of the Agreement and the issuance of Parent Shares pursuant to the Merger, (iii) in connection with a Rule 14d-9 disclosure, the Board of Directors of Parent shall have taken any action other than a rejection of the Rule 14d-9 proposal, (iv) the Board of Directors of Parent or any committee thereof shall have recommended any Parent Acquisition Proposal, (v) Parent or any of its officers or directors shall have entered into discussions or negotiations in violation of Section 6.3, (vi) the Board of Directors of Parent or any committee thereof shall have resolved to do any of the foregoing or (vii) any Parent Acquisition Proposal is consummated.

    8.4 TERMINATION BY PARENT. This Agreement may be terminated upon written notice to the Company and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Parent Shares, by action of the Board of Directors of Parent, if:

        (a) the Company shall have breached or failed to perform any of the representations, warranties, covenants or other agreements contained in this Agreement, or if any representation or warranty shall have become untrue, in either case such that (i) the condition set forth in Section 7.3(a) or (b), would not be satisfied as of the time of such breach or as of such time as such representation or warranty shall have become untrue and (ii) such breach or failure to be true has not been or is incapable of being cured within twenty (20) business days following receipt by the breaching party of notice of such failure to comply; or

        (b) (i) the Board of Directors of the Company or any committee thereof, shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of the Merger or this Agreement, (ii) the Company shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of the Company in favor of approval to the Merger and this Agreement, (iii) in connection with a Rule 14d-9 disclosure, the Board of Directors of the Company shall have taken any action other than a rejection of a Rule 14d-9 proposal, (iv) the Board of Directors of the Company or any committee thereof shall have recommended any Company Acquisition Proposal, (v) the Company or any of its officers or directors shall have entered into discussions or negotiations in violation of Section 6.2, (vi) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing or
    (vii) any Company Acquisition Proposal is consummated.

    8.5  EFFECT OF TERMINATION; TERMINATION FEE.

        (a) Except as set forth in this Section 8.5, in the event of termination of this Agreement by either Parent or the Company as provided in this
    Article VIII, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Parties or their respective affiliates, officers, directors or stockholders except (x) with respect to the treatment of confidential information pursuant to Section 6.6, the payment of expenses pursuant to Section 9.1, and Article IX generally, (y) to the extent that such termination results from the willful breach of a Party of any of its representations or warranties, or any of its covenants or agreements or (z) intentional or knowing misrepresentation in connection with this Agreement or the transactions contemplated hereby.

        (b) In the event that (i) a Company Acquisition Proposal or the intention to make a Company Acquisition Proposal shall have been made directly to the stockholders of the Company generally or otherwise publicly announced by the Company or the Person making such Company Acquisition Proposal, AND such Company Acquisition Proposal or intention is not irrevocably and publicly withdrawn prior to the vote of the Company stockholders at the Company's duly held Stockholders' Meeting, AND thereafter this Agreement is terminated by either the Company or Parent pursuant to Section 8.2(a) [Drop dead date] due to the Company's Stockholders' Meeting not occurring as a result of such Company Acquisition Proposal or (c)(i) [Company stockholder disapproval], or (ii) this Agreement is terminated by Parent pursuant to Section 8.4(b) [Company Board withdraws recommendation], then the Company shall promptly, but in no event later than the date of such termination, pay Parent a fee equal to $150 million (the "Termination Fee"), payable by wire transfer of same day funds; PROVIDED, HOWEVER, that no Termination Fee shall be payable to Parent pursuant to clause (i) of this paragraph (b) unless and until within twelve (12) months of such termination the Company or any of its subsidiaries enters into any Company Acquisition Agreement with respect to, or consummates, any Company Acquisition Proposal (for the purposes of the foregoing proviso the term "Company Acquisition Proposal" shall have the meaning assigned to such term in Section 6.2 except that references to 35% in the definition of "Company Acquisition Proposal" in Section 6.2 as they relate to net revenues, net income, voting power or assets of Company shall be deemed to be references to "50%"), in which event the Termination Fee shall be payable upon the first to occur of such events; PROVIDED FURTHER, if the Company consummates a Company Acquisition Proposal during the twelve (12) month period subsequent to such termination contemplated by clause (i) of this paragraph
    (b) with the same person or an affiliate of the person that made and withdrew a Company Acquisition Proposal prior to such termination, the Company shall pay Parent the Termination Fee at the time contemplated by the preceding proviso. The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement, and accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fee set forth in this Section 8.5(b), the Company shall pay to Parent its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

        (c) In the event that (i) a Parent Acquisition Proposal or the intention to make a Parent Acquisition Proposal shall have been made directly to the stockholders of Parent generally or otherwise publicly announced by Parent or the Person making such Parent Acquisition Proposal, AND such Parent Acquisition Proposal or intention is not irrevocably and publicly withdrawn prior to the vote of Parent stockholders at the duly held Stockholders' Meeting, AND thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(a) due to the Parent's Stockholders' Meeting not occurring as a result of such Parent Acquisition Proposal or (c)(ii) [Parent stockholder disapproval], or
    (ii) this Agreement is terminated by the Company pursuant to Section
    8.3(b) [Parent Directors withdraw recommendation], then Parent shall promptly, but in no event later than the date of such termination, pay the Company the Termination Fee, payable by wire transfer of same day funds; PROVIDED, HOWEVER, that no Termination Fee shall be payable to the Company pursuant to clause (i) of this paragraph (c) unless and until within twelve
    (12) months of such termination Parent or any of its subsidiaries enters into any Parent Acquisition Agreement with respect to, or consummates, any Parent Acquisition Proposal (for the purposes of the foregoing proviso the term "Parent Acquisition Proposal" shall have the meaning assigned to such term in Section 6.3 except that references to 35% in the definition of "Parent Acquisition Proposal" in Section 6.3 as they relate to net revenues, net income, voting power or assets of Parent, shall be deemed to be references to "50%"), in which event the Termination Fee shall be payable upon the first to occur of such events; PROVIDED FURTHER, that if the Parent consummates a Parent Acquisition Proposal during the twelve (12) month period subsequent to such termination contemplated by clause (i) of this paragraph (c) with the same person or an affiliate of such person that made and withdrew a Parent Acquisition Proposal prior to such termination, Parent shall pay the Company the Termination Fee at the time contemplated by the preceding proviso. Parent acknowledges that the agreements contained in this
    Section 8.5(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement; accordingly, if Parent fails promptly to pay the amount due pursuant to this Section 8.5(c), and, in order to obtain such payment, the Company commences a suit which results in a judgment against Parent for the fee set forth in this Section 8.5(c), Parent shall pay to the Company its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

        (d) If this Agreement is terminated under circumstances in which a party is entitled to receive the Termination Fee, the payment of such Termination Fee shall be the sole and exclusive remedy available to such party, except in the event of (x) a willful breach by the other party of any provision of this Agreement in any material respect, or (y) the intentional or knowing misrepresentation in connection with this Agreement or the transactions contemplated hereby, in which event the non-breaching Party shall have all rights, powers and remedies against the breaching Party which may be available at law or in equity. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such right, power or remedy by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party.

                                   ARTICLE IX
                           MISCELLANEOUS AND GENERAL

    9.1 PAYMENT OF EXPENSES. Whether or not the Merger shall be consummated, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, provided that the Surviving Corporation shall pay any and all property or transfer taxes imposed on the Surviving Corporation. The filing fee and the cost of printing the S-4 Registration Statement and the Joint Proxy Statement and the filing fee for the required filing under the HSR Act shall be borne equally by the Company and Parent.

    9.2 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement, except to the extent a willful breach of such representation or intentional or knowing misrepresentation formed the basis for such termination. This Section 9.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

    9.3 MODIFICATION OR AMENDMENT. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties hereto, by resolution of their respective Board of Directors, may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after approval of the Merger by the Requisite Stockholder Approval is obtained, no amendment which requires further stockholder approval shall be made without such approval of stockholders.

    9.4 WAIVER OF CONDITIONS. The conditions to each of the Parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

    9.5 COUNTERPARTS. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

    9.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

    9.7 NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the other Parties shall be deemed delivered upon actual receipt and shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, reputable overnight courier, or by facsimile transmission (with a confirming copy sent by reputable overnight courier), as follows:

        (a) if to Parent or Merger Sub, to:

            Whittman-Hart, Inc.

            311 South Wacker Drive

            Suite 3500

            Chicago, Illinois 60606-6618

            Attention: Chief Executive Officer

            Facsimile: (312) 913-3020

            with a copy to:

            Katten Muchin & Zavis

            525 West Monroe Street

            Suite 1600

            Chicago, Illinois 60661-3693

            Attention: Matthew S. Brown, Esq.

            Facsimile: (312) 902-1061

        (b) if to the Company, to:

            USWeb Corporation

            410 Townsend Street

            San Francisco, CA 94107

            Attention: Chief Executive Officer

            Facsimile: (415) 369-6713

            with a copy to:

            Wilson Sonsini Goodrich & Rosati, P.C.

            650 Page Mill Road

            Palo Alto, California 94304

            Attention: Mark E. Bonham, Esq.

                      Steve L. Camahort, Esq.

            Facsimile: (650) 493-6811
or to such other Persons or addresses as may be designated in writing by the party to receive such notice.

    9.8 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement, including the Disclosure Schedule and Confidentiality Agreement, (i) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof, and
(ii) shall not be assigned by operation of law or otherwise.

    9.9 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, other than the right to receive the consideration payable in the Merger pursuant to Article IV hereof, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that (a) the provisions of Section 6.9 shall inure to the benefit of and be enforceable by the Indemnified Parties; and (b) the provisions of Section 6.19 and 6.20 shall inure to the benefit of and be enforceable by the officers and directors of the Company and Parent referenced herein.

    9.10  CERTAIN DEFINITIONS.  As used herein:

        (a) "ERISA" means the Employment Retirement Income Security Act of 1974, as amended.

        (b) "Governmental Entity" means the United States or any state, local or foreign government, or instrumentality, division, subdivision, agency, department or authority of any thereof.

        (c) "knowledge" with respect to a party hereto shall mean the actual knowledge of any of the executive officers of such party.

        (d) "Malfunction" means the failure to: (i) accurately recognize dates falling before, on or after the year 2000; (ii) accurately record, store, retrieve and process data input and date information; (iii) function in a manner which does not create any ambiguity as to century; and
    (iv) accurately manage and manipulate single century and multi-century formulae, including leap year calculations.

        (e) "Material Adverse Effect" shall mean any adverse change in the business, operations, liabilities (contingent or otherwise), results of operations or financial performance, or condition of Parent or any of its subsidiaries or the Company or any of its subsidiaries, as the case may be, which is material to Parent and its subsidiaries, taken as a whole, or the Company and its subsidiaries, taken as a whole, as the case may be.

        (f) "Material Adverse Effect Exception" means (i) a change in the market price or trading volume of either the Parent Shares or the Company Shares between the date hereof and the Effective Time, in and of itself, and not otherwise attributable to or resulting from any other effects, changes, events, circumstances or conditions which by itself would constitute a Material Adverse Effect (ii) effects, changes, events, circumstances and conditions generally affecting the industry in which either Parent and its subsidiaries or the Company and its subsidiaries operate or from changes in general business or economic conditions in the region, nation or world, or
    (iii) any effects, changes, events, circumstances or conditions resulting from (A) compliance by Parent or the Company with the terms of, or the taking of any action expressly required by, this Agreement, or (B) the pendency or announcement of this Agreement, or the transactions contemplated hereby, including changes or effects resulting from employee attrition or a delay of, reduction in or a cancellation or change in the terms of customer engagements or relationships with alliance partners or other third parties, each to the extent attributable to the pendency or announcement of this Agreement or the transactions contemplated hereby.

        (g) "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, entity or Governmental Entity.

        (h) "Significant Tax Agreement" is any agreement to which any Party or any subsidiary of any Party is a party under which such Party or such subsidiary could reasonably be expected to be liable to another party under such agreement in an amount in excess of $25,000 in respect of Taxes payable by such other party to any taxing authority.

        (i) "Software" means all computer software and subsequent versions thereof, including but not limited to, source code, object code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons, and all files, data, materials manuals, design notes and other items and documentation related thereto or associated therewith.

        (j) "Subsidiary" shall mean, when used with reference to any entity, any entity fifty percent (50%) or more of the outstanding voting securities or interests of which are owned directly or indirectly by such former entity.

        (k) "Tax" or "Taxes" refers to any and all federal, state, local and foreign, taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and including any liability for taxes of a predecessor entity.

    9.11 OBLIGATION OF THE COMPANY. Whenever this Agreement requires the Surviving Corporation or Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such party to take such action.

    9.12 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

    9.13 SPECIFIC PERFORMANCE. The parties hereto acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

    9.14 RECOVERY OF ATTORNEY'S FEES. In the event of any litigation between the parties relating to this Agreement, the prevailing party shall be entitled to recover its reasonable attorney's fees and costs (including court costs) from the non-prevailing party, provided that if both parties prevail in part, the reasonable attorney's fees and costs shall be awarded by the court in such manner as it deems equitable to reflect the relative amounts and merits of the parties' claims.

    9.15 CAPTIONS. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

    IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties hereto and shall be effective as of the date first hereinabove written.

                                                       WHITTMAN-HART, INC.

                                                       By:            /s/ ROBERT F. BERNARD
                                                            -----------------------------------------
                                                                        Robert F. Bernard
                                                                          CHAIRMAN & CEO

                                                       UNIWHALE, INC.

                                                       By:            /s/ ROBERT F. BERNARD
                                                            -----------------------------------------
                                                                        Robert F. Bernard
                                                                            PRESIDENT

                                                       USWEB CORPORATION

                                                       By:               /s/ CAROLYN AVER
                                                            -----------------------------------------
                                                                           Carolyn Aver
                                                                     CHIEF FINANCIAL OFFICER

                                                                         ANNEX B

                                     [LOGO]

                                                               December 12, 1999

Board of Directors
USWeb Corporation
410 Townsend Street
San Francisco, California 94107

Members of the Board:

We understand that USWeb Corporation ("USWeb"), Whittman-Hart, Inc. ("Whittman-Hart"), and Merger Sub ("Merger Sub"), a wholly-owned subsidiary of Whittman-Hart, propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated December 12, 1999 (the "Merger Agreement") which provides, among other things, for the merger (the "Merger") of Merger Sub with and into USWeb. Pursuant to the Merger, USWeb will become a wholly-owned subsidiary of Whittman-Hart and each outstanding share of common stock, par value $0.001 per share (the "USWeb Common Stock"), of USWeb, other than shares held in treasury or held by Whittman-Hart or any affiliate of Whittman-Hart or USWeb or as to which dissenters' rights have been perfected, will be converted into the right to receive 0.865 shares (the "Exchange Ratio") of common stock, par value $0.001 per share, of Whittman-Hart (the "Whittman-Hart Common Stock"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of common stock of USWeb.

For purposes of the opinion set forth herein, we have:

    (i) reviewed certain publicly available financial statements and other information of Whittman-Hart and USWeb;

    (ii) reviewed certain internal financial statements and other financial and operating data concerning Whittman-Hart and USWeb prepared by the managements of Whittman-Hart and USWeb, respectively;

   (iii) discussed the past and current operations and financial condition and the prospects of Whittman-Hart, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Whittman-Hart;

    (iv) discussed the past and current operations and financial condition and the prospects of USWeb, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of USWeb;

    (v) reviewed the pro forma impact of the Merger on the earnings per share of Whittman-Hart;

    (vi) reviewed the reported prices and trading activity for the Whittman-Hart Common Stock and USWeb Common Stock;

   (vii) compared the financial performance of Whittman-Hart and USWeb and the prices and trading activity of the Whittman-Hart Common Stock and USWeb Common Stock with that of certain other publicly-traded companies and their securities;


  (viii) analyzed the contribution of revenues and earnings from USWeb and Whittman-Hart to the combined company;


    (ix) reviewed and discussed with the senior managements of Whittman-Hart and USWeb their strategic rationales for the Merger;

                                                                          [LOGO]

Board of Directors
December 12, 1999
Page 2

    (x) participated in discussions and negotiations among representatives of Whittman-Hart and USWeb and their financial and legal advisors;

    (xi) reviewed the draft Merger Agreement and certain related agreements; and

   (xii) performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the internal financial statements and other financial and operating data, and discussions relating to the strategic, financial and operational benefits anticipated from the Merger provided by Whittman-Hart and USWeb, we have assumed that they have, in each case, been reasonably prepared on bases reflecting the best currently available estimates and judgments of the prospects of Whittman-Hart and USWeb. We have relied upon the assessment by the managements of Whittman-Hart and USWeb of their ability to retain key employees of Whittman-Hart and USWeb. We have also relied upon, without independent verification, the assessment by the managements of Whittman-Hart and USWeb of:
(i) the strategic and other benefits expected to result from the Merger;
(ii) the timing and risks associated with the integration of Whittman-Hart and USWeb; and (iii) the validity of, and risks associated with, Whittman-Hart's and USWeb's existing and future technologies, services or business models. We have not made any independent valuation or appraisal of the assets or liabilities or technology of Whittman-Hart and USWeb, nor have we been furnished with any such appraisals. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement including that the Merger shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986 (as amended). Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We have acted as financial advisor to the Board of Directors of USWeb in connection with this transaction and will receive a fee for our services. In the ordinary course of our business we may actively trade the securities of USWeb and Whittman-Hart for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of USWeb, except that this opinion may be included in its entirety in any filing made by USWeb with the Securities and Exchange Commission in respect of the transaction. In addition, this opinion does not in any manner address the prices at which the USWeb Common Stock and the Whittman-Hart Common Stock will actually trade at any time and we express no recommendation or opinion as to how the holders of USWeb Common Stock should vote at the stockholders' meeting held in connection with the Merger.

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of common stock of USWeb.

                                          Very truly yours,

                                                       MORGAN STANLEY & CO. INCORPORATED

                                                       By:              /s/ MARK S. MENELL
                                                            -----------------------------------------
                                                                          Mark S. Menell
                                                                            PRINCIPAL

                                                                         ANNEX C

[LOGO]                                         [LOGO]

December 12, 1999

Board of Directors
Whittman-Hart, Inc.
311 S. Wacker Drive
Suite 3500
Chicago, Illinois 60606-6618

Members of the Board:

You have asked us to advise you with respect to the fairness to Whittman-Hart, Inc. ("Whittman-Hart") from a financial point of view of the Exchange Ratio (as defined below) set forth in the Agreement and Plan of Merger, dated as of December 12, 1999 (the "Merger Agreement"), by and among Whittman-Hart, Whittman-Hart Sub, Inc., a wholly owned subsidiary of Whittman-Hart ("Merger Sub"), and USWeb Corporation ("USWeb"). The Merger Agreement provides for, among other things, the merger (the "Merger") of Merger Sub with and into USWeb pursuant to which each outstanding share of the common stock, par value $0.001 per share, of USWeb will be converted into the right to receive 0.865 (the "Exchange Ratio") of a share of the common stock, par value $0.001 per share ("Whittman-Hart Common Stock"), of Whittman-Hart.

In arriving at our opinion, we have reviewed the Merger Agreement and certain publicly available business and financial information relating to Whittman-Hart and USWeb. We have also reviewed certain other information relating to Whittman-Hart and USWeb, including financial forecasts, provided to or discussed with us by Whittman-Hart and USWeb, and have met with the managements of Whittman-Hart and USWeb to discuss the businesses and prospects of Whittman-Hart and USWeb, including the ability to integrate the businesses of Whittman-Hart and USWeb. We have also considered certain financial and stock market data of Whittman-Hart and USWeb, and we have compared those data with similar data for other publicly held companies in businesses similar to those of Whittman-Hart and USWeb, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.


In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the financial information relating to Whittman-Hart and USWeb, we have been advised, and have assumed, that such information represents reasonable estimates and judgments as to the future financial performance of Whittman-Hart and USWeb. You also have informed us, and we have assumed, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. In addition, we have not been requested to make, and have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Whittman-Hart or USWeb, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon information available to us, and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to the actual value of the Whittman-Hart Common Stock when issued pursuant to the Merger or the price at which the Whittman-Hart Common Stock will trade subsequent to the Merger.

[LOGO]                                         [LOGO]

Board of Directors
Whittman-Hart, Inc.
December 12, 1999
Page 2

We have acted as financial advisor to Whittman-Hart in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee upon delivery of this opinion. Credit Suisse First Boston and its affiliates have in the past provided financial services to Whittman-Hart and USWeb unrelated to the Merger, for which we have received compensation. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the equity securities of both Whittman-Hart and USWeb for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of Whittman-Hart in connection with its evaluation of the Merger, does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to any matter relating to the Merger, and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent, except that this letter may be attached in its entirety as an exhibit to any registration statement, prospectus or proxy statement relating to the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to Whittman-Hart from a financial point of view.

Very truly yours,


CREDIT SUISSE FIRST BOSTON CORPORATION

                                                                         ANNEX D

                             STOCKHOLDER AGREEMENT

    THIS STOCKHOLDER AGREEMENT (the "Stockholder Agreement"), dated
December 12, 1999, is by and between Whittman-Hart, Inc., a Delaware corporation ("Parent"), and the undersigned stockholder ("Stockholder") of USWeb Corporation, a Delaware corporation (the "Company").

                                    RECITALS

    A. WHEREAS, concurrent with the execution of this Stockholder Agreement, Parent, the Company and Merger Sub, a Delaware corporation and a wholly owned subsidiary of Parent, have entered into an Agreement and Plan of Merger, dated of even date herewith (as amended from time to time, the "Merger Agreement"), pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and as a direct wholly owned subsidiary of Parent (the "Merger").

    B. WHEREAS, the Stockholder owns shares, par value $0.001 per share, of common stock of the Company (the "Shares") in the amounts set forth opposite the Stockholder's name and signature on the signature page hereof.

    C. WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent desires that the Stockholder agree, and the Stockholder is willing to agree, to enter into this Stockholder Agreement.

    NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

    1. CERTAIN DEFINITIONS. In addition to the terms defined elsewhere herein, capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement. For purposes of this Stockholder
Agreement:

    (a) "Affiliate" means, as to any specified Person, (i) any stockholder, equity holder, officer, or director of such Person and their family members or
(ii) any other Person which, directly or indirectly, controls, is controlled by, employed by or is under common control with, any of the foregoing. For the purposes of this definition, "control" means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

    (b) "Beneficially Own" or "Beneficial Ownership" with respect to any securities means having "beneficial ownership" of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" as within the meanings of
Section 13(d)(3) of the Exchange Act.

    (c) "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization or government or any agency or political subdivision thereof.

    2. DISCLOSURE. The Stockholder hereby agrees to permit the Company and Parent to publish and disclose in the S-4 Registration Statement and the Proxy Statement/Prospectus (including all documents and schedules filed with the SEC), and any press release or other disclosure document which Parent reasonably determines to be necessary or desirable in connection with the Merger and any transactions related thereto, the Stockholder's identity and ownership of the Shares and the nature of the Stockholder's commitments, arrangements and understandings under this Stockholder Agreement.

    3. VOTING OF THE COMPANY STOCK. The Stockholder hereby agrees that, during the period commencing on the date hereof and continuing until the first to occur of (a) the Effective Time or (b) the termination of the Merger Agreement in accordance with its terms (the "Termination Date"), at any meeting of the holders of the Shares, however called, or in connection with any written consent of the holders of the Shares, he shall vote (or cause to be voted) the Shares held of record or Beneficially Owned by the Stockholder, whether heretofore owned or hereafter acquired: (i) in favor of approval of the Merger Agreement and any actions required in furtherance thereof and hereof, (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty, or any other obligation or agreement, of the Company under the Merger Agreement or the Stockholder under this Stockholder Agreement (after giving effect to any materiality or similar qualifications contained therein) and (iii) except as otherwise agreed to in writing in advance by Parent, against the following actions (other than the Merger and the transactions contemplated by this Stockholder Agreement and the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company, (B) a sale, lease or transfer of a material amount of assets of the Company, or a reorganization, recapitalization, dissolution or liquidation of the Company;
(C)(1) any change in a majority of the individuals who constitute the Company's Board of Directors; (2) any change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or By-Laws;
(3) any material change in the Company's corporation structure or business; or
(4) any other action which, in the case of each of the matters referred to in clauses (C)(1), (2) or (3), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially and adversely affect the Merger and the transactions contemplated by this Stockholder Agreement and the Merger Agreement. The Stockholder agrees that he will not enter into any agreement or understanding with any Person the effect of which would be inconsistent with or violative of any provision contained in this Section 3. Notwithstanding the foregoing, nothing in this Section 3 shall require the Stockholder to exercise any options with respect to Company Shares.

    4. GRANT OF PROXY; APPOINTMENT OF PROXY. (a) The Stockholder hereby irrevocably grants to, and appoints, the Board of Directors of Parent, the Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote the Stockholder's Shares, or grant a consent or approval in respect of such Shares as set forth in
Section 3 hereof. The Stockholder shall have no claim against such proxy and attorney-in-fact, for any action taken, decision made or instruction given by such proxy and attorney-in-fact in accordance with this Stockholder Agreement.

    (b) The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such irrevocable proxy. The Stockholder hereby affirms that the irrevocable proxy set forth in this
Section 4 is given to secure the performance of the duties of the Stockholder under this Stockholder Agreement. The Stockholder hereby affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. The Stockholder hereby ratifies and confirms that such irrevocable proxy may lawfully do or cause to be done by virtue hereof.

    5. COVENANTS, REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER. The Stockholder hereby represents and warrants to, and agrees with, Parent as follows:

    (a) OWNERSHIP OF SHARES. The Stockholder is the sole record and Beneficial Owner of the number of Shares opposite the Stockholder's name on the signature page hereof. On the date hereof, the Shares set forth opposite the Stockholder's name on the signature page hereof constitute all of the Shares owned of record or Beneficially Owned by the Stockholder or to which the Stockholder has voting power by proxy, voting agreement, voting trust or other similar instrument. The Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 3 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Stockholder Agreement, in each case with respect to all of the Shares set forth opposite the Stockholder's name on the signature page hereof, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws, and the terms of this Stockholder Agreement.

    (b) AUTHORIZATION. The Stockholder has the legal capacity, power and authority to enter into and perform all of the Stockholder's obligations under this Stockholder Agreement. The execution, delivery and performance of this Stockholder Agreement by the Stockholder will not violate any other agreement to which the Stockholder is a party including, without limitation, any voting agreement, stockholders agreement, voting trust, trust or similar agreement. This Stockholder Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding agreement enforceable against the Stockholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholder is a trustee whose consent is required for the execution and delivery of this Stockholder Agreement or the consummation by the Stockholder of the transactions contemplated hereby. If the Stockholder is married and the Stockholder's Shares constitute community property, this Stockholder Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder's spouse, enforceable against such person is accordance with its terms.

    (c) NO CONFLICTS. No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Stockholder Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Stockholder Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall
(A) conflict with or result in any breach of the organizational documents of the Stockholder (if applicable), (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Stockholder is a party or by which the Stockholder or any of its properties or assets may be bound, or (C) violate any order, writ injunction, decree, judgment, order, statute, rule or regulation applicable to the Stockholder or any of its properties or assets.

    (d) NO ENCUMBRANCES. Except as applicable in connection with the transactions contemplated by Section 3 and 4 hereof, the Stockholder's Shares at all times during the term hereof will be Beneficially Owned by the Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever.

    (e) NO SOLICITATION. The Stockholder agrees not to take any action inconsistent with or in violation of Section 6.2 of the Merger Agreement.


    (f) RESTRICTION ON TRANSFER, PROXIES AND NON-INTERFERENCE. The Stockholder shall not, directly or indirectly (i) except as [with respect to 400,000 Shares owned by the Stockholder or]* contemplated by the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Stockholder's Shares or any interest therein, (ii) except as contemplated by this Stockholder Agreement, grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to the Shares, or
(iii) take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing the Stockholder's obligations under this Stockholder Agreement.


------------------------

*   Bracketed language appears only in the Stockholder Agreement of Mark D.
    Kvamme.

    (g) RELIANCE BY PARENT. The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Stockholder Agreement.

    6.  STOP TRANSFER LEGEND.

    (a) The Stockholder agrees and covenants to Parent that the Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Stockholder's Shares, unless such transfer is made in compliance with this Stockholder Agreement.

    (b) Without limiting the covenants set forth in paragraph (a) above, in the event of a stock dividend or distribution, or any change in Shares by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, other than pursuant to the Merger, the term "Shares" shall be deemed to refer to and include the Shares into which or for which any or all of the Shares may be changed or exchanged and appropriate adjustments shall be made to the terms and provisions of this Stockholder Agreement.

    7. FURTHER ASSURANCES. From time to time, at Parent's request and without further consideration, the Stockholder shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Stockholder Agreement.

    8. STOCKHOLDER CAPACITY. If the Stockholder is or becomes during the term hereof a director or an officer of the Company, the Stockholder makes no agreement or understanding herein in his capacity as such director or officer. The Stockholder signs solely in his capacity as the record and Beneficial Owner of the Stockholder's Shares.

    9. TERMINATION. Except as otherwise provided herein, the covenants and agreements contained herein with respect to the Shares shall terminate upon the earlier of (a) the Termination Date or (b) the Effective Time.

    10.  MISCELLANEOUS.

    (a) ENTIRE AGREEMENT. This Stockholder Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

    (b) CERTAIN EVENTS. Subject to Section 6(f) hereof, the Stockholder agrees that this Stockholder Agreement and the obligations hereunder shall attach to the Stockholder's Shares and shall be binding upon any Person to which legal or Beneficial Ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation, the Stockholder's heirs, guardians, administrators or successors. Notwithstanding any such transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Stockholder Agreement; [provided, however, that the 400,000 shares that are freely transferable by Stockholder pursuant to Section 5(f) hereof shall, if transferred by Stockholder, be transferred and held by transferee free and clear of any obligations under this Stockholder Agreement.]

    (c) ASSIGNMENT. This Stockholder Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other party hereto, provided that Parent may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

------------------------

* Bracketed language appears only in the Stockholder Agreement of Mark D.
Kvamme.

    (d) AMENDMENT AND MODIFICATION. This Stockholder Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

    (e) NOTICES. Any notice or other communication required or which may be given hereunder shall be in writing and delivered (i) personally, (ii) via telecopy, (iii) via overnight courier (providing proof of delivery) or (iv) via registered or certified mail (return receipt requested). Such notice shall be deemed to be given, dated and received (i) when so delivered personally, via telecopy upon confirmation, or via overnight courier upon actual delivery or
(ii) five days after the date of mailing, if mailed by registered or certified mail. Any notice pursuant to this section shall be delivered as follows:

    If to the Stockholder to the address set forth for the Stockholder on the signature page to this Stockholder Agreement.

    If to Parent:

       Whittman-Hart, Inc.
       311 South Wacker Drive, Suite 3500
       Chicago, Illinois 60606
       Attn:  Chief Executive Officer

    with a copy to:

       Katten Muchin Zavis
       525 West Monroe Street
       Chicago, Illinois 60661
       Attn:  Matthew S. Brown, Esq.

    (f) SEVERABILITY. Whenever possible, each provision or portion of any provision of this Stockholder Agreement will be interpreted in such a manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Stockholder Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision of this Stockholder Agreement in such jurisdiction, and this Stockholder Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

    (g) SPECIFIC PERFORMANCE. The parties hereto agree recognize and acknowledge that a breach by it of any covenants or agreements contained in this Stockholder Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

    (h) REMEDIES CUMULATIVE. All rights, powers and remedies provided under this Stockholder Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such rights, powers or remedies by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

    (i) NO WAIVER. The failure of any party hereto to exercise any right, power or remedy provided under this Stockholder Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, will not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

    (j) NO THIRD PARTY BENEFICIARIES. This Stockholder Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

    (k) GOVERNING LAW. This Stockholder Agreement will be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

    (l) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY ACTION, SUIT OR PROCEEDING IN CONNECTION WITH THIS STOCKHOLDER AGREEMENT.

    (m) DESCRIPTION HEADINGS. The description headings used herein are for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Stockholder Agreement.

    (n) COUNTERPARTS. This Stockholder Agreement may be executed in counterparts, each of which will be considered one and the same Stockholder Agreement and will become effective when such counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    (o) RECOVERY OF ATTORNEY'S FEES. In the event of any litigation between the parties relating to this Stockholder Agreement, the prevailing party shall be entitled to recover its reasonable attorney's fees and costs (including court costs) from the non-prevailing party, provided that if both parties prevail in part, the reasonable attorney's fees and costs shall be awarded by the court in such a manner as it deems equitable to reflect the relative amounts and merits of the parties' claims.

                            [SIGNATURE PAGE FOLLOWS]

    IN WITNESS WHEREOF, Parent and the Stockholder have caused this Stockholder Agreement to be duly executed as of the day and year first above written.

                                                       PARENT:

                                                       By:
                                                              --------------------------------------

                                                       Name:
                                                       --------------------------------------------

                                                       Title:
                                                       ---------------------------------------------

                                                       STOCKHOLDER:

                                                       By:
                                                              --------------------------------------

                                                       Name:
                                                       --------------------------------------------
                                                       Number of Existing Shares:
                                                       ---------------------------------------------
                                                       Address:
                                                       ---------------------------------------------
                                                       ---------------------------------------------

                                                                         ANNEX E

                             STOCKHOLDER AGREEMENT

    THIS STOCKHOLDER AGREEMENT (the "Stockholder Agreement"), dated
December 12, 1999, is by and between USWeb Corporation, a Delaware corporation (the "Company"), and the undersigned stockholder ("Stockholder") of Whittman-Hart, Inc., a Delaware corporation ("Parent").

                                    RECITALS

    A. WHEREAS, concurrent with the execution of this Stockholder Agreement, Parent, the Company and Merger Sub, a Delaware corporation and a wholly owned subsidiary of Parent, have entered into an Agreement and Plan of Merger, dated of even date herewith (as amended from time to time, the "Merger Agreement"), pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and as a direct wholly owned subsidiary of Parent (the "Merger").

    B. WHEREAS, the Stockholder owns shares, par value $0.001 per share, of common stock of Parent (the "Shares") in the amounts set forth opposite the Stockholder's name and signature on the signature page hereof.

    C. WHEREAS, as an inducement and a condition to entering into the Merger Agreement, the Company desires that the Stockholder agree, and the Stockholder is willing to agree, to enter into this Stockholder Agreement.

    NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

    1. CERTAIN DEFINITIONS. In addition to the terms defined elsewhere herein, capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement. For purposes of this Stockholder
Agreement:

    (a) "Affiliate" means, as to any specified Person, (i) any stockholder, equity holder, officer, or director of such Person and their family members or
(ii) any other Person which, directly or indirectly, controls, is controlled by, employed by or is under common control with, any of the foregoing. For the purposes of this definition, "control" means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

    (b) "Beneficially Own" or "Beneficial Ownership" with respect to any securities means having "beneficial ownership" of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" as within the meanings of
Section 13(d)(3) of the Exchange Act.

    (c) "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization or government or any agency or political subdivision thereof.

    2. DISCLOSURE. The Stockholder hereby agrees to permit the Company and Parent to publish and disclose in the S-4 Registration Statement and the Proxy Statement/Prospectus (including all documents and schedules filed with the SEC), and any press release or other disclosure document which Parent reasonably determines to be necessary or desirable in connection with the Merger and any transactions related thereto, the Stockholder's identity and ownership of the Shares and the nature of the Stockholder's commitments, arrangements and understandings under this Stockholder Agreement.

    3. VOTING OF PARENT STOCK. The Stockholder hereby agrees that, during the period commencing on the date hereof and continuing until the first to occur of
(a) the Effective Time or (b) the termination of the Merger Agreement in accordance with its terms (the "Termination Date"), at any meeting of the holders of the Shares, however called, or in connection with any written consent of the holders of the Shares, he shall vote (or cause to be voted) the Shares held of record or Beneficially Owned by the Stockholder, whether heretofore owned or hereafter acquired: (i) in favor of approval of the Merger Agreement and any actions required in furtherance thereof and hereof, including the amendment of Parent's Certificate of Incorporation to increase the number of authorized shares to allow for issuance of Shares by virtue of the Merger,
(ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty, or any other obligation or agreement, of Parent under the Merger Agreement or the Stockholder under this Stockholder Agreement (after giving effect to any materiality or similar qualifications contained therein) and (iii) except as otherwise agreed to in writing in advance by the Company, against the following actions (other than the Merger and the transactions contemplated by this Stockholder Agreement and the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Parent, (B) a sale, lease or transfer of a material amount of assets of Parent, or a reorganization, recapitalization, dissolution or liquidation of Parent;
(C)(1) any change in a majority of the individuals who constitute Parent's Board of Directors; (2) any change in the present capitalization of Parent or any amendment of Parent's Certificate of Incorporation or By-Laws; (3) any material change in Parent's corporation structure or business; or (4) any other action which, in the case of each of the matters referred to in clauses (C)(1), (2) or
(3), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially and adversely affect the Merger and the transactions contemplated by this Stockholder Agreement and the Merger Agreement. The Stockholder agrees that he will not enter into any agreement or understanding with any Person the effect of which would be inconsistent with or violative of any provision contained in this Section 3. Notwithstanding the foregoing, nothing in this Section 3 shall require the Stockholder to exercise any options with respect to Parent Shares.

    4. GRANT OF PROXY; APPOINTMENT OF PROXY. (a) The Stockholder hereby irrevocably grants to, and appoints, the Board of Directors of the Company, the Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote the Stockholder's Shares, or grant a consent or approval in respect of such Shares as set forth in
Section 3 hereof. The Stockholder shall have no claim against such proxy and attorney-in-fact, for any action taken, decision made or instruction given by such proxy and attorney-in-fact in accordance with this Stockholder Agreement.

    (b) The Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon such irrevocable proxy. The Stockholder hereby affirms that the irrevocable proxy set forth in this
Section 4 is given to secure the performance of the duties of the Stockholder under this Stockholder Agreement. The Stockholder hereby affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. The Stockholder hereby ratifies and confirms that such irrevocable proxy may lawfully do or cause to be done by virtue hereof.

    5. COVENANTS, REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER. The Stockholder hereby represents and warrants to, and agrees with, the Company as follows:

    (a) OWNERSHIP OF SHARES. The Stockholder is the sole record and Beneficial Owner of the number of Shares opposite the Stockholder's name on the signature page hereof. On the date hereof, the Shares set forth opposite the Stockholder's name on the signature page hereof constitute all of the Shares owned of record or Beneficially Owned by the Stockholder or to which the Stockholder has voting power by proxy, voting agreement, voting trust or other similar instrument. The Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 3 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Stockholder Agreement, in each case with respect to all of the Shares set forth opposite the Stockholder's name on the signature page hereof, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws, and the terms of this Stockholder Agreement.

    (b) AUTHORIZATION. The Stockholder has the legal capacity, power and authority to enter into and perform all of the Stockholder's obligations under this Stockholder Agreement. The execution, delivery and performance of this Stockholder Agreement by the Stockholder will not violate any other agreement to which the Stockholder is a party including, without limitation, any voting agreement, stockholders agreement, voting trust, trust or similar agreement. This Stockholder Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding agreement enforceable against the Stockholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholder is a trustee whose consent is required for the execution and delivery of this Stockholder Agreement or the consummation by the Stockholder of the transactions contemplated hereby. If the Stockholder is married and the Stockholder's Shares constitute community property, this Stockholder Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder's spouse, enforceable against such person is accordance with its terms.

    (c) NO CONFLICTS. No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Stockholder Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Stockholder Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall
(A) conflict with or result in any breach of the organizational documents of the Stockholder (if applicable), (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Stockholder is a party or by which the Stockholder or any of its properties or assets may be bound, or (C) violate any order, writ injunction, decree, judgment, order, statute, rule or regulation applicable to the Stockholder or any of its properties or assets.

    (d) NO ENCUMBRANCES. Except as applicable in connection with the transactions contemplated by Section 3 and 4 hereof, the Stockholder's Shares at all times during the term hereof will be Beneficially Owned by the Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever.

    (e) NO SOLICITATION. The Stockholder agrees not to take any action inconsistent with or in violation of Section 6.2 of the Merger Agreement.

    (f) RESTRICTION ON TRANSFER, PROXIES AND NON-INTERFERENCE. The Stockholder shall not, directly or indirectly (i) except as contemplated by the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Stockholder's Shares or any interest therein, (ii) except as contemplated by this Stockholder Agreement, grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to the Shares, or (iii) take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing the Stockholder's obligations under this Stockholder Agreement.

    (g) RELIANCE BY THE COMPANY. The Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Stockholder Agreement.

    6.  STOP TRANSFER LEGEND.

    (a) The Stockholder agrees and covenants to the Company that the Stockholder shall not request that Parent register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Stockholder's Shares, unless such transfer is made in compliance with this Stockholder Agreement.

    (b) Without limiting the covenants set forth in paragraph (a) above, in the event of a stock dividend or distribution, or any change in Shares by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, other than pursuant to the Merger, the term "Shares" shall be deemed to refer to and include the Shares into which or for which any or all of the Shares may be changed or exchanged and appropriate adjustments shall be made to the terms and provisions of this Stockholder Agreement.

    7. FURTHER ASSURANCES. From time to time, at the Company's request and without further consideration, the Stockholder shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Stockholder Agreement.

    8. STOCKHOLDER CAPACITY. If the Stockholder is or becomes during the term hereof a director or an officer of Parent, the Stockholder makes no agreement or understanding herein in his capacity as such director or officer. The Stockholder signs solely in his capacity as the record and Beneficial Owner of the Stockholder's Shares.

    9. TERMINATION. Except as otherwise provided herein, the covenants and agreements contained herein with respect to the Shares shall terminate upon the earlier of (a) the Termination Date or (b) the Effective Time.

    10.  MISCELLANEOUS.

    (a) ENTIRE AGREEMENT. This Stockholder Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

    (b) CERTAIN EVENTS. Subject to Section 5(f) hereof, the Stockholder agrees that this Stockholder Agreement and the obligations hereunder shall attach to the Stockholder's Shares and shall be binding upon any Person to which legal or Beneficial Ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation, the Stockholder's heirs, guardians, administrators or successors. Notwithstanding any such transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Stockholder Agreement.

    (c) ASSIGNMENT. This Stockholder Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other party hereto, provided that the Company may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of the Company, but no such assignment shall relieve the Company of its obligations hereunder if such assignee does not perform such obligations.

    (d) AMENDMENT AND MODIFICATION. This Stockholder Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

    (e) NOTICES. Any notice or other communication required or which may be given hereunder shall be in writing and delivered (i) personally, (ii) via telecopy, (iii) via overnight courier (providing proof of delivery) or (iv) via registered or certified mail (return receipt requested). Such notice shall be deemed to be given, dated and received (i) when so delivered personally, via telecopy upon confirmation, or via overnight courier upon actual delivery or
(ii) [five] days after the date of mailing, if mailed by registered or certified mail. Any notice pursuant to this section shall be delivered as follows:

    If to the Stockholder to the address set forth for the Stockholder on the signature page to this Stockholder Agreement.

    If to the Company:

    USWeb Corporation
    410 Townsend Street
    San Francisco, CA 94107
    Attn:  Chief Executive Officer

    with a copy to:

    Wilson Sonsini Goodrich & Rosati
    650 Page Mill Road
    Palo Alto, CA 94304
    Attn:  Mark E. Bonham, Esq.
        Steve L. Camahort, Esq.

    (f) SEVERABILITY. Whenever possible, each provision or portion of any provision of this Stockholder Agreement will be interpreted in such a manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Stockholder Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision of this Stockholder Agreement in such jurisdiction, and this Stockholder Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

    (g) SPECIFIC PERFORMANCE. The parties hereto agree recognize and acknowledge that a breach by it of any covenants or agreements contained in this Stockholder Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

    (h) REMEDIES CUMULATIVE. All rights, powers and remedies provided under this Stockholder Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such rights, powers or remedies by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

    (i) NO WAIVER. The failure of any party hereto to exercise any right, power or remedy provided under this Stockholder Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, will not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

    (j) NO THIRD PARTY BENEFICIARIES. This Merger Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

    (k) GOVERNING LAW. This Stockholder Agreement will be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

    (l) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY ACTION, SUIT OR PROCEEDING IN CONNECTION WITH THIS STOCKHOLDER AGREEMENT.

    (m) DESCRIPTION HEADINGS. The description headings used herein are for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Stockholder Agreement.

    (n) COUNTERPARTS. This Merger Agreement may be executed in counterparts, each of which will be considered one and the same Stockholder Agreement and will become effective when such counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    (o) RECOVERY OF ATTORNEY'S FEES. In the event of any litigation between the parties relating to this Stockholder Agreement, the prevailing party shall be entitled to recover its reasonable attorney's fees and costs (including court costs) from the non-prevailing party, provided that if both parties prevail in part, the reasonable attorney's fees and costs shall be awarded by the court in such a manner as it deems equitable to reflect the relative amounts and merits of the parties' claims.

                            [SIGNATURE PAGE FOLLOWS]

    IN WITNESS WHEREOF, the Company and the Stockholder have caused this Stockholder Agreement to be duly executed as of the day and year first above written.

                                                       COMPANY:

                                                       By:  /s/ CAROLYN AVER
                                                            -----------------------------------------
                                                            Name: Carolyn Aver
                                                            Title: Chief Financial Officer

                                                       STOCKHOLDER:

                                                       By:            /s/ ROBERT F. BERNARD
                                                            -----------------------------------------

                                                       Name: Robert F. Bernard
                                                       Number of Existing Shares: 12,647,222
                                                       Address: 311 South Wacker Drive #3500
                                                               Chicago, Illinois 60606

                                                                         ANNEX F

                           WHITTMAN-HART CORPORATION
                           1995 INCENTIVE STOCK PLAN



    1. PURPOSE. The WHITTMAN-HART CORPORATION 1995 Incentive Stock Plan (the "Plan") is intended to provide incentives which will attract and retain highly competent persons as officers and employees of WHITTMAN-HART CORPORATION and its subsidiaries (the "Company"), by providing them opportunities to acquire shares of Common Stock of the Company ("Common Shares") or to receive monetary payments based on the value of such shares pursuant to the Awards described herein.


    2. ADMINISTRATION. The Plan will be administered by the Stock Option Committee (the "Committe") appointed by the Board of Directors of the Company from among its members PROVIDED, HOWEVER, that as long as Common Shares are registered under the Securities Exchange Act of 1934, members of the Committee must qualify as disinterested persons within the meaning of Securities and Exchange Commission Regulation Section240.16b-3. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any Awards granted hereunder as it deems necessary or advisable. All determinations and interpretations made by the Committee shall be binding and conclusive on all participants and their legal representatives. No member of the Board, no member of the Committee and no employee of the Company shall be liable for any act or failure to act hereunder, by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated or, except in circumstances involving his bad faith, gross negligence or fraud, for any act or failure to act by the member or employee.

    3. PARTICIPANTS. Participants will consist of such officers and employees of the company, as the Committee in its sole discretion determines to be significantly responsible for the success and future growth and profitability of the Company and whom the Committee may designate from time to time to receive Awards under the Plan. Designation of a participant in any year shall not require the Committee to designate such person to receive an Award in any other year or, once designated, to receive the same type or amount of Awards as granted to the participant in any year. The Committee shall consider such factors as it deems pertinent in selecting participants and in determining the type and amount of their respective Awards. The maximum number of Common Shares which may be awarded to any participant in any year during the term of the Plan is 100,000 shares.

    4. TYPES OF AWARDS. Awards under the Plan may be granted in any one or a combination of (a) Stock Options, (b) Stock Appreciation Rights, (c) Stock Awards, (d) Performance Shares, and (e) Performance Units, all as described below (collectively "Awards").

    5. SHARES RESERVED UNDER THE PLAN. There is hereby reserved for issuance under the Plan an aggregate of twenty four million (24,000,000) Common Shares, which may be authorized but unissued shares. Any shares subject to any form of Award hereunder may thereafter be subject to new Awards under this Plan if there is a lapse, expiration or termination of any such Awards prior to issuance of the shares or the payment of the equivalent or if shares are issued under such Stock Options or Stock Appreciation Rights or as Stock Awards, and thereafter are reacquired by the Company pursuant to rights reserved by the Company upon issuance thereof.

    6. STOCK OPTIONS. Stock Options will consist of awards from the Company, in the form of agreements, which will enable the holder to purchase a specific number of Common Shares, at set terms and at a fixed purchase price. Stock Options may be "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code ("Incentive Stock Options") or Stock Options which do not constitute Incentive Stock Options ("Nonqualified Stock Options"). The Committee will have the authority to grant to any participant one or more Incentive Stock Options, Nonqualified Stock Options, or both types of Stock Options (in each case with or without Stock Appreciation Rights). Each Stock Option shall be subject to such terms and conditions consistent with the Plan as the Committee may impose from time to time, subject to the following limitations:

        (a) EXERCISE PRICE. Each Stock Option granted hereunder shall have such per-share exercise price as the Committee may determine at the date of grant provided, however, that the per-share exercise price for Incentive Stock Options shall not be less than 100% of the Fair Market Value of the Common Shares on the date the option is granted and provided further that the per-share exercise price for Nonqualified Stock Options shall not be less than 85% of the Fair Market Value of the Common Shares on the date the option is granted.

        (b) PAYMENT OF EXERCISE PRICE. The option exercise price may be paid by check or, in the discretion of the Committee, by the delivery (or certification of ownership) of Common Shares of the Company then owned by the participant; provided, however, that option agreements may provide that payment of the exercise price by delivery of Common Shares of the Company then owned by the participant may be made only if such payment does not result in a charge to earnings for financial accounting purposes as determined by the Committee. In the discretion of the Committee, if Common Shares are readily tradeable on a national securities exchange or other market system at the time of option exercise, payment may also be made by delivering a properly executed exercise notice to the Company together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the exercise price. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms.

        (c) EXERCISE PERIOD. Stock Options granted under the Plan shall be exercisable at such times and subject to such terms and conditions as shall be determined by the Committee. In addition, Nonqualified Stock Options shall not be exercisable later than fifteen (15) years after the date they are granted and Incentive Stock Options shall not be exercisable later than ten (10) years after the date they are granted. All Stock Options shall terminate at such earlier times and upon such conditions or circumstances as the Committee shall in its discretion set forth in such option at the date of grant.

        (d) LIMITATIONS ON INCENTIVE STOCK OPTIONS. Incentive Stock Options may be granted only to participants who are employees of the Company or one of its subsidiaries (within the meaning of Section 424(f) of the Internal Revenue Code) at the date of grant. The aggregate Fair Market Value (determined as of the time of the option is granted) of the Common Shares with respect to which Incentive Stock Options are exercisable for the first time by a participant during any calendar year (under all option plans of the Company) shall not exceed $100,000. Incentive Stock Options may not be granted to any participant who, at the time of grant, owns stock possessing (after the application of the attribution rules of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company, unless the option price is fixed at not less than 110% of the Fair Market Value of the Common Shares on the date of grant and the exercise of such option is prohibited by its terms after the expiration of five (5) years from the date of grant of such option.

        (e) REDESIGNATION AS NONQUALIFIED STOCK OPTIONS. Options designated as "incentive stock options" that fail to continue to meet the requirements of
    Section 422 of the Internal Revenue Code shall be redesignated as nonqualified options for Federal income tax purposes automatically without further action by the Committee on the date of such failure to continue to meet the requirements of Section 422 of the Code.

        (f) LIMITATION OF RIGHTS IN SHARES. The recipient of a Stock Option shall not be deemed for any purpose to be a shareholder of the Company with respect to any of the shares subject thereto except to the extent that the Stock Option shall have been exercised and, in addition, a certificate shall have been issued and delivered to the participant.

        (g) INDIVIDUAL LIMITATION ON NUMBER OF SHARES. The number of shares subject to Stock Options which may be granted during any calendar year to any one participant shall not exceed One Hundred Thousand (100,000) shares.

    7. STOCK APPRECIATION RIGHTS. The Committee may, in its discretion, grant Stock Appreciation Rights to the holders of any Stock Options granted hereunder. In addition, Stock Appreciation Rights may be granted independently of and without relation to options. The number of shares subject to Stock Appreciation Rights which may be granted during any calendar year to any one participant shall not exceed Twenty One Thousand (21,000) shares. Each Stock Appreciation Right shall be subject to such terms and conditions consistent with the Plan as the Committee shall impose from time to time, including the following:

        (a) A Stock Appreciation Right relating to a Nonqualified Stock Option may be made part of such option at the time of its grant or at any time thereafter up to six months prior to its expiration, and a Stock Appreciation Right relating to an Incentive Stock Option may be made part of such option only at the time of its grant.

        (b) Each Stock Appreciation Right will entitle the holder to elect to receive the appreciation in the Fair Market Value of the shares subject thereto up to the date the right is exercised. In the case of a right issued in relation to a Stock Option, such appreciation shall be measured from not less than the option price and in the case of a right issued independently of any Stock Option, such appreciation shall be measured from not less than 85% of the Fair Market Value of the Common Shares on the date the right is granted. Payment of such appreciation shall be made in cash or in Common Shares, or a combination thereof, as set forth in the award, but no Stock Appreciation Right shall entitle the holder to receive, upon exercise thereof, more than the number of Common Shares (or cash of equal value) with respect to which the right is granted.

        (c) Each Stock Appreciation Right will be exercisable at the times and to the extent set forth therein, but no Stock Appreciation Right may be exercisable earlier than six months after the date it was granted or later than the earlier of (i) the term of the related option, if any, or
    (ii) fifteen years after it was granted. Exercise of a Stock Appreciation Right shall reduce the number of shares issuable under the Plan (and the related option, if any) by the number of shares with respect to which the right is exercised.

    8. STOCK AWARDS. Stock Awards will consist of Common Shares transferred to participants for a consideration equal to the Fair Market Value per share, at a discount from Fair Market Value, or without other payment therefor as additional compensation for services rendered to the Company. Stock Awards shall be subject to such terms and conditions as the Committee determines appropriate, including, without limitation, restrictions on the sale or other disposition of such shares and rights of the Company to reacquire such shares for no consideration upon termination of the participant's employment within specified periods. The Committee may require the participant to deliver a duly signed stock power, endorsed in blank, relating to the Common Shares covered by any Stock Award. The Committee may also require that the stock certificates evidencing such shares be held in custody until the restrictions thereon shall have lapsed. Subject to the restrictions set forth in any such Stock Award, the participant shall have, with respect to the Common Shares subject to a Stock Award, all of the rights of a holder of Common Shares of the Company, including the right to receive dividends and to vote the shares.

    9.  PERFORMANCE SHARES

        (a) Performance Shares may be awarded either alone or in addition to other Awards granted under this Plan and shall consist of the right to receive Common Shares or cash of an equivalent value at the end of a specified Performance Period. The Committee shall determine the participants to whom and the time or times at which Performance Shares shall be awarded, the number of Performance Shares to be awarded to any person, the duration of the period (the "Performance

    Period") during which, and the conditions under which, receipt of the Common Shares will be deferred, and the other terms and conditions of the Award in addition to those set forth in this Section 9. The Committee may condition the grant of Performance Shares upon the attainment of specified performance goals or such other factors or criteria as the Committee shall determine.

        (b) Performance Shares awarded pursuant to this Section 9 shall be subject to the following terms and conditions:

           (i) Unless otherwise determined by the Committee at the time of the grant a Performance Share Award, with respect to the Common Shares subject to a Performance Share Award, the participant shall not have any of the rights of a holder of Common Shares of the Company, including the right to receive dividends or to vote the shares.

           (ii) Subject to the provisions of the Performance Share Award and this Plan, at the expiration of the Performance Period, share certificates and/or cash of an equivalent value (as the Committee may determine) shall be delivered to the participant, or his or her legal representative, in a number equal to the vested shares covered by the Performance Share Award.

          (iii) Subject to the applicable provisions of the Performance Share Award and this Plan, upon termination of a participant's employment with the Company for any reason during the specified Performance Period, the participant's Performance Shares will vest or be forfeited in accordance with the terms and conditions established by the Committee.

    10.  PERFORMANCE UNITS.

        (a) Performance Units may be awarded either alone or in addition to other Awards granted under this Plan and shall consist of the right to receive a fixed dollar amount, payable in cash or Common Shares or a combination of both. The Committee shall determine the participants to whom and the time or times at which Performance Units shall be awarded, the number of Performance Units to be awarded to any person, the duration of the period (the "Performance Cycle") during which, and the conditions under which, a participant's right to Performance Units will be vested, the ability of participants to defer the receipt of payment of such Performance Units, and the other terms and conditions of the Award in addition to those set forth in Section 10. The Committee may condition the vesting of Performance Units upon the attainment of specified performance goals or such other factors or criteria as the Committee shall determine.

        (b) The Performance Units awarded pursuant to this Section 10 shall be subject to the following terms and conditions:

           (i) At the expiration of the Performance Cycle, the Committee shall determine the extent to which the performance goals have been achieved, and the percentage of the Performance Units of each participant that have vested.

           (ii) Subject to the applicable provisions of the Performance Unit Award and this Plan, at the expiration of the Performance Cycle, cash and/or share certificates of an equivalent value (as the Committee may determine) shall be delivered to the participant, or his or her legal representative, in payment of the vested Performance Units covered by the Performance Unit Award.

          (iii) Subject to the applicable provisions of the Performance Unit Award and this Plan, upon termination of a participant's employment with the Company for any reason during the Performance Cycle for a given Performance Unit Award, the Performance Units in question will vest or be forfeited in accordance with the terms and conditions established by the Committee.

    11.  ADJUSTMENT PROVISIONS.

        (a) If the Company shall at any time change the number of issued Common Shares without new consideration to the Company (such as by stock dividend, stock split, recapitalization, reorganization, exchange or shares, liquidation, combination or other change in corporate structure affecting the Common Shares) or make a distribution of cash or property which has a substantial impact on the value of issued Common Shares, the total number of shares available for Awards under this Plan shall be appropriately adjusted and the number of shares covered by each outstanding Award and the reference price or Fair Market Value for each outstanding Award shall be adjusted so that the net value of such Award shall not be changed.

        (b) In the case of any sale of assets, merger, consolidation, combination or other corporate reorganization or restructuring of the Company with or into another corporation which results in the outstanding Common Shares being converted into or exchanged for different securities, cash or other property, or any combination thereof (an "Acquisition"), subject to the provisions of this Plan and any limitation applicable to the
    Award:

           (i) any participant to whom a Stock Option has been granted shall have the right thereafter and during the term of the Stock Option, to receive upon exercise thereof the Acquisition Consideration (as defined below) receivable upon the Acquisition by a holder of the number of Common Shares which might have been obtained upon exercise of the Stock Option or portion thereof, as the case may be, immediately prior to the Acquisition;

           (ii) any participant to whom a Stock Appreciation Right has been granted shall have the right thereafter and during the term of such right to receive upon exercise therof the difference on the exercise date between the aggregate Fair Market Value of the Acquisition Consideration receivable upon such acquisition by a holder of the number of Common Shares which are covered by such right and the aggregate reference price of such right; and

          (iii) any participant to whom Performance Shares or Performance Units have been awarded shall have the right thereafter and during the term of the Award, upon fulfillment of the terms of the Award, to receive on the date or dates set forth in the Award, the Acquisition Consideration receivable upon the Acquisition by a holder of the number of Common Share which are covered by the Award.

        The term "Acquisition Consideration" shall mean the kind and amount of securities, cash or other property or any combination thereof receivable in respect of one Common Share upon consummation of an Acquisition.

        (c) Notwithstanding any other provision of this Plan, the Committee may authorize the issuance, continuation or assumption of Awards or provide for other equitable adjustments after changes in the Common Shares resulting from any other merger, consolidation, sale of assets, acquisition of property or stock, recapitalization, reorganization or similar occurrence upon such terms and conditions as it may deem equitable and appropriate.

        (d) In the event that another corporation or business entity is being acquired by the Company, and the Company assumes outstanding employee stock options and/or stock appreciation rights and/ or the obligation to make future grants of options or rights to employees of the acquired entity, the aggregate number of Common Shares available for Awards under this Plan shall be increased accordingly.

    12.  NONTRANSFERABILITY.


        (a) Each Award granted under the Plan to a participant shall not be transferable by him otherwise than by law or by will or the laws of descent and distribution, and shall be exercisable, during his lifetime, only by him. In the event of the death of a participant while the participant is rendering services to the Company, each Stock Option or Stock Appreciation Right theretofore granted to him shall be exercisable during such period after his death as the Committee shall in its discretion set forth in such option or right at the date of grant (but not beyond the stated duration of the option or right) and then only:


           (i) By the executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant's rights under the Stock Option or Stock Appreciation Right shall pass by will or the laws of descent and distribution; and

           (ii) To the extent that the deceased participant was entitled to do so at the date of his death.

        (b) Notwithstanding Section 12(a), in the discretion of the Committee, Awards granted hereunder may be transferred to members of the participant's immediate family (which for purposes of this Plan shall be limited to the participant's children, grandchildren and spouse), or to one or more trusts for the benefit of such family members or partnerships in which such family members and/or trusts are the only partners, but only if the Award expressly so provides.

    13. OTHER PROVISIONS. Awards under the Plan may also be subject to such other provisions (whether or not applicable to any other Awards under the Plan) as the Committee determines appropriate, including without limitation, provisions for the installment purchase of Common Shares under Stock Options, provisions for the installment exercise of Stock Appreciation Rights, provisions to assist the participant in financing the acquisition of Common Shares, provisions for the forfeiture of, or restrictions on resale or other disposition of Shares acquired under any form of Award, provisions for the acceleration of exercisability or vesting of Awards in the event of a change of control of the Company, provisions for the payment of the value of Awards to participants in the event of a change of control of the Company, provisions for the forfeiture of, or provisions to comply with Federal and state securities laws, or understandings or conditions as to the participant's employment in addition to those specifically provided for under the Plan.

    14. FAIR MARKET VALUE. For purposes of this Plan and any Awards hereunder, the Fair Market Value of Common Shares shall be the mean between the highest and lowest sale prices for the Company's Common Shares as reported on the NASDAQ National Market System (or such other consolidated transaction reporting system on which such Common Shares are primarily traded) on the date of calculation (or on the next preceding trading date if Common Shares were not traded on the date of calculation), provided, however, that if the Company's Common Shares are not at any time readily tradeable on a national securities exchange or other market system, Fair Market Value shall mean the amount determined in good faith by the Committee as the fair market value of the Common Shares of the Company.

    15. WITHHOLDING. All payments or distributions made pursuant to the Plan shall be net of any amounts required to be withheld pursuant to applicable federal, state and local income and/or employment tax withholding requirements. If the Company proposes or is required to distribute Common Shares pursuant to the Plan, it may require the recipient to remit to it an amount sufficient to satisfy such tax withholding requirements prior to the delivery of any certificates for such Common Shares. The Committee may, in its discretion and subject to such rules as it may adopt, permit an optionee or award or right holder to pay all or a portion of the federal, state and local withholding taxes arising in connection with (a) the exercise of a Nonqualified Stock Option or a Stock Appreciation Right, (b) the receipt or vesting of Stock Awards, or
(c) the receipt of Common Shares upon the expiration of the Performance Period or the Performance Cycle, respectively, with respect to any performance Shares or Performance Units, by electing to have the Company withhold Common Shares having a Fair Market Value equal to the amount of taxes required to be withheld.

    16. TENURE. A participant's right, if any, to continue to serve the Company as an officer, employee, or otherwise, shall not be enlarged or otherwise affected by his designation as a participant under the Plan, nor shall this Plan in any way interfere with the right of the Company, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the participant from the rate in existence at the time of the grant of an Award.

    17. DURATION, AMENDMENT AND TERMINATION. No Award shall be granted after July 1, 2005; provided, however, that the terms and conditions applicable to any Award granted prior to such date may thereafter be amended or modified by mutual agreement between the Company and the participant or such other persons as may then have an interest therein. Also, by mutual agreement between the Company and a participant, under this Plan or under any other present or future plan of the Company, Awards may be granted to such participant in substitution and exchange for, an in cancellation of, any Awards previously granted such participant under this Plan, or any other present or future plan of the Company. The Board of Directors may amend the Plan from time to time or terminate the Plan at any time. However, no action authorized by this Section 17 shall reduce the amount of any existing Award or change the terms and conditions thereof without the participant's consent. No amendment of the Plan shall, without approval of the shareholders of the Company, (i) result in any member of the Committee losing his or her status as a disinterested person under Securities and Exchange Commission Regulation Section240.16b-3; or (ii) result in the Plan losing its status as a protected plan under the Securities and Exchange Commission
Rule 16b-3.

    18. GOVERNING LAW. This Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Illinois (regardless of the law that might otherwise govern under applicable Illinois principles of conflict of laws).

    19. APPROVAL. The Plan was adopted by the Board of Directors and the shareholders of the Company on December 29, 1995.